UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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NISOURCE INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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NiSource Inc.

801 E. 86th Avenue — Merrillville, IN 46410 — (877) 647-5990

NOTICE OF ANNUAL MEETING

April 7, 2015

To the Holders of Common Stock of NiSource Inc.:

The annual meeting of the stockholders (the “Annual Meeting”) of NiSource Inc., a Delaware corporation (the “Company”), will be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, IL 60018 on Tuesday, May 12, 2015, at 10:00 a.m., local time, for the following purposes:

(1)	To elect eleven directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed;

(2)	To approve executive compensation on an advisory basis;

(3)	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the year 2015;

(4)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to give stockholders the power to request special meetings of the stockholders;

(5)	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to reduce the minimum number of Company directors from nine to seven;

(6)	To re-approve the Company’s 2010 Omnibus Incentive Plan pursuant to Section 162(m) of the Internal Revenue Code;

(7)	To approve an amendment to the Company’s Employee Stock Purchase Plan to increase the maximum number of shares available under the plan;

(8)	To consider a stockholder proposal regarding reports on political contributions, if properly presented; and

(9)	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

All persons who were stockholders of record at the close of business on March 16, 2015 will be entitled to vote at the Annual Meeting and any adjournment thereof.

Please act promptly to vote your shares with respect to the proposals described above. You may vote your shares by marking, signing, dating and mailing the enclosed proxy card. You may also vote by telephone or through the Internet by following the instructions set forth on the proxy card. If you attend the Annual Meeting, you may be able to vote your shares in person, even if you have previously submitted a proxy. See the section “Voting in Person” for specific instructions on voting your shares.

If you plan to attend the Annual Meeting, please so indicate in the space provided on the proxy card or respond when prompted on the telephone or through the Internet.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET OR BY PROMPTLY

MARKING, DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD.

Robert E. Smith

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on May 12, 2015

The Proxy Statement and 2014 Annual Report to Stockholders

are available at http://ir.nisource.com/annuals.cfm

PROXY STATEMENT	1
Who May Vote	1
Voting Your Proxy	1
Discretionary Voting by Brokers, Banks and Other Stockholders of Record	1
Voting in Person	2
Revoking Your Proxy	2
Quorum for the Meeting	2
PROPOSAL 1 — ELECTION OF DIRECTORS	2
CORPORATE GOVERNANCE	9
Director Independence	9
Policies and Procedures with Respect to Transactions with Related Persons	9
Executive Sessions of Non-Management Directors	9
Communications with the Board and Non-Management Directors	10
Code of Business Conduct	10
Corporate Governance Guidelines	10
Board Leadership Structure and Risk Oversight	10
Meetings and Committees of the Board	11
DIRECTOR COMPENSATION	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	17
EXECUTIVE COMPENSATION	20
COMPENSATION DISCUSSION AND ANALYSIS	20
2014 Accomplishments	20
Executive Compensation Highlights	20
Overview of Our 2014 Executive Compensation Program	21
Our Executive Compensation Philosophy	22
Principal Elements of Our Compensation Program	22
Other Compensation and Benefits	24
Our Executive Compensation Process	25
ONC Committee Actions Related to 2014 Compensation	27
Changes to Our Executive Compensation Program in 2015	33
OFFICER NOMINATION AND COMPENSATION COMMITTEE REPORT	34
ASSESSMENT OF RISK	35
COMPENSATION OF EXECUTIVE OFFICERS	35
EQUITY COMPENSATION PLAN INFORMATION	49
PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION	49
PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS	50
AUDIT COMMITTEE REPORT	51
INDEPENDENT AUDITOR FEES	51
PROPOSAL 4 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO GIVE STOCKHOLDERS THE POWER TO REQUEST SPECIAL MEETINGS OF THE STOCKHOLDERS	52
PROPOSAL 5 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE MINIMUM NUMBER OF DIRECTORS OF THE COMPANY FROM NINE TO SEVEN	53

PROXY STATEMENT

The accompanying proxy is solicited on behalf of the Board of Directors of NiSource Inc. (the “Board”) for the 2015 annual meeting of the stockholders (the “Annual Meeting”) to be held at the Hyatt Rosemont, 6350 North River Road, Rosemont, IL 60018 on Tuesday, May 12, 2015 at 10:00 a.m., local time. The common stock, $.01 par value per share, of the Company represented by the proxy will be voted as directed. If you return a signed proxy card without indicating how you want to vote your shares, the shares represented by the accompanying proxy will be voted as recommended by the Board “FOR” all of the nominees for director; “FOR” advisory approval of the compensation of the Company’s Named Executive Officers; “FOR” the ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accountants for 2015; “FOR” both of the proposed amendments to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”); “FOR” the re-approval of the Company’s 2010 Omnibus Incentive Plan (the “Omnibus Plan”); “FOR” the proposed amendment to the Company’s Employee Stock Purchase Plan; and “AGAINST” the stockholder proposal regarding reports on political contributions.

This Proxy Statement and the accompanying proxy card are first being sent to stockholders on April 7, 2015. We will bear the expense of this mail solicitation, which may be supplemented by telephone, facsimile, e-mail and personal solicitation by our officers, employees and agents. To aid in the solicitation of proxies, we have retained D.F. King for a fee of approximately $9,500, plus reimbursement of expenses. We will also request brokerage houses and other nominees and fiduciaries to forward proxy materials, at our expense, to the beneficial owners of stock held on March 16, 2015, the record date for voting.

We use the terms “NiSource,” the “Company,” “we,” “our” and “us” in this proxy statement to refer to NiSource Inc.

Who May Vote

Holders of shares of common stock as of the close of business on March 16, 2015 are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of March 16, 2015, 317,257,855 shares of common stock were issued and outstanding. Each share of common stock outstanding on that date is entitled to one vote on each matter presented at the Annual Meeting.

Voting Your Proxy

If you are a “stockholder of record” (that is, if your shares of common stock are registered directly in your name on the Company’s records), you may vote your shares by proxy using any of the following methods:

•	Telephoning the toll-free number listed on the proxy card;

•	Using the Internet website listed on the proxy card; or

•	Marking, dating, signing and returning the enclosed proxy card.

All votes must be received by the proxy tabulator by 11:59 p.m. Eastern Time on May 11, 2015.

If your shares are held in a brokerage account or by a bank or other stockholder of record (herein referred to as a “Broker”), you are considered a “beneficial owner” of shares held in “street name.” As a beneficial owner, you will receive proxy materials and voting instructions from the stockholder of record that holds your shares. You must follow the voting instructions in order to have your shares of common stock voted.

Discretionary Voting by Brokers, Banks and Other Stockholders of Record

If your shares are held in street name and you do not provide the Broker with instructions as to how to vote such shares, your Broker will only be able to vote your shares at its discretion on certain “routine” matters as permitted by New York Stock Exchange (“NYSE”) rules. The proposal to ratify the appointment of our independent registered public accountants is considered a routine matter. At this meeting, Brokers will only have discretionary authority to vote your shares with regard to the ratification of the appointment of Deloitte as our independent registered public accountants for 2015. Brokers will not have discretionary authority to vote your shares with respect to the election of directors, the advisory approval of executive compensation, either of the proposed amendments to our Certificate of Incorporation, the re-approval of the Omnibus Plan, the proposed amendment to our Employee Stock Purchase Plan, or the stockholder proposal. Therefore, it is important that you instruct your Broker or other nominee how to vote your shares.

If you hold your shares in our 401(k) Plan (“401(k) Plan”) administered by Fidelity Management Trust Company (“Fidelity”), you should instruct Fidelity how to vote your shares by one of the methods discussed in this Proxy Statement. If you do not instruct the 401(k) Plan how to vote your shares by completing and returning the proxy card or by using the telephone or Internet, or if you sign the proxy card with no further instructions as to how to vote your shares, the 401(k) Plan provides for Fidelity to vote your shares in the same proportion as the shares for which it receives instructions from all other participants, to the extent permitted under applicable law.

Voting in Person

You also may come to the Annual Meeting and vote your shares in person by obtaining and submitting a ballot that will be available at the meeting. However, if your shares are held in street name by a Broker, then, in order to be able to vote at the meeting, you must obtain an executed proxy from the Broker indicating that you were the beneficial owner of the shares on March 16, 2015, the record date for voting, and that the Broker is giving you its proxy to vote the shares.

If your shares are held in the 401(k) Plan, you will not be able to vote your shares at the meeting. In order to vote your shares you must provide instructions to Fidelity either by returning your proxy card or by voting via the telephone or internet no later than 11:59 p.m. Eastern Time on May 11, 2015.

Votes cast in person or represented by proxy at the meeting will be tabulated by the inspectors of election.

If you plan to attend the Annual Meeting, please so indicate when you vote, so that we may send you an admission ticket and make the necessary arrangements. Stockholders who plan to attend the meeting must present picture identification along with an admission ticket or evidence of beneficial ownership.

Revoking Your Proxy

You may revoke your proxy at any time before a vote is taken or the authority granted is otherwise exercised. To revoke a proxy, you may send to the Company’s Corporate Secretary a letter (which must be received before a vote is taken) indicating that you want to revoke your proxy or you can supersede your initial proxy by submitting a duly executed proxy bearing a later date, voting by telephone or through the Internet on a later date, or attending the meeting and voting in person. Attending the Annual Meeting will not in and of itself revoke a proxy.

Quorum for the Meeting

A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of common stock, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. The inspectors of election appointed for the Annual Meeting will determine whether or not a quorum is present. The inspectors of election will treat abstentions and broker non-votes as present and entitled to vote for purposes of determining the presence of a quorum. A broker non-vote occurs when a Broker holding shares for a beneficial owner does not have discretionary authority to vote the shares and has not received instructions from the beneficial owner as to how the beneficial owner would like the shares to be voted.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the recommendation of the Corporate Governance Committee, the Board has nominated the persons listed below to serve as directors, each for a one-year term, beginning at the Annual Meeting on May 12, 2015 and running until the 2016 annual meeting of the Company’s stockholders (the “2016 Annual Meeting”). The nominees include ten independent directors, as defined in the applicable rules of the NYSE, and our President and Chief Executive Officer (“CEO”). The Board does not anticipate that any of the nominees will be unable to serve, but if any nominee is unable to serve, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

All of the nominees currently serve on the Board.

The Company has announced plans to separate its natural gas pipeline and related businesses into a stand-alone publicly traded company, Columbia Pipeline Group, Inc. (“CPG, Inc.”). If the planned separation of CPG, Inc. from the Company (the “Separation”) occurs in mid-2015, we expect that six of the Company’s directors — Sigmund L. Cornelius, Marty R. Kittrell, W. Lee Nutter, Deborah S. Parker, Robert C. Skaggs and Teresa A. Taylor — are expected to resign from the Company’s Board and will become directors of CPG, Inc. The other five Company directors — Richard A. Abdoo, Aristides S. Candris, Michael E. Jesanis, Richard L. Thompson and Carolyn Y. Woo — will continue to serve on the Company’s Board until the 2016 Annual Meeting. In addition, in connection with the Separation, Joseph Hamrock is expected to become CEO of the Company and to be named to the Company’s Board. Mr. Hamrock is currently Executive Vice President and Group CEO of the Company’s gas distribution business unit and one of the Company’s Named Executive Officers for 2014. Mr. Hamrock is not a nominee for director at the Annual Meeting.

The following chart gives information about all nominees (each of whom has consented to being named in the proxy statement and to serving if elected). The dates shown for service as a director include service as a director of the Company and its corporate predecessor.

Vote Required

In order to be elected, a nominee must receive more votes cast in favor of his or her election than against election. Abstentions by those present or represented by proxy and broker non-votes will not be voted with respect to the election of directors and therefore will have no effect on the outcome.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since
Directors Expected to Remain on the Board Following the Separation:

Richard A. Abdoo, 71	2008

Since May 2004, Mr. Abdoo has been President of R.A. Abdoo & Co. LLC, Milwaukee, Wisconsin, an environmental and energy consulting firm. Prior thereto, Mr. Abdoo was Chairman and CEO of Wisconsin Energy Corporation from 1991 until his retirement in April 2004. He also served as President of Wisconsin Energy Corporation from 1991 to April 2003. Mr. Abdoo is also a director of A.K. Steel Corporation and ZBB Energy Corp.

By virtue of his former positions as Chairman and CEO of a large electric and gas utility holding company, as well as his current positions as director of one other energy-related company and a steel maker that is a major user of energy, Mr. Abdoo has extraordinary expertise and experience with the issues facing the energy industry in general and public utilities in particular. As a former CEO, Mr. Abdoo has deep understanding about the issues facing executive management of a major corporation. Mr. Abdoo’s credentials as a registered professional engineer in several states allow him to offer a unique technical perspective on certain issues under consideration by the Board. As a long-time champion of humanitarian and social causes, including on behalf of the Lebanese-American community, Mr. Abdoo brings expertise and understanding with respect to social issues confronting the Company. His commitment to and work on behalf of social causes earned him the Ellis Island Medal of Honor, presented to Americans of diverse origins for their outstanding contributions to their own ethnic groups and to American society.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since
Aristides S. Candris, 63	2012

Dr. Candris was President and CEO of Westinghouse Electric Company (“Westinghouse”), Pittsburgh, Pennsylvania, a unit of Tokyo-based Toshiba Corp., from July 2008 until his retirement on March 31, 2012. During his 36 years of service at Westinghouse, Dr. Candris served in various positions, including Senior Vice President, Nuclear Fuel from September 2006 to July 2008. Dr. Candris was also on the board of Westinghouse until October 1, 2012 and is a director of Kurion, Inc.

Dr. Candris is a nuclear scientist and engineer, and has significant experience gained through leading a global nuclear power company. His knowledge of the electric industry gives him significant insight on the issues impacting the electric utility industry. His experience managing highly technical engineering operations is valuable as we build and maintain facilities to address increasing environmental regulations and make long-term strategic decisions on electric power generation. His technical and management skills are helpful as we build and modernize both our transmission and distribution systems. Dr. Candris’ experience developing customer focused programs and attaining excellence in business processes and behaviors is insightful as we better meet the increasing expectations of customers and regulators. He serves on the Boards of Carnegie Mellon University and Transylvania University. He also serves on the Board of Directors for The Hellenic Initiative.

Michael E. Jesanis, 58	2008

Since July 2013, Mr. Jesanis has been a co-founder and Managing Director of HotZero, LLC, a firm formed to develop hot water district energy systems in New Hampshire. Mr. Jesanis has also, since November 2007, been a principal with Serrafix, Boston, Massachusetts, a firm providing energy efficiency consulting and implementation services, principally to municipalities. Mr. Jesanis also serves as an advisor to several startups in energy related fields. From July 2004 through December 2006, Mr. Jesanis was President and CEO of National Grid USA, a natural gas and electric utility, and a subsidiary of National Grid plc, of which Mr. Jesanis was also an Executive Director. Prior to that, Mr. Jesanis was Chief Operating Officer of National Grid USA from January 2001 to July 2004. Mr. Jesanis also is a director of Ameresco, Inc.

By virtue of his former positions as President and CEO, Chief Operating Officer and, prior thereto, Chief Financial Officer (“CFO”) of a major electric and gas utility holding company, as well as his current role with an energy efficiency consulting firm, Mr. Jesanis has extraordinarily broad and deep experience with regulated utilities. He has strong financial acumen and extensive managerial experience, having led modernization efforts in the areas of operating infrastructure improvements, customer service enhancements and management-team development. Mr. Jesanis also demonstrates a commitment to education as the former chair of the board of a college and a current trustee (and past chair of the audit committee) of a university. As a result of his former senior managerial roles and his non-profit board service, Mr. Jesanis also has particular expertise with board governance issues.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since
Richard L. Thompson, 75	2004

Independent Chairman of the Board since May 2013. Prior to his retirement in 2004, Mr. Thompson was Group President, Caterpillar Inc., Peoria, Illinois, a leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Thompson also is lead director of Lennox International, Inc. He was also on the board of Gardner Denver Inc. from November 1998 to July 2013.

In his prior role as Group President of a large, publicly traded manufacturing company, Mr. Thompson had responsibility for its gas turbine and reciprocating engine business, as well as research and development activities. By virtue of this and prior positions, Mr. Thompson possesses significant experience in energy issues generally and gas turbine electric power generation and natural gas pipeline compression in particular. He is a graduate electrical engineer with experience in electrical transmission system design and generation system planning. This experience provides Mr. Thompson a valuable understanding of technical issues faced by the Company.

Carolyn Y. Woo, 60	1998

Since January 2012, Dr. Woo has been President and CEO of Catholic Relief Services, the international humanitarian agency of the Catholic community in the United States. Prior thereto, Dr. Woo was Martin J. Gillen Dean and Ray and Milann Siegfried Professor of Entrepreneurial Studies, Mendoza College of Business, University of Notre Dame, Notre Dame, Indiana. Dr. Woo is also a director of AON Corporation.

Dr. Woo’s current position as President and CEO of an international organization provides her with knowledge and experience in managing a large organization. Her experience as the dean of a major business school and her experience as a professor of entrepreneurship provided her a deep understanding of business principles and extensive expertise with management and strategic planning issues. Through her current and previous service on the boards of directors, audit committees and compensation committees of a number of public companies, including a global reinsurance and risk management consulting company, a pharmaceutical distribution company, an international automotive manufacturer and a financial institution, Dr. Woo has developed an excellent understanding of corporate governance, internal control, financial and strategic analysis and risk management issues. Dr. Woo is a leader in the areas of corporate social responsibility and sustainability, which adds an important perspective to the Company. She is also a current and past board member of several non-profit organizations, including an international relief organization, a global business school accreditation organization, leadership development organizations and an educational organization. This commitment to social and educational organizations provides Dr. Woo with an additional important perspective on the various community and social issues confronting the Company in the various communities that the Company serves.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since
Directors Expected to Resign from the Board in Connection with the Separation:

Sigmund L. Cornelius, 60	2011

Since April 1, 2014, Mr. Cornelius has been President and Chief Operating Officer of Freeport LNG, LLC. From October 2008 to October 2010, Mr. Cornelius served as Senior Vice President, Finance and CFO of ConocoPhillips, Houston, Texas, an integrated energy company, before retiring at the end of 2010. During his 30-year tenure at ConocoPhillips, Mr. Cornelius served in various positions, including Senior Vice President, Planning, Strategy and Corporate Affairs from September 2007 to October 2008; Regional President, Exploration & Production-Lower 48 from 2006 to September 2007; and President, Global Gas from 2004 to 2006. Mr. Cornelius served on the board of DCP Midstream L.P. from 2007 to 2008 and is also a director of USEC, Inc., Carbo Ceramics Inc., Western Refining, Inc. and Parallel Energy Inc.

Mr. Cornelius has significant experience in the oil and natural gas industry, which enables him to provide valuable insight on issues impacting our pipeline business. He also has significant experience in exploration, production as well as the midstream business, which is valuable to us as we expand our presence in the Utica and Marcellus Shale gas plays. In addition, as the former CFO of a public company, he has extensive experience and skills in the areas of corporate finance, accounting, strategic planning and risk oversight.

Marty R. Kittrell, 58	2007

In February 2011, Mr. Kittrell retired as Executive Vice President & CFO of Dresser, Inc. (“Dresser”), Addison, Texas, after serving in that capacity since December 2007. Dresser, a worldwide leader in providing highly engineered products for the global energy industry, was acquired by General Electric Company in February 2011. Prior to joining Dresser, Mr. Kittrell was Executive Vice President and CFO of Andrew Corporation from October 2003 to December 2007. Mr. Kittrell is also a director of On Assignment, Inc.

Mr. Kittrell brings to the Board over 25 years of experience as a CFO, having served in that role at several public companies. As a result of this experience, he has significant expertise with financial reporting issues facing the Company, including Securities and Exchange Commission reporting, and Sarbanes-Oxley internal control design and implementation. His position with a company that supplies infrastructure products to the energy industry gives Mr. Kittrell a particular familiarity with the issues facing the Company’s gas transmission and storage and gas distribution businesses. Mr. Kittrell also has extensive experience with mergers and acquisitions and capital markets transactions. He formerly practiced accounting with a national accounting firm and is an active member of the American Institute of CPAs, the National Association of Corporate Directors, and Financial Executives International. Mr. Kittrell also serves on the Executive Committee and as Chair of the Finance and Real Estate Committee of Lipscomb University.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since
W. Lee Nutter, 71	2007

Prior to his retirement in 2007, Mr. Nutter was Chairman, President and CEO of Rayonier, Inc., Jacksonville, Florida, a leading supplier of high performance specialty cellulose fibers and owner of timberlands and other higher value land holdings. Mr. Nutter was a director of Rayonier, Inc. from 1996 to 2009. He is also a director of Republic Services Inc. and the non-executive Chairman of J.M. Huber Corporation. He is also a member of the Advisory Board at the University of Washington Foster School of Business.

Mr. Nutter’s former positions as Chairman and CEO of a forest products company, and his current positions as director of one company engaged in waste management and another involved in the forest products and energy industries, give him a particular familiarity with the issues involved in managing natural resources. These issues include compliance with environmental laws and exercising responsible environmental stewardship. Mr. Nutter also has an extensive background and familiarity in human resource and compensation issues, which complements well his service as chair of the Company’s Officer Nomination and Compensation Committee. In addition, as a former CEO, Mr. Nutter understands how to address the complex issues facing major corporations.

Deborah S. Parker, 62	2007

Ms. Parker retired as Senior Vice President, Quality and Environmental, Health and Safety of Alstom Power, a business segment of Alstom, in August 2014, after serving in that capacity since April 2011. Alstom Power, a global leader in power generation located in Zurich, Switzerland, has agreed to be acquired by General Electric Company. From April 2008 until April 2011, Ms. Parker was President and CEO of International Business Solutions, Inc. (“IBS”), Washington, D.C., a provider of strategic planning and consulting services to profit and not-for-profit organizations. Before joining IBS, Ms. Parker was Executive Vice President and Chief Operations Officer of the National Urban League from July 2007 through April 2008. Prior thereto, Ms. Parker served in numerous operating positions, including Vice President of Global Quality at Ford Motor Company. During her tenure at Ford Motor Company, Ms. Parker also served as CEO and Group Managing Director at Ford Motor Company of Southern Africa (Pty) Ltd. from September 2001 to December 2004.

Ms. Parker brings a unique combination of community development and industrial management experience to the Board. As a Senior Vice President of Quality, Environmental, Health and Safety of a global power generation firm, she brings knowledge and understanding of operations, health and safety issues that are valuable to us as we execute on our commitment to increase our investment in environmental projects and focus on safety. As a former CEO of a consulting firm and Chief Operating Officer of a national civil rights organization dedicated to economic empowerment of historically underserved urban communities, Ms. Parker brings expertise and understanding with respect to the social and economic issues confronting the Company and the communities it serves. As a result of her 23-year career at a global manufacturing company, Ms. Parker has extensive experience managing industrial operations, including turning around several struggling business units, finding innovative solutions to management and union issues, implementing quality control initiatives and rationalizing manufacturing and inventory. This experience positions her well to provide valuable insights on the Company’s operations and processes, as well as on social issues confronting the Company.

Name, Age and Principal Occupations for Past Five Years and Directorships Held	Has Been a Director Since
Robert C. Skaggs, Jr., 60	2005

Chief Executive Officer of the Company since July 2005 and President of the Company since October 2004. Prior thereto, Mr. Skaggs served as Executive Vice President, Regulated Revenue from October 2003 to October 2004; President of Columbia Gas of Ohio, Inc. from February 1997 to October 2003; President of Columbia Gas of Kentucky, Inc. from January 1997 to October 2003; President of Bay State Gas Company and Northern Utilities from November 2000 to October 2003; and President of Columbia Gas of Virginia, Inc., Columbia Gas of Maryland, Inc. and Columbia Gas of Pennsylvania, Inc. from December 2001 to October 2003.

The Board believes it is important that the Company’s CEO serve on the Board. Mr. Skaggs has a unique understanding of the challenges and issues facing the Company. During his nearly 32 years with the Company, he has served in a variety of positions across the organization, including the legal and finance departments, President of a number of our gas distribution subsidiaries, and Executive Vice President, Regulated Revenue, where he was responsible for developing regulatory strategies and leading external relations across all of our energy distribution markets, as well as our interstate pipeline system. He also led regulated commercial activities, including large customer and marketer relations, energy supply services, as well as federal governmental relations. This wide and deep experience provides an incomparable knowledge of our operations, our markets and our people. Over the course of his career, Mr. Skaggs has been involved in a wide array of community-based organizations as well as a number of industry organizations, further providing him with a valuable perspective on the communities the Company serves and the issues facing our industry. He served as Chairman of the American Gas Association in 2010.

Teresa A. Taylor, 51	2012

Ms. Taylor is currently CEO of Blue Valley Advisors, LLC. Ms. Taylor served as Chief Operating Officer of Qwest Communications, Inc. (“Qwest”), Denver, Colorado, from August 2009 to April 2011. Prior thereto, she was Executive Vice President, Business Markets Group of Qwest from January 2008 to April 2009 and served as Executive Vice President and Chief Administrative Officer from December 2005 to January 2008. Ms. Taylor served in various positions with Qwest and the former US West since 1987. Ms. Taylor also is a director of T-Mobile USA, Inc. and First Interstate BancSystem, Inc.

In her position as Chief Operating Officer, Ms. Taylor was responsible for the daily operations of a publicly traded telecommunications company. In this role, she led a senior management team responsible for field support, technical development, sales, marketing, customer support and information technology systems. During her 24-year tenure with Qwest and US West, she held various leadership positions responsible for strategic planning and execution, sales, marketing, product development, human resources, corporate communications and social responsibility. Ms. Taylor is keenly aware of the technical and managerial skills necessary to operate a customer service company in a complex regulatory and competitive business environment. This experience will provide valuable insights to the Company as it operates in multiple regulatory environments and develops products and customer service programs to meet the expectations of our customers.

CORPORATE GOVERNANCE

Director Independence

Under our Corporate Governance Guidelines, a majority of the Board must be comprised of “independent directors.” In order to assist the Board in making its determination of director independence, the Board has adopted categorical standards of independence consistent with the standards contained in Section 303A.02(b) of the NYSE Corporate Governance Standards. The Board also has adopted an additional independence standard providing that a director who is an executive officer of a company that has made payments to or received payments from the Company for property or services within the last three years in excess of 1% of such other company’s consolidated gross revenues is not independent until three years after payments fall below that threshold. A copy of our Corporate Governance Guidelines is posted on our website at http://ir.nisource.com/governance.cfm.

The Board has affirmatively determined that, with the exception of Mr. Skaggs, all of the members of the Board and all nominees are “independent directors” as defined in Section 303A.02(b) of the NYSE Corporate Governance Standards and meet the additional standard for independence set by the Board.

Policies and Procedures with Respect to Transactions with Related Persons

We have established policies and procedures with respect to the review, approval and ratification of any transactions with related persons as set forth in the Audit Committee Charter and the Code of Business Conduct.

Under its Charter, the Audit Committee is charged with the review of reports and disclosures of insider and affiliated party transactions. Under the Code of Business Conduct, the following situations must be reviewed to determine if they involve a direct or indirect interest of any director, executive officer or employee (including immediate family members):

•

owning more than a 10% equity interest or a general partner interest in any entity that transacts business with the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•

selling anything to the Company or buying anything from the Company (including lending or leasing transactions, but excluding the receipt of utility service from the Company at tariff rates), if the total amount involved in such transactions may exceed $120,000;

•	consulting for or being employed by a competitor of the Company; and

•	being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member employed by the Company.

Related party transactions requiring review under the Code of Business Conduct are annually reviewed and, if appropriate, ratified by the Audit Committee. Directors, individuals subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”) and senior executive officers are expected to raise any potential transactions involving a conflict of interest that relates to them with the Audit Committee so that they may be reviewed in a prompt manner.

There were no transactions between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since January 1, 2014 of the type or amount required to be disclosed under the applicable Securities and Exchange Commission (“SEC”) rules.

Executive Sessions of Non-Management Directors

To promote open discussion among the non-management directors, the Board schedules regular executive sessions at meetings of the Board and each of its Committees. The non-management members met separately from management six times in 2014 in sessions at which the independent Chairman of the Board presided. All of the non-management members are “independent directors” as defined under the applicable NYSE and SEC rules.

Communications with the Board and Non-Management Directors

Stockholders and other interested persons may communicate any concerns they may have regarding the Company as follows:

•	Communications to the Board may be made to the Board generally, any director individually, the non-management directors as a group, or the Chairman of the Board, by writing to the following address:

NiSource Inc.

Attention: Board of Directors, or any Board member, or non-management directors, or Chairman of the Board

c/o Corporate Secretary

801 East 86th Avenue

Merrillville, Indiana 46410

•

The Audit Committee has approved procedures with respect to the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters. Communications regarding such matters may be made by contacting the Company’s Ethics and Compliance Officer at ethics@nisource.com, calling the business ethics hotline at 1-800-457-2814, or writing to:

NiSource Inc.

Attention: Director, Corporate Ethics

801 East 86th Avenue

Merrillville, Indiana 46410

Code of Business Conduct

The Company has adopted a Code of Business Conduct to promote (i) ethical behavior including the ethical handling of conflicts of interest, (ii) full, fair, accurate, timely and understandable financial disclosure, (iii) compliance with applicable laws, rules and regulations, (iv) accountability for adherence to our code and (v) prompt internal reporting of violations of our code. Our Code of Business Conduct satisfies applicable SEC and NYSE requirements and applies to all directors, officers (including our principal executive officer, principal financial officer, principal accounting officer and controller) as well as employees of the Company and its affiliates. A copy of our Code of Business Conduct is available on our website at http://ir.nisource.com/governance.cfm and also is available to any stockholder upon written request to our Corporate Secretary.

Any waiver of our Code of Business Conduct for any director, Section 16 Officer or senior executive may be made only by the Audit Committee of the Board and must be promptly disclosed to the extent and in the manner required by the SEC or the NYSE and posted on our website. No such waivers have been granted.

Corporate Governance Guidelines

The Corporate Governance Committee is responsible for annually reviewing and reassessing the Corporate Governance Guidelines and will submit any recommended changes to the Board for its approval. A copy of the Corporate Governance Guidelines can be found on our website at http://ir.nisource.com/governance.cfm and is also available to any stockholder upon written request to the Company’s Corporate Secretary.

Board Leadership Structure and Risk Oversight

Our Corporate Governance Guidelines state that the Company should remain free to configure leadership of the Board in the way that best serves the Company’s interests at the time and, accordingly, the Board has no fixed policy with respect to combining or separating the offices of Chairman and CEO. If the Chairman is not an independent director, an independent lead director will be chosen annually by the Corporate Governance Committee. The Chairman or, if the Chairman is not an independent director, the lead director will serve as chair of the Corporate Governance Committee and as the presiding director for purposes of the NYSE rules.

Since late 2006, the offices of Chairman and CEO of the Company have been held by different individuals, with the Chairman being an independent director. In deciding to separate the offices, the Board determined that having a director with a long tenure serve as Chairman would help ensure continuity and stability. At this time, the Board believes that the independent Chairman arrangement serves the Company well.

The Board takes an active role in monitoring and assessing the Company’s risks, which include risks associated with operations, credit, energy supply, financing, capital investments, and compensation policies and practices. The Board administers its oversight function through utilization of its various committees, as well as through a Risk Management Committee, consisting of members of our senior management, which is responsible for the risk management process. Senior management provides an annual report on our risks to the Board and to the Audit Committee. Additionally, the Audit Committee discusses with management and the independent auditor the effect of regulatory and accounting initiatives on the Company’s financial statements and is responsible for review and evaluation of the Company’s major risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee reviews and assesses the adequacy of the Company’s Risk Management Committee Charter annually and amends the charter as appropriate. In addition, the Finance Committee, Officer Nomination and Compensation (“ONC”) Committee and the Environmental, Safety and Sustainability (“ESS”) Committee are each charged with overseeing the risks associated with their respective areas of responsibility.

Meetings and Committees of the Board

The Board met fourteen times during 2014. Each director attended at least 93% of the total number of the Board meetings and the meetings of the committees of which he or she was a member. Pursuant to our Corporate Governance Guidelines, all directors are expected to attend the Annual Meeting. All incumbent directors attended the 2014 Annual Meeting of Stockholders.

The Board has established five standing committees to assist the Board in carrying out its duties: the Audit Committee, the Corporate Governance Committee, the ESS Committee, the Finance Committee, and the ONC Committee. The Board evaluates the structure and membership of its committees on an annual basis and appoints the independent members of the Board to serve on the committees and elects committee chairs following the Annual Meeting of Stockholders. The following tables show the composition of each Board committee during 2014. Mr. Skaggs does not serve on any committee but is invited to attend various committee meetings. Mr. Thompson who is Chairman of the Board, also serves as the Chair of the Corporate Governance Committee and is invited to attend all meetings of each of the standing committees.

Board Committee Composition

Director	Audit		Corporate Governance		ESS		Finance		ONC
Richard A. Abdoo			X				X	*	X
Aristides S. Candris	X		X		X
Sigmund L. Cornelius	X						X		X
Michael E. Jesanis	X				X	*			X
Marty R. Kittrell	X	*(F)			X		X
W. Lee Nutter			X				X		X	*
Deborah S. Parker	X				X		X
Teresa A. Taylor			X				X		X	*
Richard L. Thompson(1)			X	*
Carolyn Y. Woo			X		X				X

*	Committee Chair. Mr. Nutter was Chair of the ONC Committee until May 14, 2014, when Ms. Taylor became Chair.

(1)	Independent Chairman of the Board.

(F)	Audit Committee Financial Expert, as defined by the SEC rules.

The summaries below are qualified by reference to the entire charter for each of the Audit, Corporate Governance, ESS, Finance and ONC Committees; each of which can be found on our website at http://ir.nisource.com/governance.cfm and is also available to any stockholder upon written request to the Company’s Corporate Secretary.

Audit Committee

The Audit Committee met eight times in 2014. Among other things, the Audit Committee has the sole authority to appoint, retain or replace the independent auditors and is responsible for:

•	reviewing the independent auditors’ qualifications and independence;

•	overseeing the performance of the Company’s internal audit function and the independent auditors;

•	reviewing and discussing with management and the independent auditor our annual and quarterly financial statements;

•

reviewing and discussing with management and the independent auditor major issues regarding accounting principles, adequacy of internal controls, and critical judgments and estimates made in connection with the preparation of financial statements;

•	reviewing related party transactions; and

•	overseeing the Company’s compliance with legal and regulatory requirements.

The Board has determined that all of the members of the Audit Committee are independent as defined under the applicable NYSE and SEC rules, including the additional independence standard for audit committee members, and meet the additional independence standard set forth in the Corporate Governance Guidelines. The Audit Committee has reviewed and approved the independent registered public accountants, both for 2014 and 2015, and the fees relating to audit services and other services performed by them.

For more information regarding the Audit Committee, see “Audit Committee Report” below.

Corporate Governance Committee

The Corporate Governance Committee met four times in 2014. Its responsibilities include:

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board director nominees for election at the next annual meeting of the stockholders;

•	developing and recommending to the Board a set of corporate governance principles applicable to the Company;

•	consulting with management to determine the appropriate response to stockholder proposals submitted pursuant to SEC rules;

•	reviewing and evaluating the CEO succession plan;

•	reviewing and overseeing corporate and business unit political spending;

•	evaluating any resignation tendered by a director and making recommendations to the Board about whether to accept such resignation; and

•	overseeing the evaluation of the performance of the Board and its Committees.

Pursuant to the Corporate Governance Guidelines, the Committee, with the assistance of the ONC Committee and its independent compensation consultant, Exequity LLP, reviews the amount and composition of director compensation from time to time and makes recommendations to the Board when it concludes changes are needed. The Committee is also responsible for evaluating the performance of the CEO and his executive direct reports. The Committee reviews and approves the Company’s goals and objectives relevant to the CEO and his executive direct reports and evaluates their performance in light of those goals and objectives and after receiving input from the Board. The Chair of the Committee reports the Committee’s findings to the ONC Committee, which uses these findings to set the compensation of the CEO and his executive direct reports.

The Committee identifies and screens candidates for director and makes its recommendations for director to the Board as a whole. The Committee has the authority to retain a search firm to help it identify director candidates to the extent it deems necessary or appropriate. In considering candidates for director, the Committee con-

siders the nature of the expertise and experience required for the performance of the duties of a director of a company engaged in our businesses, as well as each candidate’s relevant business, academic and industry experience, professional background, age, current employment, community service, other board service and other factors. Pursuant to the Corporate Governance Guidelines, the Committee also considers the racial, ethnic and gender diversity of the Board. The Committee seeks to identify and recommend candidates with a reputation for and record of integrity and good business judgment who: have experience in positions with a high degree of responsibility and are leaders in the organizations with which they are affiliated; are effective in working in complex collegial settings; are free from conflicts of interest that could interfere with a director’s duties to the Company and its stockholders; and are willing and able to make the necessary commitment of time and attention required for effective service on the Board. The Committee also takes into account the candidate’s level of financial literacy. The Committee monitors the mix of skills and experience of the directors in order to assess whether the Board has the necessary tools to perform its oversight function effectively. The Committee also assesses the diversity of the Board as part of its annual self-assessment process. The Committee will consider nominees for directors recommended by stockholders and will use the same criteria to evaluate candidates proposed by stockholders.

The Board has determined that all of the members of the Committee are independent as defined under the applicable NYSE rules and meet the additional independence standard set forth in the Corporate Governance Guidelines.

For information on how to nominate a person for election as a director at the 2016 Annual Meeting, please see the discussion under the heading “Stockholder Proposals and Nominations for 2016 Annual Meeting.”

Environmental, Safety & Sustainability Committee

The ESS Committee met five times during 2014. The ESS Committee assists the Board in overseeing the programs, performance and risks relative to environmental, safety and sustainability matters. In this regard, the Committee:

•	evaluates the Company’s environmental and sustainability policies and practices;

•	evaluates the Company’s safety policies and practices relating to our employees, contractors, and the general public;

•	reviews and assesses the impact of shareholder proposals related to environmental safety and sustainability;

•	evaluates the Company’s programs, policies, practices and performance with respect to health and safety compliance auditing; and

•	assesses major legislation, regulation and other external influences that pertain to the Committee’s responsibilities.

Finance Committee

The Finance Committee met five times during 2014. Its responsibilities include overseeing and monitoring the following:

•	the financial plans of the Company, capital structure, long and short-term debt levels, and financial policy;

•	the Company’s dividend policy and periodic dividends, investment strategy, investments, capital budgets, financial risks and steps taken to control those risks;

•	the Company’s corporate insurance coverage; and

•	the Company’s hedging policies and exempt swap transactions.

Officer Nomination and Compensation Committee

The ONC Committee met six times in 2014. The ONC Committee advises the Board with respect to nomination, evaluation, compensation and benefits of our executives. In that regard, the Committee:

•	approves the CEO’s compensation based on the Corporate Governance Committee’s report on the evaluation of the CEO’s performance;

•	approves the compensation of the CEO’s executive direct reports;

•	makes recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	reviews and approves periodically a general compensation policy for other officers of the Company and officers of its principal subsidiaries;

•	recommends Company officer candidates for election by the Board, and oversees the evaluation of management;

•	reviews and evaluates the management succession plan, except for the CEO’s succession plan;

•	evaluates the risks associated with our compensation policies and practices; and

•	oversees equal employment opportunity and diversity initiatives.

In approving the compensation of the CEO and his executive direct reports, the Committee takes into consideration the Corporate Governance Committee’s evaluation of the individual performance of each. When considering changes in compensation for the Named Executive Officers, the Committee also considers input from the Senior Vice President, Human Resources and Exequity LLP, an executive compensation consulting firm that the Committee engaged to advise it with respect to executive compensation design, comparative compensation practices and compensation matters relating to the Board. Exequity LLP provides no other services to the Company. The ONC Committee has determined Exequity LLP is independent under the NYSE rules.

All of the directors serving on the ONC Committee are (i) independent as defined under the applicable NYSE and SEC rules and meet the additional independence standard set forth in the Corporate Governance Guidelines and the additional NYSE standard for compensation committees, (ii) “non-employee directors” as defined under Rule 16b-3 of the Securities Exchange Act of 1934 (“Exchange Act”), and (iii) “outside directors” as defined by Section 162(m) of the Internal Revenue Code (“Section 162(m)”).

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2014, Messrs. Abdoo, Cornelius, Jesanis and Nutter, Ms. Taylor and Dr. Woo served on the ONC Committee. There were no compensation committee interlocks or insider participation.

DIRECTOR COMPENSATION

Director Compensation.    This section describes compensation for our non-employee directors. To attract and retain highly qualified candidates to serve on the Board, we use a combination of cash and equity awards. A full-time employee who serves as director does not receive any additional compensation for service on the Board. Consequently, because Mr. Skaggs is also our President and CEO, he does not receive additional compensation for his service as a Board member.

Each non-employee director receives an annual retainer of $210,000, consisting of $90,000 in cash and an award of restricted stock units valued at $120,000 at the time of the award. The cash retainer is paid in arrears in four equal installments at the end of each calendar quarter.

The restricted stock units are awarded annually and the number of restricted stock units is determined by dividing the value of the grant by the closing price of our common stock on the grant date. Restricted stock units are granted to directors under the Omnibus Plan, which was approved by the stockholders on May 11, 2010.

Additionally, each director who serves as chair of a Board committee receives compensation for this responsibility. The annual committee chair fees are $20,000 for each of the standing committees. The Chairman of the Board receives additional annual compensation of $160,000 for his role. These fees are paid in cash in arrears in four equal installments and are prorated in the case of partial year service.

All Other Compensation.    The other compensation included under the column “All Other Compensation” in the Director Compensation table below consists of matching contributions made by the NiSource Charitable Foundation.

Omnibus Plan.     The Omnibus Plan permits equity awards to be made to non-employee directors in the form of incentive and non-qualified stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards. Terms and conditions of awards to non-employee directors are determined by the Board prior to grant. Since May 11, 2010, awards to directors have been made from the Omnibus Plan. Awards of restricted stock units associated with periods prior to June 1, 2011, vested immediately but are not distributed in shares of common stock until after the director terminates or retires from the Board. Beginning June 1, 2011, the awards of restricted stock units vest and are payable in shares of common stock on the earlier of (a) the last day of the director’s annual term for which the restricted stock units are awarded or (b) the date that the director separates from service due to a “Change-in-Control” (as defined in the Omnibus Plan); provided, however, that in the event that the director separates from service prior to such time as a result of “Retirement” (defined as the cessation of services after providing a minimum of five continuous years of service as a member of the Board), death or “Disability” (as defined in the Omnibus Plan), the director’s restricted stock unit awards shall pro-rata vest in an amount determined by using a fraction, where the numerator is the number of full or partial calendar months elapsed between the grant date and the date of the director’s Retirement, death or Disability, and the denominator of which is the number of full or partial calendar months elapsed between the grant date and the last day of the director’s annual term for which the director is elected that corresponds to the year in which the restricted stock units are awarded. The vested restricted stock units awarded on or after June 1, 2011 are payable as soon as practicable following vesting unless otherwise provided pursuant to any prior election the non-employee director may have made to defer distribution.

With respect to restricted stock units that have not been distributed, additional restricted stock units are credited to each non-employee director to reflect dividends paid to stockholders on common stock. The restricted stock units have no voting or other stock ownership rights and are payable in shares of our common stock upon distribution.

Director Stock Ownership.    The Board maintains stock ownership requirements for its directors that are included in the Corporate Governance Guidelines. Within five years of becoming a non-employee director, each non-employee director is required to hold an amount of Company stock with a value equal to five times the annual cash retainer paid to directors by the Company. Company stock that counts towards satisfaction of this requirement includes shares purchased on the open market, awards of restricted stock or restricted stock units through the prior Non-Employee Director Stock Incentive Plan or Omnibus Plan, and shares beneficially owned in a trust or by a spouse or other immediate family member residing in the same household.

Each director has a significant portion of his or her compensation directly aligned with long-term stockholder value. Fifty-seven percent (57%) of a non-employee director’s annual retainer (valued as of the time of award) consists of restricted stock units, which are converted into common stock when distributed to the director.

The table below shows the number of shares of common stock beneficially owned by each non-employee director, the number of non-voting restricted stock units that have been awarded, and the combined total as of February 27, 2015.

Name	Shares of Common Stock	Non-Voting Restricted Stock Units	Total Number of Shares of Common Stock and Non-Voting Restricted Stock Units(1)
Richard A. Abdoo	15,000	38,127	53,127
Aristides S. Candris	2,000	11,959	13,959
Sigmund L. Cornelius	8,043	8,078	16,121
Michael E. Jesanis	7,715	25,154	32,869
Marty R. Kittrell	845	31,339	32,184
W. Lee Nutter	114,970	39,888	154,858
Deborah S. Parker	—	39,514	39,514
Teresa A. Taylor	4,444	7,291	11,735
Richard L. Thompson	12,871	50,691	63,562
Carolyn Y. Woo	16,315	58,801	75,116

(1)	The number includes non-voting restricted stock units granted under the Non-Employee Director Stock Incentive Plan and the Omnibus Plan.

Director Compensation

The table below sets forth all compensation earned by or paid to our non-employee directors in 2014. Our CEO does not receive any additional compensation for his service on the Board. His compensation for serving as CEO is listed under Compensation of Executive Officers.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard A. Abdoo	107,238	120,000	15,000	242,238
Aristides S. Candris	87,238	120,000	20,000	227,238
Sigmund L. Cornelius	87,238	120,000	10,000	217,238
Michael E. Jesanis	107,238	120,000	10,000	237,238
Marty R. Kittrell	107,238	120,000	—	227,238
W. Lee Nutter	94,604	120,000	20,000	234,604
Deborah S. Parker	87,238	120,000	—	207,238
Teresa A. Taylor	99,872	120,000	—	219,872
Richard L. Thompson	267,238	120,000	—	387,238
Carolyn Y. Woo	87,238	120,000	10,000	217,238

(1)	The fees shown include the annual cash retainer and any Board and chair fees paid during the year to each director.

(2)

The amounts reported reflect the grant date fair value of awards computed in accordance with FASB ASC Topic 718. For restricted stock units, the grant date fair value is the number of shares multiplied by the closing price of our stock on the award date. Each non-employee director who was elected on May 13, 2014 received an award of restricted stock units valued at $120,000 which was equal to approximately 3,346 stock units valued at $35.86 per unit.

(3)

This column includes matching contributions made by the NiSource Charitable Foundation under the Director Charitable Match Program. The Foundation matches up to $10,000 annually in contributions by any director to approved tax-exempt charitable organizations. Any amount not utilized for the match in the year it is first available is carried over to the following year.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about those persons or groups that are known to the Company to be the beneficial owners of more than five percent of the outstanding common stock, based solely on the latest Schedules 13G and any amendments thereto filed with the SEC on or before February 27, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class Outstanding
The Vanguard Group(1)	24,716,611	7.8%
100 Vanguard Blvd. Malvern, PA 19355
T. Rowe Price Associates, Inc.(2)	21,991,926	6.9%
100 East Pratt Street Baltimore, MD 21202
BlackRock, Inc.(3)	21,005,426	6.7%
55 East 52nd Street New York, NY 10022
Deutsche Bank AG(4)	19,417,886	6.1%
Taunusanlage 12 60325 Frankfurt am Main Germany
State Street Corporation(5)	16,275,486	5.2%
One Lincoln Street Boston, MA 02111
FMR LLC(6)	16,099,997	5.1%
245 Summer Street Boston, MA 02210

(1)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of The Vanguard Group on February 10, 2015. The Vanguard Group has sole voting power with respect to 568,067 shares, sole dispositive power with respect to 24,203,397 shares and shared dispositive power with respect to 513,214 shares reported as beneficially owned.

(2)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of T. Rowe Price Associates, Inc. on February 13, 2015. T. Rowe Price Associates, Inc. has sole voting power with respect to 6,960,111 shares and sole dispositive power with respect to 21,991,926 shares reported as beneficially owned.

(3)

As reported on an amendment to statement on Schedule 13G filed with the SEC on behalf of BlackRock, Inc. on January 29, 2015. BlackRock, Inc. has sole voting power with respect to 18,198,312 shares and sole dispositive power with respect to 21,005,426 shares reported as beneficially owned.

(4)

As reported on a Schedule 13G filed with the SEC on behalf of Deutsche Bank AG on February 17, 2015. Deutsche Bank AG has sole voting power with respect to 19,331,470 shares, sole dispositive power with respect to 19,415,886 shares and shared dispositive power with respect to 2,000 shares reported as beneficially owned.

(5)

As reported on a Schedule 13G filed with the SEC on behalf of State Street Corporation on February 12, 2015. State Street Corporation has shared voting power and shared dispositive power with respect to 16,275,486 shares reported as beneficially owned.

(6)

As reported on a Schedule 13G filed with the SEC on behalf of FMR LLC on February 13, 2015. FMR LLC has sole voting power with respect to 298,188 shares and sole dispositive power with respect to 16,099,997 of the shares reported as beneficially owned.

The following table contains information about the beneficial ownership of our common stock as of February 27, 2015 for each of the directors, director nominees and Named Executive Officers, and for all directors and executive officers as a group. Beneficial ownership reflects sole voting and sole investment power, unless otherwise noted.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)
Richard A. Abdoo	15,000
Aristides S. Candris	2,000
Sigmund L. Cornelius	8,043
Joseph Hamrock	43,486
Carrie J. Hightman(2)	116,862
Michael E. Jesanis	7,715
Glen L. Kettering	109,243
Marty R. Kittrell	845
W. Lee Nutter	114,970
Deborah S. Parker	—
Robert C. Skaggs, Jr.(3)	863,265
Stephen P. Smith	185,388
Teresa A. Taylor	4,444
Richard L. Thompson	12,871
Carolyn Y. Woo	16,315
All directors and executive officers as a group (18 persons)	1,601,968

(1)

Includes shares held in our 401(k) Plan and shares distributable within 60 days pursuant to restricted stock units, as applicable. The percentage of common stock owned by any director or Named Executive Officer, or all directors and executive officers as a group, does not exceed one percent of the common stock outstanding as of February 27, 2015.

(2)	Includes shares owned by a trust over which Ms. Hightman maintains investment control and of which one or more of her immediate family members are the sole beneficiaries.

(3)	Includes shares owned by trusts over which Mr. Skaggs maintains investment control and of which he and his immediate family members are the sole beneficiaries.

Certain of our directors and executive owners own common units representing limited partnership interests of Columbia Pipeline Partners LP (“CPPL”), a master limited partnership that the Company controls and in which the Company has a 46.5% ownership interest through its subsidiary, Columbia Energy Group. The table below shows the number of common units beneficially owned as of February 27, 2015. Beneficial ownership reflects sole voting and sole investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of CPPL Common Units(1)
Richard A. Abdoo	—
Aristides S. Candris	3,800
Sigmund L. Cornelius	4,400
Joseph Hamrock	2,500
Carrie J. Hightman	1,200
Michael E. Jesanis	2,000
Glen L. Kettering	1,300
Marty R. Kittrell	—
W. Lee Nutter	25,000
Deborah S. Parker	—
Robert C. Skaggs, Jr.	37,500
Stephen P. Smith	37,500
Teresa A. Taylor	3,000
Richard L. Thompson	10,000
Carolyn Y. Woo	—
All directors and executive officers as a group (18 persons)	133,200

(1)

The percentage of common units owned by any director or Named Executive Officer, or all directors and executive officers as a group, does not exceed one percent of the common units outstanding as of February 27, 2015.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

2014 Accomplishments

The Company had another year of significant achievements in 2014 including:

•	Another industry leading year in stock price appreciation;

•	Delivering total shareholder return of approximately 32%;

•	Increasing our annual dividend by approximately 4%;

•	Outperforming the major utility indices for the sixth consecutive year; and

•	Generating earnings growth in line with our guidance range for the eighth consecutive year.

Our 2014 performance was once again driven in large part by our continued disciplined execution across all facets of our established infrastructure focused and investment-driven business strategy. Key business accomplishments during 2014 include:

•

Initiating our strategic and transformational growth plan, including the creation of CPPL and planned separation of our natural gas pipeline and related business into CPG, Inc., a stand-alone, publicly traded company;

•	Being selected to the Dow Jones Sustainability North American Index;

•	Completing the second of several electric generation environmental upgrades;

•

Originating several transformational, customer-driven growth projects at Columbia Pipeline Group, including placing into service more than $300 million in system expansion projects, adding approximately 1.1 billion cubic feet of system capacity; placing into service nearly $200 million in new midstream projects; and completing approximately $325 million in system modernization projects during the year;

•	Continuing our multi-billion dollar system modernization programs across each of our business units;

•	Being selected as one of the World’s Most Ethical Companies for the fourth consecutive year;

•	Increasing equity market capitalization by approximately $3 billion.

In addition, we continued to strengthen our financial profile, and deliver on our capital investment program of just over $2.2 billion while maintaining an investment grade credit rating, and providing a solid and growing dividend.

The ONC Committee considered these achievements while performing its oversight activities throughout the course of the year.

Executive Compensation Highlights

In connection with its ongoing review of our executive compensation program, the ONC Committee made a number of compensation decisions with respect to 2014 including:

•	Approving base salary increases for each of the Named Executive Officers for the reasons explained in the section entitled “2014 Base Salaries;”

•

Approving an increase in the trigger, target and stretch award opportunities for the annual cash short-term incentive for the Chief Executive Officer for the reasons explained in the section entitled “Annual Performance-Based Cash Incentives;”

•

Delivering the 2014 annual long-term equity awards to our Named Executive Officers solely in the form of performance shares that vest upon the achievement of performance goals and continuous employment over the course of the multi-year performance period;

•

Further aligning the performance goals for our 2014 annual long-term equity awards with the Company’s strategic operating plan and with the interests of shareholders by removing “funds from operations” as a performance goal under the 2014 annual long-term equity incentive program and substantially increasing the weighting for relative total shareholder return;

•

Approving increases in the grant date value of the 2014 annual long-term equity award opportunities for Messrs. Skaggs, Smith, and Hamrock for the reasons explained in the section entitled “LTIP Awards;”

•

Awarding Mr. Kettering a special cash bonus of $100,000 and a special grant of time-vested restricted stock units with a grant date fair value of $500,000 in recognition of his role as interim Business Unit CEO;

•

Approving discretionary cash bonuses for each of the Named Executive Officers based on their significant contributions to the Company’s success as further explained in the section entitled “Additional Discretionary Lump Sum Payouts to the Named Executive Officers Based on 2014 Performance;”

•

Approving a change to our 2014 restricted stock and restricted stock unit awards so that change-in-control vesting is contingent on the occurrence of both a qualifying change-in-control and employment termination; and

•	Modifying the Comparative Group (as defined below) to further align the Company with companies that are operationally similar and with which we compete for executive talent.

Overview of Our 2014 Executive Compensation Program

Compensation Practices

Our compensation program is intended to attract, retain and motivate highly qualified executives.

The principal elements of compensation we provide to our executives are: base salary, annual short-term performance-based cash incentives and long-term performance-based equity incentive awards. Taken together these three elements are referred to as “total compensation.”

We generally target total compensation to be competitive with the compensation paid to similarly positioned executives at companies within our peer group of companies (the “Comparative Group”) as described in the section entitled “Our Executive Compensation Process — Competitive Market Review.” We do not, however, manage pay to a certain target percentile of the Comparative Group practices.

We use short and long-term performance-based compensation to motivate our executives to meet and exceed the short and long-term business objectives of the Company.

Historically, we have used 100% performance-based equity compensation for our annual long-term equity incentive awards as a means to align the interests of our executives with those of our stockholders. See the section entitled “Changes to Our Executive Compensation Program in 2015” for an explanation of our use of restricted stock units for our 2015 annual long-term equity awards. We also occasionally use special awards of time-vested restricted stock and restricted stock units to attract and retain executive talent, promote management continuity and reward outstanding performance.

We employ leading governance practices, such as clawback policies and stock ownership guidelines, and we conduct an annual risk assessment of the Company’s compensation practices.

In addition, our executive officers are prohibited from trading in Company securities during quarterly blackout periods and they are also prohibited from engaging in hedging or short sales of the Company’s equity securities.

Finally, when making decisions about our executive compensation program, we take into account the stockholders’ view of such matters. In 2014, 96% of our investors voted in favor of our Say on Pay Proposal at our Annual Meeting. No changes were made to the design of our executive compensation program as a result of the stockholder vote.

Our Executive Compensation Philosophy

The discussion of executive compensation philosophy, program and practices that follows applies to our Company’s Named Executive Officers in 2014. They were: Robert C. Skaggs, Jr., President and CEO, Stephen P. Smith, Executive Vice President and CFO; Glen L. Kettering, Executive Vice President and Group Chief Executive Officer, Columbia Pipeline Group (“CPG”); Carrie J. Hightman, Executive Vice President and Chief Legal Officer; and Joseph Hamrock, Executive Vice President and Group Chief Executive Officer, NiSource Gas Distribution (“NGD”).

The key design priorities of the Company’s executive compensation program are to:

•	Maintain a financially responsible program aligned with the Company’s strategic plan to build stockholder value and long-term, sustainable earnings growth;

•	Provide a total compensation package that is aligned with the standards in our industry thereby enhancing the Company’s ability to:

•	Attract and retain executives with competitive compensation opportunities;

•	Motivate and reward for achieving and exceeding our business objectives; and

•	Provide substantial portions of pay at risk for failure to achieve our business objectives;

•	Align the interests of stockholders and executives by emphasizing stock-denominated compensation opportunities that are contingent on goal achievement; and

•	Comply with all applicable laws and regulations.

The ONC Committee believes that the Company’s executive compensation program is thoughtfully and effectively constructed to fulfill our compensation objectives, and rewards decision making that creates value for our stockholders, customers and other key stakeholders.

Principal Elements of Our Compensation Program

We have designed our program to meet our business objectives using various compensation elements intended to drive both short-term and long-term performance.

We believe that total compensation for our Named Executive Officers should be largely performance-based, and the proportion of at-risk, performance-based compensation should increase as the executive’s level of responsibility within the Company increases. The ONC Committee believes the appropriate mix of the elements of compensation should take into account the Company’s business objectives, the competitive environment, Company performance, individual performance and responsibilities and evolving governance practices.

For 2014, the approximate percentage of our Named Executive Officers’ 2014 target total compensation (base salary, the annual performance-based cash incentive payable at the target level and the grant date fair value of the annual long-term performance-based equity incentive award payable at the target level) that was fixed (base salary) was as follows:

The principal elements of our total compensation package, as more fully described below, help us achieve the objectives of our compensation program as follows:

Time Horizon
Element of Total Compensation	Form of Compensation	Attraction	Short- Term	Long- Term	Alignment with Stockholder Interest	Retention
Base Salary	Cash	✓				✓
Annual Performance-Based Cash Incentive	Cash	✓	✓		✓	✓
Long-Term Performance-Based Equity Incentive	Performance Shares	✓		✓	✓	✓

Base Salary.    Base salary is designed to provide our employees with a level of fixed pay that is commensurate with role and responsibility. We believe that by delivering base salaries that are reflective of market norms, the Company is well-positioned to attract, retain and motivate top caliber executives in an increasingly competitive labor environment. The ONC Committee annually reviews the base salaries of the Company’s senior executives, including the Named Executive Officers, to ensure they are competitive within our industry. In so doing, the ONC Committee considers the base salaries paid to similarly situated executives by the companies in the Comparative Group. See the section entitled “Our Executive Compensation Process — Competitive Market Review” listing the companies in our Comparative Group. The ONC Committee determines any base salary changes for the Company’s senior executives based on a combination of factors that includes competitive pay standards, level of responsibility, experience, internal equity considerations, historical compensation, and individual performance and contribution to business objectives, as well as recommendations from the CEO. The CEO is evaluated separately, taking into account those factors reviewed for all other senior executives, as well as the Corporate Governance Committee’s evaluation of the CEO’s performance. See the section below entitled “ONC Committee Actions Related to 2014 Compensation” for more information.

Annual Performance-Based Cash Incentive Plan (“Incentive Plan”).    This component of total compensation provides employees with the opportunity to earn a cash award tied to both the annual performance of the Company and individual contribution to the organization’s success. Annual cash incentives are authorized by the Omnibus Plan which was previously approved by stockholders in May 2010. The performance goals for the Incentive Plan are based on the financial plan approved by the Board at the beginning of the year. The financial plan is designed to achieve the Company’s aim of creating sustainable stockholder value by growing earnings, effectively managing the Company’s cash and providing a strong dividend.

Eligibility for participation in the Incentive Plan extends to nearly all Company employees. Every eligible employee has an incentive opportunity at trigger, target and stretch levels of performance and the ONC Committee identifies expectations for all senior executives, including the Named Executive Officers. See the section below entitled “ONC Committee Actions Related to 2014 Compensation” for more information regarding the 2014 Incentive Plan, including incentive opportunities, performance measures, goals and payouts for each of the Named Executive Officers.

Long-Term Equity Incentive Plan (“LTIP”).    Our compensation program also includes a long-term equity incentive component. The ONC Committee believes it important that each executive, in particular each of our senior executives, has personal financial exposure to the performance of the Company’s stock and, therefore, is aligned with the financial interests of stockholders. The ONC Committee also believes that long-term equity incentives promote decision making that is consistent with the Company’s long-range operating goals.

To ensure that our executives’ interests are aligned with those of our stockholders and the Company’s long-term business objectives, the ONC Committee determined that the annual long-term equity incentive awards should be delivered solely in performance shares. Performance shares provide the opportunity to earn shares of the Company’s common stock contingent on the achievement of multi-year performance goals that we believe drive stockholder value. The number of performance shares that can be earned ranges from 50% of target when performance reaches the trigger level to 200% of target when performance reaches the maximum creditable level of results.

When establishing award opportunity levels for each Named Executive Officer, the ONC Committee considers, among other things, the executive’s base salary, the appropriate mix of cash and equity award opportunities, prior awards under the LTIP and the compensation practices for similarly situated executives at other companies in our Comparative Group. The actual value of each performance-based award, if any, depends on Company performance against pre-established performance measures as well as stock price at the time the award is paid out.

The ONC Committee may also approve special equity awards that are not performance-based to attract and retain executive talent or to recognize significant contributions. See the section below entitled “ONC Committee Actions Related to 2014 Compensation” for more information regarding the 2014 LTIP awards for each of the Named Executive Officers, including the performance measures and goals and vesting requirements for the 2014 performance share awards, Mr. Kettering’s special time-vested equity award in recognition of his role as interim Chief Executive Officer of CPG, and the performance results and payout amounts for the 2012 performance share awards.

Other Compensation and Benefits

We also provide other forms of compensation to our executives, including the Named Executive Officers, consisting of a limited number of perquisites, severance and change-in-control arrangements and a number of other employee benefits that generally are extended to our entire employee population. These other forms of compensation are generally comparable to those that are provided to similarly situated executives at other companies of our size.

Perquisites.    Perquisites are not a principal element of our executive compensation program. They are intended to assist executive officers in the performance of their duties on behalf of the Company or otherwise to provide benefits that have a combined personal and business purpose. The Company does not reimburse the Named Executive Officers for the payment of personal income taxes incurred by the executives in connection with their receipt of these benefits. For more information on these perquisites, see the Summary Compensation Table and footnote 6 to that table.

Severance and Change-In-Control Benefits.    We maintain an executive severance policy, Change-in-Control Agreements with each of the Named Executive Officers and a letter agreement with Mr. Smith regarding payments to be made in the event of termination of his employment.

Change-in-Control Agreements are intended to ensure that thoroughly objective judgments are made in relation to any potential change in corporate ownership so that stockholder value is appropriately safeguarded and returns to investors are maximized. The Change-in-Control Agreements provide for cash severance benefits upon a double trigger (meaning there must be both a qualifying change-in-control and termination of employment) and do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement.

For further discussion of these agreements, see the “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” table and the accompanying narrative.

Pension Programs.    During 2014, we maintained a tax-qualified defined benefit pension plan for essentially all salaried exempt employees hired before January 1, 2010, all non-exempt employees (both non-union and certain union employees) hired before January 1, 2013, as well as for other union employees, regardless of hire date, and a non-qualified defined benefit pension plan (the “Pension Restoration Plan”) for all eligible employees with annual compensation or pension benefits in excess of the limits imposed by the Internal Revenue Service (“IRS”), including the Named Executive Officers. The Pension Restoration Plan provides for a pension benefit under the same formula provided under the tax-qualified plan but without regard to the IRS limits, reduced by amounts paid under the tax-qualified plan. The material terms of the pension programs are described in the narrative to the Pension Benefits table.

Savings Programs.    Our Named Executive Officers are eligible to participate in the same tax-qualified 401(k) Plan as most employees and in a non-qualified defined contribution plan (the “Savings Restoration Plan”) maintained for eligible executive employees. The 401(k) Plan includes a Company match that varies depending on the pension plan in which the employee participates and a Company profit sharing contribution for most employees of between 0.5% and 1.5% of the employee’s eligible earnings based on the overall corporate net operating earnings per share measure. In addition, for salaried employees hired after January 1, 2010 and non-

union hourly employees hired after January 1, 2013, the 401(k) Plan includes a 3% Company contribution to the employee accounts. The Savings Restoration Plan provides for Company contributions in excess of IRS limits under the 401(k) Plan for eligible employees, including the Named Executive Officers. The material terms of the Savings Restoration Plan are described in the narrative to the Non-qualified Deferred Compensation table.

Deferred Compensation Plan.    We also maintain the Executive Deferred Compensation Plan (the “Deferred Compensation Plan”) through which eligible Company executives, including the Named Executive Officers, may elect to defer between 5% and 80% of their base salary and annual cash incentive payout. The Company makes the Deferred Compensation Plan available to eligible executives so they have the opportunity to defer their cash compensation without regard to the limits imposed by the IRS for amounts that may be deferred under the 401(k) Plan. The material terms of the Deferred Compensation Plan are described in the narrative to the Non-qualified Deferred Compensation table.

Health and Welfare Benefits.    We also provide other broad-based benefits such as medical, dental, life insurance and long-term disability coverage on the same terms and conditions to all employees, including the Named Executive Officers. We believe that these broad-based benefits enhance the Company’s reputation as an employer of choice and thereby serve the objectives of our compensation program to attract, retain and motivate our employees.

Our Executive Compensation Process

The ONC Committee is responsible for determining salaries, performance-based incentives and other matters related to the compensation of our executives and for overseeing the administration of our equity plans, including equity award grants to our executive officers. The ONC Committee takes into account various factors when making compensation decisions, including:

•	Attainment of established business and financial goals of the Company;

•	Competitiveness of the Company’s compensation program based upon competitive market data; and

•	An executive’s position, level of responsibility and performance, as measured by the individual’s contribution to the Company’s achievement of its business objectives.

The ONC Committee reviews the compensation of our CEO and his executive direct reports each year. In determining the compensation of the CEO and his executive direct reports, the Committee takes into consideration the Corporate Governance Committee’s evaluation of the CEO’s performance and the CEO’s recommendation with respect to his executive direct reports. When considering changes in compensation for the Named Executive Officers, the ONC Committee also considers input from the Senior Vice President, Human Resources and the ONC Committee’s independent executive compensation consultant, Exequity LLP.

Competitive Market Review.    In connection with its compensation decision making, the ONC Committee reviews the executive compensation practices in effect at other companies in the Comparative Group. These companies comprise leading gas, electric, combination utility and natural gas transmission companies that have been selected by the ONC Committee for their operational comparability to the Company and because we generally compete with these companies for the same executive talent. For 2014, the ONC Committee, with input from Exequity LLP, removed PG&E Corporation, PNM Resources Inc. and Southern Company from the Comparative Group and added Spectra Energy Corp. These changes were made to further align the Company with its peer companies with respect to revenue size, market capitalization and operational similarity. For purposes of considering 2014 compensation decisions, the Comparative Group included the following companies:

AGL Resources Inc.	Pepco Holdings, Inc.
Ameren Corporation	PPL Corporation
American Electric Power Company, Inc.	Public Service Enterprise Group Incorporated
CenterPoint Energy, Inc.	Questar Corporation
CMS Energy Corporation	SCANA Corporation
Dominion Resources, Inc.	Sempra Energy
DTE Energy Company	Spectra Energy Corp
EQT Corporation	WGL Holdings, Inc.
FirstEnergy Corp.	The Williams Companies, Inc.

Policies and Guidelines.    We maintain various guidelines and policies to help us meet our compensation objectives including:

•

Executive Stock Ownership and Retention Guidelines.    Senior executives, including the Named Executive Officers, are generally expected to satisfy their applicable ownership guidelines within five years of becoming subject to the guidelines. The stock ownership guideline for the CEO is five times his annual base salary. The other senior executives have a stock ownership guideline of three times their respective annual base salaries. Once the senior executive satisfies the guidelines, he/she must continue to own a sufficient number of shares to remain in compliance with the guidelines. Until such time as the senior executives satisfy the stock ownership guidelines, they are required to hold at least 50% of the shares of common stock received upon the lapse of the restrictions on restricted stock units and the vesting of performance shares. At the end of 2014, each of the Named Executive Officers exceeded their ownership guidelines with the exception of Mr. Hamrock who has an additional two years to satisfy his ownership guideline.

•

Trading Windows/Trading Plans/Hedging.    We restrict the ability of certain employees to freely trade in the Company’s common stock because of their periodic access to material non-public information regarding the Company. Under our insider trading policy, our key executives are prohibited from trading in Company securities during quarterly blackout periods. In addition, under our Securities Transaction Compliance Policy for Certain Employees and our Securities Transaction Compliance Policy for Directors and Executive Officers, all directors and all senior executives, including our Named Executive Officers, are prohibited from engaging in short sales of the Company’s equity securities or in buying or selling puts, calls or other options on the Company’s securities or otherwise hedging against or speculating in the potential changes in the value of the Company’s common stock. None of our directors or officers owns Company securities that are pledged.

•

Compensation Recovery for Misconduct.    While we believe our executives conduct business with the highest integrity and in full compliance with our Code of Business Conduct, the ONC Committee believes it is appropriate to ensure that the Company’s compensation plans and agreements provide for financial penalties to an executive who engages in certain fraudulent or other inappropriate conduct. Consequently, our Incentive Plan, the Omnibus Plan and its predecessor, the 1994 Long-Term Incentive Plan, contain “clawback” provisions that require reimbursement of amounts received under the plans in the event of certain acts of misconduct with respect to both the annual short-term cash incentive and long-term equity awards.

Tax Treatment of Executive Compensation.    Section 162(m) provides that annual compensation in excess of $1,000,000 paid to the CEO or certain of the other Named Executive Officers, other than compensation meeting the definition of “performance-based compensation,” will not be deductible by a corporation for federal income tax purposes. In January 2014, the ONC Committee established a threshold performance target based on the Company’s operating income in order to qualify certain compensation as performance based for purposes of Section 162(m). The ONC Committee reviews the deductibility of compensation under Section 162(m) and related regulations published by the IRS. The ONC Committee retains the discretion to amend any compensation arrangement to comply with Section 162(m)’s requirements for deductibility in accordance with the terms of such arrangements and what it believes is in the best interest of the Company.

The ONC Committee considers the anticipated tax treatment to the Company when determining executive compensation and routinely seeks to structure its executive compensation program in a way that preserves the deductibility of compensation payments and benefits. It should be noted, however, that there are many factors which are considered by the ONC Committee in determining executive compensation and, similarly, there are many factors which may affect the deductibility of executive compensation. To maintain the flexibility to compensate the Named Executive Officers in a manner designed to promote varying corporate goals, the ONC Committee has not adopted a policy that all executive compensation must be deductible under Section 162(m).

In addition, Sections 280G and 4999 of the Internal Revenue Code (the “Code”) impose excise taxes on Named Executive Officers, directors who own significant stockholder interests in the Company and other service providers who receive payments in excess of a threshold level upon a change-in-control. Although the Company does not provide any gross up payments to reimburse officers, directors or others for any such taxes, the

Company or its successor could lose a deduction for amounts subject to the additional tax. As discussed under “Potential Payments upon Termination of Employment or a Change-in-Control of the Company” below, it is possible that payments to the Named Executive Officers could be subject to these taxes.

Finally, Section 409A of the Code imposes additional taxes on Named Executive Officers, directors and other service providers who defer compensation in a manner that does not comply with Section 409A. The Company has reviewed its compensation arrangements for compliance with applicable Section  409A requirements.

ONC Committee Actions Related to 2014 Compensation

During 2014, the ONC Committee reviewed and, as appropriate, took action with respect to each element of total compensation for each Named Executive Officer following the principles, practices and processes described above. In doing so, the ONC Committee concluded that the total compensation provided for each of the Company’s senior executives in 2014, including the Named Executive Officers, was consistent with the Company’s compensation philosophy and was reasonable, competitive and appropriate.

The ONC Committee’s compensation determinations, though subjective in part, were based primarily upon recognition of the performance of each Named Executive Officer, and a determination that the total compensation awarded to each Named Executive Officer provided well-balanced incentives to focus on serving the interests of the Company and its stockholders.

In addition, the ONC Committee considered the stockholders’ advisory approval of the 2013 compensation of our Named Executive Officers at the 2014 Annual Meeting and determined that no changes were necessary or advisable in connection with the design of our senior executive compensation program as a result of the stockholders’ vote.

2014 Base Salaries.    Historically, base salaries of senior executives, including the Named Executive Officers, have been adjusted when deemed necessary to maintain competitiveness and reflect performance. During 2014, the Committee reviewed the base salaries of the Company’s senior executives, including the Named Executive Officers, and approved salary increases for each of the Named Executive Officers.

In so doing, the Committee considered the base salaries earned by similarly situated executives of companies in the Comparative Group, increased responsibilities, experience, internal pay equity, historical compensation practices, individual performance and contribution to achievement of business objectives. In particular, the ONC Committee noted the strong performance of each of the Named Executive Officers, Mr. Kettering’s increased responsibilities as Executive Vice President and Group CEO of CPG and the fact that, with the exception of Mr. Hamrock, there had been no salary increases for the Named Executive Officers since 2012.

The 2014 base salary adjustments for each Named Executive Officer are shown in the table below.

Name	2013 Annual Salary	2014 Annual Salary
Robert C. Skaggs, Jr.	$900,000	$980,000
Stephen P. Smith	$575,000	$600,000
Glen L. Kettering	$340,000	$500,000
Carrie J. Hightman	$475,000	$490,000
Joseph Hamrock	$470,000	$500,000

Annual Performance-Based Cash Incentives.    In January 2014, the ONC Committee established performance measures to determine the 2014 incentive payouts to the Named Executive Officers. In determining incentive compensation ranges for the Named Executive Officers, the ONC Committee considered competitive information from the Comparative Group, input from the independent compensation consultant, historical payouts and individual performance and determined that the cash-based incentive compensation range for Mr. Skaggs should be increased to a target of 125% from 100%. Mr. Skaggs’ trigger and stretch amounts were increased to 50% and 200% respectively from 40% and 160% after considering his strong leadership and an evaluation of the competitive market data, including a recognition that Mr. Skaggs’ target cash compensation remained below the market median. The trigger, target and stretch levels were unchanged from the prior year for the other Named Executive Officers. For more information on the 2014 payout amounts for each of the Named Executive Officers, see the section below entitled “2014 Incentive Plan Payouts to the Named Executive Officers.”

The 2014 Incentive Plan awards for senior executives, including all of the Named Executive Officers, were subject to achievement with respect to two corporate financial goals, net operating earnings per share and corporate funds from operations, as well as an additional operational measure relating to safety. The ONC Committee approved these measures because they were deemed to be important to the Company’s success in increasing stockholder value.

Earnings, cash flow and safety were measured as follows:

•

The measure of earnings was net operating earnings per share (after accounting for the cost of any incentive payout). Net operating earnings was defined as income from continuing operations determined in accordance with Generally Accepted Accounting Principles (“GAAP”), adjusted for certain items, such as weather, gains and losses on the sale of assets, certain out-of-period items and reserve adjustments. The ONC Committee uses net operating earnings, a non-GAAP financial measure, for determining financial performance for incentive compensation plans because the Board and management believe this measure better represents the fundamental earnings strength and performance of the Company. The Company uses net operating earnings internally for budgeting and for reporting to the Board.

•

The cash flow measure, corporate funds from operations, was calculated by taking net income from operations and adding back non-cash items such as depreciation. The ONC Committee uses corporate funds from operations as an Incentive Plan measure because the ONC Committee and management believe this measure fairly represents the amount of cash produced by the Company’s operations.

•

Safety was measured by the number of employee work days missed or restricted or the number of days an employee was transferred, known as the DART metric, which was developed by the Occupational Safety and Health Administration. Each business unit of the Company had its own safety goal. The safety goal for corporate staff was based upon the respective business unit goals, weighted by employee hours for each business unit.

The incentive opportunities for the senior executives, including the Named Executive Officers, were contingent on achievement of goals relating to these measures, subject to final discretionary adjustment by the ONC Committee.

The 2014 Incentive Plan awards for the leaders of our business units also are subject to achievement with respect to business unit net operating earnings and funds from operations goals for each of the business units. The ONC Committee believes the inclusion of business unit goals in the annual Incentive Plan improves the line of sight between employees and the incentive measures, thereby enhancing Company performance. The ONC Committee extended to Mr. Skaggs the authority to establish the annual business unit targets for the year. He assigned goals that, if accomplished, were expected to ensure the Company’s attainment of its overall corporate objectives.

Consequently, the incentive opportunities for Messrs. Kettering and Hamrock were subject to achievement with respect to the corporate financial measures (net operating earnings per share and corporate funds from operations), and achievement with respect to performance measures tied to the business unit net operating earnings (net of interest expense and income taxes) and business unit funds from operations and business unit safety measures for which they have responsibility. As such, each of their measures is weighted differently than the other Named Executive Officers who are members of the corporate service group, as shown in the tables below.

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for Messrs. Skaggs and Smith, and Ms. Hightman were:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Robert C. Skaggs, Jr.		Stephen P. Smith		Carrie J. Hightman
						Formulaic Amounts(2)		Formulaic Amounts(2)		Formulaic Amounts(2)
						Payout as a % of Target	Weighted Adjusted Payout as a % of Target	Payout as a % of Target	Weighted Adjusted Payout as a % of Target	Payout as a % of Target	Weighted Adjusted Payout as a % of Target
NiSource Net Operating Earnings Per Share	50%	$1.61	$1.66	$1.71	$1.72	160%	80%	157.14%	78.57%	158.33%	79.17%
NiSource Funds from Operations	40%	$1,205M	$1,355M	$1,505M	$1,456M(3)	140.40%	56.16%	138.48%	55.39%	139.28%	55.71%
Safety	10%	.79 days	.71 days	—	.76 days	37.50%	3.75%	37.50%	3.75%	37.50%	3.75%

(1)

When the result for a particular measure lands between two goals (for example, between the target and stretch goal), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target incentive opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

These amounts reflect a percentage of each executive’s target incentive opportunity. The trigger, target and stretch incentive opportunities for each of the Named Executive Officers are provided in the section entitled “2014 Incentive Plan Payouts to the Named Executive Officers.”

(3)

This includes an upward adjustment to Funds from Operations of $92.4 million taking into consideration the impact of non-recurring items, such as incremental pension expense subsidized by the Company and changes in accounting.

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for Mr. Kettering were:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Payout as a % of Target(2)	Weighted Adjusted Formulaic Payout as a % of Target(2)
NiSource Net Operating Earnings Per Share	25%	$1.61	$1.66	$1.71	$1.72	158.33%	39.58%
NiSource Funds from Operations	20%	$1,205M	$1,355M	$1,505M	$1,456M(3)	139.28%	27.86%
CPG Safety	10%	.25 days	.19 days	—	.09 days	100.00%	10.00%
CPG Net Operating Earnings	22.50%	$264M	$269M	$279M	$274M(4)	129.17%	29.06%
CPG Funds from Operations	22.50%	$397M	$440M	$483M	$527M(5)	158.33%	35.63%

(1)

When the result for a particular measure lands between two goals (for example, between the target and stretch goal), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

These amounts reflect a percentage of Mr. Kettering’s target incentive opportunity. The trigger, target and stretch incentive opportunities for Mr. Kettering are provided in the section entitled “2014 Incentive Plan Payouts to the Named Executive Officers.”

(3)

This includes an upward adjustment to Funds from Operations for NiSource of $92.4 million taking into consideration the impact of non-recurring items, such as incremental pension expense subsidized by the Company and changes in accounting.

(4)

This includes an upward adjustment to Net Operating Earnings for CPG of $9.8 million taking into consideration the impact of changes in tax law, and the impact of non-recurring items such as incremental pension expense subsidized by the Company and other changes in accounting.

(5)

This includes an upward adjustment to Funds from Operations for CPG of $38.6 million taking into consideration the impact of non-recurring items, such as incremental pension expense subsidized by the Company and changes in accounting.

The applicable performance measures and their associated weightings and results as a percentage of the target incentive opportunity for Mr. Hamrock were:

Corporate Measures(1)	Weight	Trigger	Target	Stretch	Result	Formulaic Payout as a % of Target(2)	Weighted Adjusted Formulaic Payout as a % of Target(2)
NiSource Net Operating Earnings Per Share	25%	$1.61	$1.66	$1.71	$1.72	161.54%	40.38%
NiSource Funds from Operations	20%	$1,205M	$1,355M	$1,505M	$1,456M(3)	141.44%	28.29%
NGD Safety	10%	.91 days	.82 days	—	1.03 days	0.00%	0.00%
NGD Net Operating Earnings	22.50%	$214M	$220M	$231M	$216M(4)	58.97%	13.27%
NGD Funds from Operations	22.50%	$287M	$397M	$507M	$444M(5)	126.29%	28.42%

(1)

When the result for a particular measure lands between two goals (for example, between the target and stretch goal), the incentive opportunity is determined by interpolation and is expressed as a percentage of the target opportunity. Interpolation for the safety goal only applies between trigger and target. Consequently, target is the maximum available level for the safety goal.

(2)

These amounts reflect a percentage of Mr. Hamrock’s target incentive opportunity. The trigger, target and stretch incentive opportunities for Mr. Hamrock are provided in the section entitled “2014 Incentive Plan Payouts to the Named Executive Officers.”

(3)

This includes an upward adjustment to Funds from Operations for NiSource of $92.4 million taking into consideration the impact of non-recurring items, such as incremental pension expense subsidized by the Company and changes in accounting.

(4)	This includes an upward adjustment to Net Operating Earnings for NGD of $2.3 million taking into consideration the impact of changes in accounting.

(5)	This includes a downward adjustment to Funds from Operations for NGD of $34.1 million taking into consideration the impact of changes in tax law.

2014 Incentive Plan Payouts to the Named Executive Officers.    For 2014, the annual incentive opportunities and actual payout amounts for each of the Named Executive Officers as approved by the ONC Committee were:

Named Executive Officer	Trigger (% of Salary)	Target (% of Salary)	Stretch (% of Salary)	2014 Award (% of Target)	2014 Award(1)
Robert C. Skaggs, Jr.	50%	125%	200%	140%	$1,715,000
Stephen P. Smith	30%	70%	110%	138%	$579,600
Glen L. Kettering	25%	60%	95%	142%	$426,000
Carrie J. Hightman	25%	60%	95%	139%	$408,660
Joseph Hamrock	25%	65%	105%	110%	$357,500

(1)

The 2014 Awards for each of the Named Executive Officers were calculated as follows: annual base salary multiplied by his/her Target (% of Salary) multiplied by the applicable 2014 Award (% of Target).

In January 2015, the ONC Committee certified the performance results set forth in the tables above. The ONC Committee determined it was appropriate to approve an Incentive Plan payout of $1,715,000 to Mr. Skaggs based on the Company’s above-target performance relative to the net operating earnings per share financial metric and funds from operations financial metric as well as his continued strong leadership in 2014. Mr. Skaggs also made recommendations to the ONC Committee with respect to the award of Incentive Plan payouts to the other senior executives, including the other Named Executive Officers. In making his recommendations, Mr. Skaggs considered the Company’s performance and the performance of the senior executives in delivering strong stockholder returns again in 2014, as well as the performances of the business unit and corporate functions the executives led. The ONC Committee considered and accepted Mr. Skaggs’ recommendations and approved Incentive Plan payouts to the Named Executive Officers in accordance with the Incentive Plan formula, as set forth in the table above.

2014 Discretionary Lump Sum Payout to Mr. Kettering.    In January 2014, the ONC Committee awarded Mr. Kettering a special one-time cash bonus award of $100,000 in recognition of his role as interim CEO of the CPG. The bonus amount is set forth in the Bonus column of the Summary Compensation Table because it was not based on performance relative solely to the pre-established performance criteria under the Incentive Plan.

Additional Discretionary Lump Sum Payouts to the Named Executive Officers Based on 2014 Performance.    In January 2015, the ONC Committee exercised its discretion to award bonuses to each of the Named Executive Officers in addition to amounts based on performance relative to pre-established performance criteria described above under the section entitled “Incentive Plan.” The ONC Committee approved a discretionary bonus of $1,785,000 for Mr. Skaggs based on the Company’s consistently superior performance over the last several years under his stewardship, including 207% cumulative total shareholder return over the past five years and Mr. Skaggs’ strategic leadership in developing and executing on the decision to create CPPL and to separate the Company’s natural gas pipeline and related businesses into a stand-alone publicly traded company.

In addition, the ONC Committee approved discretionary bonuses of $750,000 for Mr. Smith, and $500,000 for Mr. Kettering based on their significant contributions to the development and execution of the decision to create CPPL and to separate the Company’s natural gas pipeline and related businesses into a stand-alone publicly traded company. In particular, the ONC Committee considered Mr. Smith’s and Mr. Kettering’s key roles in developing and executing on the formation of CPPL and the Separation, including strategic and financial analysis, transition analysis and preparation. The ONC Committee also approved discretionary bonuses of $400,000 and $300,000 for Mr. Hamrock and Ms. Hightman, respectively, based on their contributions to the preparation for the Separation. In particular the ONC Committee considered Mr. Hamrock’s strategic leadership in developing a post-separation organization for our Company and Ms. Hightman’s performance in executing on the preparation for the Separation, as well as the creation of CPPL and its initial public offering.

The amounts of these discretionary bonuses are set forth in the Bonus column of the Summary Compensation Table because they are in addition to the amounts based on performance relative to the pre-established performance criteria under the Incentive Plan, described above, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

LTIP Awards.

2014 Performance Share Awards.    In January 2014, the ONC Committee approved a grant of performance shares to senior executives of the Company, including each of the Named Executive Officers. In determining the 2014 long-term incentive grant values to be awarded to the Named Executive Officers, the ONC Committee considered the competitive pay practices at companies within our Comparative Group, input from the ONC Committee’s independent compensation consultant, the historical mix of fixed compensation versus variable incentive compensation and individual performance. In particular, the ONC Committee considered the continued strong leadership of Messrs. Skaggs and Smith and the increased leadership experience of Mr. Hamrock, in addition to the appropriateness of market adjustments for Messrs. Skaggs and Hamrock based on Comparative Group information. The ONC Committee approved an increase for 2014 grant values for Messrs. Skaggs, Smith and Hamrock that were approximately 25%, 8%, and 17% greater than their prior year’s award values, respectively.

Vesting of the 2014 grant of performance shares is dependent on the Company meeting certain performance measures over a three-year performance period and the executive’s continued employment through January 28, 2017. Special vesting rules apply in the event of death, “Retirement,” “Disability” or a “Change-in-Control” (each as defined in the Omnibus Plan). Termination for any other reason will result in forfeiture of all performance shares.

The performance measures on which vesting of 2014 performance shares is contingent relate to cumulative net operating earnings per share over the three-year period from January 1, 2014 through December 31, 2016, and Relative Total Shareholder Return (“RTSR”). The ONC Committee approved the application of these measures for the 2014-2016 performance cycle because they were deemed to be important to the Company’s success in increasing stockholder value. The ONC Committee determined it appropriate to eliminate funds from operations as a performance measure for the 2014 performance share awards in order to further align the 2014 performance shares with the Company’s strategic operating plan.

For the 2014 awards, we defined RTSR as the annualized growth in the dividends and share price of a share of the Company’s common stock, calculated using a 20-day trading average of the closing price of the Company’s common stock, over a period beginning December 31, 2013 and ending on December 31, 2016 compared to the similarly calculated total shareholder return performance of a peer group of energy companies, pre-determined by the ONC Committee. The peer group of companies selected by the ONC Committee for the purpose of determining RTSR is broader than the Comparative Group utilized by the ONC Committee in its compensation decision-making. The 36 energy companies, including 15 companies from the Comparative Group, were selected by the ONC Committee because each of the companies is similarly affected by external factors that impact stock price such as interest rates and industry opportunities and challenges.

If the pre-established performance goals and service condition are met at target performance levels, award recipients will earn 100% of the target number of performance shares awarded. The ONC Committee also approved trigger and stretch goals for each measure for each executive. If the trigger level is not met, then the executive will not receive any portion of the grant. If the target level is exceeded, the executive could receive up to a maximum of 200% of the target value of the grant unless total shareholder return is negative for the performance period, in which case, the maximum payout for RTSR would be at target regardless of performance relative to the peer group. When the result of net operating earnings per share and RTSR above the 50th percentile lands between two goals (for example, between the target and stretch goal), then the long-term incentive payout is determined by linear interpolation and is expressed as a percentage of the target opportunity. There is no interpolation between goals below the 50th percentile for the RTSR metric.

The measures and goals pertaining to the 2014 performance share awards are:

Performance Measure	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)
Cumulative Net Operating Earnings Per Share for 2014-2016	50%	$5.11	$5.26	≥$5.63
Relative Total Shareholder Return as of December 31, 2016	50%	40-49th Percentile	50th Percentile	100th Percentile

The ONC Committee authorized 2014 performance share awards to the Named Executive Officers in the following amounts:

Named Executive Officer	Target Number of Performance Shares Awarded
Robert C. Skaggs, Jr.	109,457
Stephen P. Smith	39,405
Glen L. Kettering	14,594
Carrie J. Hightman	21,891
Joseph Hamrock	20,432

Consistent with the philosophy and principles articulated above, the ONC Committee believes that the 2014 performance share awards:

•	Align the interests of executives with the Company’s stockholders as the ultimate value of the award is dependent upon the value of the Company’s stock;

•	Support the Company’s philosophy of paying for performance as the performance shares will not vest unless the Company achieves its performance goals over the measurement period; and

•	Provide competitive compensation to recruit and retain executive talent by including a long-term incentive component with a three-year service condition.

Special 2014 Restricted Stock Unit Award for Mr. Kettering.    In January 2014, the ONC Committee granted Mr. Kettering a special award of 14,594 restricted stock units in recognition of his role as interim CEO of CPG. All of these restricted stock units vest three years from the date of grant. The grant date fair value of this restricted stock unit award is included in the Stock Awards column of the Summary Compensation Table.

2012 Performance Share Awards.    In 2012, the ONC Committee awarded a grant of performance shares to each of the Named Executive Officers. Vesting of the 2012 grant of performance shares was dependent upon the Company meeting certain performance measures over the three-year period from 2012 through 2014 and the executive’s continued employment through January 30, 2015. The performance measures related to cumulative net operating earnings per share and cumulative funds from operations over the three-year period and RTSR beginning December 31, 2011 through December 31, 2014. The peer group of companies selected by the ONC Committee for the purpose of determining RTSR for the 2012 awards was comprised of 36 energy companies including ten companies from the Comparative Group that the ONC Committee looked to for purposes of 2012 compensation decision making. Based on the Company’s performance as certified by the ONC Committee in January 2015, 183% of the performance share awards vested as described below.

The performance measures, their weightings and results, as certified by the ONC Committee, were:

Performance Measure(1)	Weight	Trigger (50% Award)	Target (100% Award)	Stretch (200% Award)	Actual Results
Cumulative Net Operating Earnings Per Share for 2012-2014	40%	$4.41	$4.56	≥$4.88	$4.76
Cumulative Funds from Operations for 2012-2014	40%	$3,002M	$3,302M	≥$3,902M	$3,964M
Relative Total Shareholder Return as of December 31, 2014	20%	40-49th Percentile	50th Percentile	100th Percentile	95th Percentile

(1)

When the result for a particular measure lands between two goals (for example, between the target and stretch goal), then the long-term incentive award opportunity is determined by interpolation and is expressed as a percentage of the target opportunity.

Thereafter, each Named Executive Officer fully vested in the performance shares, payable one-for-one in shares of the Company’s common stock, as set forth in the table below:

Named Executive Officer	2012 Performance Shares
Robert C. Skaggs, Jr.	234,917
Stephen P. Smith	97,881
Glen L. Kettering	39,153
Carrie J. Hightman	58,728
Joseph Hamrock	43,710

Changes to Our Executive Compensation Program in 2015

In January 2015, the ONC Committee determined that the 2015 annual long-term incentive awards to all Company executives, including the Named Executive Officers, should be in the form of service-based restricted stock units instead of performance-based shares in anticipation of the Separation. These restricted stock units do not vest until February 2, 2018, at which time they will vest in full subject to the award recipient’s continued service through the vesting date.

Additionally, the ONC Committee intends to exercise its discretion to make adjustments to the performance conditions and performance periods for outstanding performance share awards in order to preserve the value of such awards for Company executives, contingent upon the occurrence of the Separation. The same service vesting conditions as the original awards would continue. The ONC Committee also intends to make adjustments to the performance conditions and performance period for the 2015 annual performance-based cash incentive awards under the Incentive Plan, contingent upon the occurrence of the Separation.

The Named Executive Officers who are expected to become executive officers of CPG, Inc. at Separation are Messrs. Skaggs, Smith and Kettering. At such time, CPG, Inc. will become a separate publicly traded company, and each of these Named Executive Officers will cease to be employees of the Company. The unvested awards held by each of the Named Executive Officers who become executive officers of CPG, Inc. will be cancelled by the Company and we anticipate that CPG, Inc. will provide awards of equivalent value in lieu of such awards. Their separation from employment will not constitute a “Change-in-Control” for purposes of the Change-in-Control Agreements or a termination of employment for purposes of the Executive Severance Policy.

OFFICER NOMINATION AND COMPENSATION COMMITTEE REPORT

The Officer Nomination and Compensation Committee of the Board of Directors (the “ONC Committee”) has furnished the following report to the stockholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The ONC Committee states that it reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon the review and discussions referred to above, the ONC Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

This report is submitted on behalf of the members of the ONC Committee:

Officer Nomination and Compensation Committee

Teresa A. Taylor, Chair

Richard A. Abdoo

Sigmund L. Cornelius

Michael E. Jesanis

W. Lee Nutter

Carolyn Y. Woo

March 2, 2015

ASSESSMENT OF RISK

The Company annually assesses whether its incentive compensation programs are constructed in a manner that might induce participant behaviors that could cause the Company material harm. An assessment was performed in 2014, and the Company concluded that the incentive components of our program for senior executives are not reasonably likely to have a material adverse effect on the Company, for reasons that include the following:

•	Our operations are highly regulated at both the federal and state levels and, therefore, are subject to continuous oversight by independent bodies.

•	Policies are in place to recoup compensation in the event of certain acts of misconduct and prohibit hedging by our senior executive officers.

•	Our compensation program is evaluated annually for its effectiveness and alignment with the Company’s goals without promoting excessive risk.

•	Senior executive compensation is weighted toward long-term incentives, thereby ensuring that senior executives have an ongoing, multi-year focus of attention.

•	The performance measures that are the basis of incentive awards are approved each year by an independent committee of the Board.

•

The long-term incentive equity awards to senior executives generally have three-year vesting periods and are performance based so that their upside potential and downside risk are aligned with that of our stockholders and promote long-term performance over the vesting period.

•

The senior executive officers are subject to stock ownership and retention guidelines that are independently set by the Board which are intended to ensure senior executives assume financial risk that is coincident with our stockholders.

•	The senior executive officers’ performance incentive measures include safety metrics in order to encourage a strong culture of safety.

COMPENSATION OF EXECUTIVE OFFICERS

Summary.    The following table summarizes compensation for services to NiSource and its affiliates for 2014, 2013 and 2012 awarded to, earned by or paid to each of the Named Executive Officers as of December 31, 2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Robert C. Skaggs, Jr.	2014	946,667	1,785,000	3,395,356	1,715,000	357,545	82,471	8,282,039
President and Chief Executive Officer	2013	900,000	—	2,662,652	1,224,000	306,743	85,625	5,179,020
	2012	900,000	—	2,635,436	720,000	347,464	79,336	4,682,236
Stephen P. Smith	2014	589,583	750,000	1,222,343	579,600	80,415	52,993	3,274,934
Executive Vice President and CFO	2013	575,000	—	1,109,438	539,350	70,691	52,436	2,346,915
	2012	564,583	—	1,098,088	438,725	70,947	54,601	2,226,944
Glen L. Kettering	2014	448,333	600,000	908,914	426,000	109,019	299,848	2,792,114
Executive Vice President and Group CEO	2013	340,000	500,000	443,775	275,400	120,229	68,226	1,747,630
	2012	340,000	—	439,239	222,360	82,106	71,750	1,155,455
Carrie J. Hightman	2014	483,750	300,000	679,059	408,660	62,395	47,520	1,981,384
Executive Vice President and Chief Legal Officer	2013	475,000	—	665,663	384,750	55,232	49,274	1,629,919
	2012	475,000	—	658,849	310,650	53,288	51,300	1,549,087
Joseph Hamrock	2014	487,500	400,000	633,801	357,500	—	48,930	1,927,731
Executive Vice President and Group CEO	2013	461,667	—	532,540	418,535	—	46,529	1,459,271
	2012	298,370	392,500	1,105,313	—	—	28,564	1,824,747

(1)	Salary deferred at the election of the Named Executive Officer is reported in the category and year in which such salary was earned.

(2)

This column shows discretionary bonus payouts that are in addition to any amounts paid under the Incentive Plan described in footnote 4. These bonus amounts are more fully described in the “Compensation Discussion and Analysis — ONC Committee Actions Related to 2014 Compensation — 2014 Discretionary Lump Sum Payout to Mr. Kettering” and “Additional Discretionary Lump Sum Payouts to the Named Executive Officers Based on 2014 Performance.”

(3)

For a discussion of stock awards granted in 2014, see “Compensation Discussion and Analysis — LTIP Awards” and the Grants of Plan-Based Awards table. This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock, restricted stock units, and performance shares granted in 2014 based on the average price of our common stock on the NYSE on the grant date, discounted for the value of dividends not received in the vesting period. Since the performance share awards are subject to performance conditions, the grant date value is based upon the probable outcome of such conditions. The following table shows the value of the performance share awards reported in the Summary Compensation Table at the grant date assuming that the highest level of performance conditions will be achieved.

Name	Maximum Performance Share Potential as of Grant Date for Awards ($)
Robert C. Skaggs, Jr.	6,790,712
Stephen P. Smith	2,444,686
Glen L. Kettering	905,412
Carrie J. Hightman	1,358,118
Joseph Hamrock	1,267,601

(4)

For 2014, the Incentive Plan payout amount for each of the Named Executive Officers reflected above in the column entitled Non-Equity Incentive Plan Compensation was based upon overall corporate and business unit performance. For more information regarding 2014 corporate and business unit performance, Incentive Plan payout opportunities for the Named Executive Officers and the actual payout amounts, see “Compensation Discussion and Analysis — ONC Committee Actions Related to 2014 Compensation — Annual Performance-Based Cash Incentives and 2014 Incentive Plan Payouts to the Named Executive Officers.”

(5)

This column shows the change in the present value of each pension eligible Named Executive Officer’s accumulated benefits under our tax-qualified pension plans and the non-qualified Pension Restoration Plan as a result of annual pay and interest credits to their account balance under the plans as described in the narrative to the Pension Benefits table. Mr. Hamrock is not eligible to participate in either of the Company’s pension plans. For a description of these plans and the basis used to develop the present values, see the Pension Benefits table and accompanying narrative. No earnings on deferred compensation are shown in this column, since no earnings were above market or preferential.

(6)	The table below provides a breakdown of the amounts shown in the “All Other Compensation” column for each Named Executive Officer in 2014.

		Other Compensation
Name	Perquisites & Personal Benefits(a) ($)	Company Contributions To 401(k) Plan(b) ($)	Company Contributions To Savings Restoration Plan(c) ($)	Total ($)
Robert C. Skaggs, Jr.	11,471	19,500	51,500	82,471
Stephen P. Smith	8,774	19,500	24,719	52,993
Glen L. Kettering	257,973	19,500	22,375	299,848
Carrie J. Hightman	11,239	19,500	16,781	47,520
Joseph Hamrock	12,367	19,500	17,063	48,930

(a)

All perquisites are valued based on the aggregate incremental cost to the Company, as required by the rules of the SEC. The “Compensation Discussion and Analysis — Other Compensation and Benefits — Perquisites” section of this Proxy Statement contains additional information about the perquisites provided by the Company to its Named Executive Officers. The perquisite amounts listed include financial planning and tax services as follows: Mr. Skaggs, $11,471; Mr. Smith, $8,774; Mr. Kettering, $9,870, Ms. Hightman, $11,104, and Mr. Hamrock, $12,367; travel expense as follows: Mr. Kettering, $233,579; living expense as follows: Mr. Kettering, $14,155; spousal travel as follows: Mr. Kettering, $369; and taxable gift as follows: Ms. Hightman $135. The travel expense for Mr. Kettering was calculated by the Company based on the incremental variable operating costs associated with the use of the Company-leased aircraft to commute to the executive’s office, which includes an hourly use rate, fuel rate and other flight related fees and expenses. Executives are responsible for all taxes associated with the use of the Company aircraft for this purpose.

(b)

This column reflects Company matching contributions and profit sharing contributions made on behalf of each of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock to the 401(k) Plan. The 401(k) Plan is a tax-qualified defined contribution plan, as described above under “Compensation Discussion and Analysis — Other Compensation and Benefits — Savings Programs.”

(c)

This column reflects Company matching contributions and profit sharing contributions made on behalf of the Named Executive Officers and a Company non-elective contribution of 3% of compensation on behalf of Mr. Hamrock, in excess of IRS limits to the Savings Restoration Plan. The Savings Restoration Plan is a non-qualified defined contribution plan, as described above under “Compensation Discussion and Analysis — Other Compensation and Benefits — Savings Programs,” and in the narrative following the Non-qualified Deferred Compensation table.

Grants of Plan-Based Awards

The following table sets forth information concerning plan-based awards under the Omnibus Plan to the Named Executive Officers in 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert C. Skaggs, Jr.	01/30/2014	490,000	1,225,000	1,960,000	54,729	109,457	218,914	—	3,395,356
Stephen P. Smith	01/30/2014	180,000	420,000	660,000	19,703	39,405	78,810	—	1,222,343
Glen L. Kettering	01/30/2014	125,000	300,000	475,000	7,297	14,594	29,188	14,594	908,914
Carrie J. Hightman	01/30/2014	122,500	294,000	465,500	10,946	21,891	43,782	—	679,059
Joseph Hamrock	01/30/2014	125,000	325,000	525,000	10,216	20,432	40,864	—	633,801

(1)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects potential payouts based on the performance targets set under the 2014 Incentive Plan. The amounts actually paid appear in the “Non-Equity Incentive Plan Compensation” column of the 2014 Summary Compensation Table. For a description, please see the Compensation Discussion and Analysis section under the caption “ONC Committee Actions Related to 2014 Compensation — Annual Performance-Based Cash Incentives.”

(2)

The information in the “Threshold,” “Target,” and “Maximum” columns reflects the potential share payouts under the 2014 performance share awards. The actual number of performance shares earned is determined based on performance over the three-year period from 2014 through 2016. In order for a participant to receive shares, the Company must attain specific performance goals and the participant must satisfy the applicable service condition. For a description, please see the Compensation Discussion and Analysis section under the caption “Compensation Discussion and Analysis — LTIP Awards.” If the target level of performance is met, the individual would receive 100% of the grant designated by the ONC Committee. The ONC Committee also set threshold and maximum goals. If the threshold level is not met, then the executive would not receive any value of that portion of the grant. At the threshold level the executive would receive 50% of the value of the target value of the grant, and at the maximum level the executive would receive 200% of the target value of the grant.

(3)	The information in this column reflects time-based restricted stock units granted to Mr. Kettering on January 30, 2014, all of which will vest on January 30, 2017.

(4)

This column shows the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of the restricted stock, restricted stock units, and performance shares granted in 2014 based on the average price of our common stock on the NYSE on the grant date, discounted for the value of dividends not received in the vesting period. Since the performance share awards are subject to performance conditions, the grant date value is based upon the probable outcome of such conditions.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information at fiscal year-end concerning outstanding grants of equity awards to the Named Executive Officers, including awards of restricted stock, restricted stock units, and performance shares to the Named Executive Officers.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Robert C. Skaggs, Jr.	—	—	—	64,043	(4)	2,716,704	—		—
	—	—	—	46,685	(5)	1,980,378	—		—
	—	—	—	29,126	(6)	1,235,525	—		—
	—	—	—	234,917	(7)	9,965,179	—		—
	—	—	—	—		—	113,208	(8)	4,802,283
	—	—	—	—		—	109,457	(9)	4,643,166
Stephen P. Smith	—	—	—	97,881	(7)	4,152,112	—		—
	—	—	—	—		—	47,170	(8)	2,000,951
	—	—	—	—		—	39,405	(9)	1,671,560
Glen L. Kettering	—	—	—	39,153	(7)	1,660,870	—		—
	—	—	—	—		—	18,868	(8)	800,381
	—	—	—	—		—	14,594	(9)	619,077
	—	—	—	14,594	(10)	619,077	—		—
Carrie J. Hightman	—	—	—	58,728	(7)	2,491,242	—		—
	—	—	—	—		—	28,302	(8)	1,200,571
	—	—	—	—		—	21,891	(9)	928,616
Joseph Hamrock	—	—	—	43,710	(11)	1,854,178	—		—
	—	—	—	—		—	22,642	(8)	960,474
	—	—	—	—		—	20,432	(9)	866,725

(1)	There are no outstanding options held by the Named Executive Officers.

(2)

This column shows the market value of the unvested restricted stock units and restricted stock awards held by the Named Executive Officers based on $42.42 per share, the closing price of our common stock on the NYSE on December 31, 2014.

(3)

This column shows the market value of the unvested performance shares held by the Named Executive Officers payable at target levels, based on $42.42 per share, the closing price of our common stock on the NYSE on December 31, 2014.

(4)

The awards shown represent restricted stock units granted on March 24, 2009. Vesting of these restricted stock units has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under Section 162(m). These units will vest and be payable in shares of our common stock on the earlier to occur of: his termination of employment, the date he is no longer subject to Section 162(m) or the date that such shares could be paid to him and be deductible under Section 162(m).

(5)

The award shown represents restricted stock units granted on January 22, 2010. Vesting of these restricted stock units has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under Section 162(m). These units will vest and be payable in shares of our common stock on the earlier to occur of: his termination of employment, the date he is no longer subject to Section 162(m) or the date that the restricted stock units can be paid to him and be deductible under Section 162(m).

(6)

The award shown represents restricted stock units granted on March 23, 2010. Vesting of these restricted stock units has been delayed in accordance with the terms of Mr. Skaggs’ award agreement due to limitations on deductibility under Section 162(m). These units will vest and be payable in shares of our common stock on the earlier to occur of: his termination of employment, the date he is no longer subject to Section 162(m) or the date that the restricted stock units can be paid to him and be deductible under Section 162(m).

(7)

The awards shown represent performance shares granted January 26, 2012. These awards vested on February 18, 2015, immediately following the certification of Company performance after satisfaction of the service condition on January 30, 2015. The performance measures, their weightings and results are set forth in the Compensation Discussion and Analysis under the Section entitled “ONC Committee Actions Related to 2014 Compensation — 2012 Performance Share Awards.”

(8)

The awards shown represent performance shares granted January 24, 2013 at target levels. The number of shares that will actually vest is dependent upon the Company meeting multi-year performance measures, over the 2013 — 2015 performance period and the executive’s continued employment through February 29, 2016.

(9)

The awards shown represent performance shares granted January 30, 2014 at target levels. The number of shares that will actually vest is dependent upon the Company meeting multi-year performance measures, over the 2014 — 2016 performance period and the executive’s continued employment through February 28, 2017. The performance measures and target number of shares awarded to each of the Named Executive Officers are set forth in the Compensation Discussion and Analysis under the Section entitled “Compensation Discussion and Analysis — LTIP Awards.”

(10)	The award shown represents shares of restricted stock granted on January 30, 2014. The award vests on January 30, 2017.

(11)

The award shown represents performance shares granted May 14, 2012. This award vested on February 17, 2015, upon certification of Company performance following satisfaction of the service condition on January 30, 2015. The performance measures, their weightings and results are set forth in the Compensation Discussion and Analysis under the Section entitled “ONC Committee Actions Related to 2014 Compensation — 2012 Performance Share Awards.”

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(5)
Robert C. Skaggs, Jr.	—	—	33,476	(2)	1,144,210
	—	—	150,643	(3)	5,317,698
Stephen P. Smith	—	—	57,245	(3)	2,020,749
Glen L. Kettering	—	—	27,116	(3)	957,195
Carrie J. Hightman	—	—	42,180	(3)	1,488,954
Joseph Hamrock	—	—	7,962	(4)	288,543

(1)	During 2014, no stock options were exercised by any of the Named Executive Officers.

(2)

Mr. Skaggs’ restricted stock award vested in its entirety on January 28, 2014. Mr. Skaggs had made an election under Section 83(b) of the Code (“Section 83(b)”) on the grant date and consequently no shares were subject to delayed vesting due to the limitations on deductibility under Section 162(m).

(3)

Awards shown represent performance shares granted January 28, 2011 that vested on February 18, 2014, immediately following the certification of Company performance after satisfaction of the service condition on January 28, 2014.

(4)	Award shown represents restricted stock units granted May 14, 2012 of which 7,962 shares vested May 2, 2014.

(5)

The amounts in this column reflect the value realized by the Named Executive Officer upon the vesting of stock which is computed by multiplying the number of shares by the market value of our common stock on the vesting date.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert C. Skaggs, Jr.	Columbia Energy Group Pension Plan	33.5	1,471,116
	Pension Restoration Plan	33.5	4,040,992
Stephen P. Smith	Columbia Energy Group Pension Plan	6.6	109,705
	Pension Restoration Plan	6.6	302,311
Glen L. Kettering	Columbia Energy Group Pension Plan	35.5	838,927
	Pension Restoration Plan	35.5	551,140
Carrie J. Hightman	NiSource Inc. Pension Plan	7.1	114,848
	Pension Restoration Plan	7.1	219,296
Joseph Hamrock(1)	NiSource Inc. Pension Plan	—	—
	Pension Restriction Plan	—	—

(1)	Because Mr. Hamrock was hired after January 1, 2010 he is not eligible to participate in any defined benefit pension plan sponsored by the Company or its affiliates.

Tax Qualified Pension Plans    The Company and its affiliates sponsor several qualified defined benefit pension plans for their respective exempt salaried employees hired before January 1, 2010, including the Named Executive Officers identified in the Pension Benefits Table. Benefits under these plans are funded through and are payable out of a trust fund, which consists of contributions made by the Company and the earnings of the fund.

The specific defined benefit pension plan in which an employee participates depends upon the affiliate into which the employee was hired. Messrs. Skaggs and Kettering participate in the Columbia Energy Group Pension Plan (the “CEG Plan”) because they were participants in this plan at the time of the acquisition of Columbia Energy Group by the Company. Mr. Smith participates in the CEG Plan because he was hired into Columbia Energy Group. Ms. Hightman participates in the NiSource Inc. Pension Plan (the “NiSource Plan”) because she was hired into NiSource Corporate Services Company. Both the CEG Plan and the NiSource Plan previously provided for a “final average pay” benefit (“FAP benefit”) for exempt employees and, alternatively, a cash balance benefit feature (described below). As of January 1, 2011, all active exempt employees participating in our qualified defined benefit pension plans, including the CEG Plan and the NiSource Plan, who had accrued a benefit under a FAP benefit formula or, alternatively, under the prior cash balance formula, were converted to each plan’s respective current cash balance formula. Mr. Skaggs was the only Named Executive Officer participating in the FAP benefit at the time of the January 1, 2011 conversion. Mr. Kettering also previously participated in the FAP benefit but was converted to the prior cash balance formula during an earlier choice program. As such, both Mr. Skaggs’ and Mr. Kettering’s accrued benefit under the CEG plan is equal to his cash balance account, calculated as described below, or, if greater at the time of retirement, his “protected benefit” which is a calculation taking into consideration the accrued benefit under the FAP benefit formula as of the day immediately preceding conversion of the participant’s benefit to the cash balance formula (using only service and compensation earned prior to the benefit conversion). Ms. Hightman and Mr. Smith were participating in the applicable current cash balance benefit formula at the time of the above-referenced conversion.

Pursuant to the above-described conversion of all exempt employees of the Company, including Mr. Skaggs, to the applicable current cash balance feature, each eligible exempt employee who transitioned to the current cash balance feature has an account benefit consisting of: (1) an “opening account balance” equal to either (a) in the case of an exempt employee transitioning from a FAP benefit formula, the lump sum actuarial equivalent of his accrued FAP benefit as of December 31, 2010, or (b) in the case of an exempt employee transitioning from the prior cash balance formula, equal to the account balance in such prior cash balance formula as of December 31, 2010; plus (2) annual pay and interest credits to the cash balance account. Annual pay credits to a participant’s account under the current cash balance formula equal a percentage of compensation, taking into account the Social Security Taxable Wage Base, based on the participant’s combined age and service for the plan year. The applicable pay credits are listed in the following table:

Sum of Age Plus Years of Service	Percentage of Total Compensation	Percentage of Compensation Above 1/2 of the Taxable Wage Base
Less than 50	4.0%	1.0%
50-69	5.0%	1.0%
70 or more	6.0%	1.0%

Compensation for purposes of annual pay credits means base pay, any performance-based pay, any “banked” vacation (in the year of vacation payout) and any salary reduction contributions made for the employee pursuant to a plan maintained by the Company or an affiliate under Code Sections 125 or 401(k), but excluding any amounts deferred to a non-qualified plan maintained by the Company. In accordance with Code limits, the maximum compensation taken into account in determining benefits under the plans with respect to all participants, including the Named Executive Officers, in 2014 was limited to $260,000. Interest is credited each year to the account based on the interest rate on 30-year Treasury securities, as determined by the IRS, for the September immediately preceding the first day of each year, subject to a minimum interest credit of 4%.

The automatic form of benefit under the cash balance features of both the CEG Plan and the NiSource Plan is a single life annuity in the case of an unmarried participant and a 50% joint and survivor pop-up annuity in the case of a married participant (unreduced for the value of the pop-up feature). Optional forms of payment are available under the pension plans, depending on the participant’s marital status and benefit feature. Each optional form of benefit is defined in the applicable plan to be the actuarial equivalent of the normal form of benefit defined in the plan.

Under the cash balance features of the applicable plans, any participant may take a distribution of his or her vested cash balance account benefit upon termination of employment, without any reduction. Alternatively, if the participant’s accrued benefit is determined by the protected benefit calculation referenced above (i.e., the protected benefit calculation is greater than the participant’s cash balance account), the participant would receive the protected benefit amount (which may reflect an actuarial or early retirement reduction if the participant elects to receive it prior to normal retirement date as provided in the applicable plan). Because each of the Named Executive Officers now participates in the current cash balance feature of the applicable plan, each such Named Executive Officer is eligible to take an unreduced distribution of his cash balance account upon termination of employment regardless of age and service, or, if greater, the Named Executive Officer could take a distribution of the accrued benefit using the protected benefit calculation. Currently, Mr. Skaggs and Mr. Kettering are the only Named Executive Officers who are eligible for early retirement (which impacts the protected benefit calculation), with early retirement defined under the CEG Plan as the earlier of age 55 with 10 years of eligible service or age 60 with 5 years of eligible service.

Assumptions.    The present value of the accumulated benefit for each Named Executive Officer identified above is their account balance payable under the applicable plan. For Mr. Skaggs and Mr. Kettering, this value is greater than the present value of their protected benefit using the assumptions set forth in Note 10 — Pension and Other Postretirement Benefits in the footnotes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014. The Company has not granted any extra years of credited service under the plans identified above.

Non-qualified Pension Benefit Plan.    The Company also sponsors the Pension Restoration Plan for NiSource Inc. and Affiliates (the “Pension Restoration Plan”). The Pension Restoration Plan is a non-qualified, unfunded defined benefit plan. The plan includes employees of the Company and its affiliates whose benefits under the applicable tax-qualified pension plan are limited by sections 415 and 401(a)(17) of the Code, including each of the Named Executive Officers. The Pension Restoration Plan provides for a supplemental retirement benefit equal to the difference between (i) the benefit a participant would have received under the qualified pension plan had such benefit not been limited by sections 415 and 401(a)(17) of the Code, or any other applicable section, and reduced by deferrals into our Deferred Compensation Plan, minus (ii) the actual benefit received under the qualified pension plan after applying any limits and considering deferrals into our Deferred Compensation Plan. Participants are provided the opportunity to elect any form of payment available under the qualified pension plan prior to accruing a benefit under the plan. If no election is made, the benefit is payable as a lump sum. The timing of payment under the Pension Restoration Plan generally is 45 days after one of the following: (1) if the participant qualifies for early retirement under the applicable qualified pension plan, following separation from service; or (2) if the participant does not qualify for early retirement at the time of separation from service, the later of separation from service or age 65. Key employees for purposes of section 409A of the Code, however, may not receive payments triggered by separation from service until 6 months after the termination date.

No plan benefits were paid to any Named Executive Officer under the CEG Plan, the NiSource Plan or the Pension Restoration Plan in 2014.

Non-qualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(5)	Aggregate Earnings in Last FY ($)(6)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(7)
Robert C. Skaggs, Jr.	Deferred Compensation Plan(2)	—	—	246,016	—	3,540,023
	Savings Restoration Plan(3)	—	57,442	57,887	—	1,846,013
	Phantom Stock Units(4)	—	—	1,711,449	—	6,932,745
Stephen P. Smith	Savings Restoration Plan(3)	—	22,400	41,327	—	338,326
Glen L. Kettering	Savings Restoration Plan(3)	—	5,950	96,810	—	1,075,471
	Phantom Stock(4)	—	—	467,206	45,128	1,876,788
Carrie J. Hightman	Savings Restoration Plan(3)	—	15,400	4,878	—	156,513
Joseph Hamrock	Deferred Compensation Plan(2)	209,268	—	7,549	—	267,537
	Savings Restoration Plan(3)	—	14,467	1,960	—	18,846

(1)

Amounts shown as “Executive Contributions in Last FY,” if any, were deferred under our Deferred Compensation Plan. The Named Executive Officers may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 100% of their bonus on a pre-tax basis. These contributions are fully vested.

(2)

For a description of the Deferred Compensation Plan, please see “Compensation Discussion and Analysis — Other Compensation and Benefits — Deferred Compensation Plan” and the narrative accompanying this table.

(3)

For a description of the Savings Restoration Plan, please see “Compensation Discussion and Analysis — Other Compensation and Benefits — Savings Programs” and the narrative accompanying this table. These contributions are fully vested.

(4)

For a description of the phantom stock units, see the narrative accompanying this table. All phantom stock units are vested. Dividend equivalent rights payable with respect to the phantom units are reinvested as additional phantom units at the election of Mr. Skaggs and are paid in cash at the election of Mr. Kettering. Dividend equivalent rights are shown in the aggregate earnings in last fiscal year column and when taken in cash are also shown as a distribution.

(5)

The amount of Company contributions for each Named Executive Officer in this column is included in each Named Executive Officer’s compensation reported on the Summary Compensation Table as All Other Compensation.

(6)	The aggregate earnings in this column are not reported in the Summary Compensation Table. For a discussion of investment options under these plans, see the narrative accompanying this table.

(7)

The aggregate balance reflects amounts for each Named Executive Officer that would have been previously reported as compensation in the Summary Compensation Table for prior years had he or she been a Named Executive Officer in those prior years with the exception of the phantom stock units and the aggregate earnings on deferred compensation.

The Company sponsors two non-qualified defined contribution plans, neither of which credits above-market or preferential earnings. They are the Savings Restoration Plan and the Deferred Compensation Plan. Participants in both plans have an unsecured contractual right to be paid the amounts due under the plans from the Company’s general assets.

Savings Restoration Plan.    The Company sponsors the Savings Restoration Plan to provide a supplemental benefit to eligible employees, including the Named Executive Officers, equal to the difference between: (i) the employer contributions (including matching and profit sharing contributions) an employee would have received under our Retirement Savings Plan had such benefit not been limited by sections 415 (a limitation on annual contributions under a defined contribution plan of $52,000 for 2014) and 401(a)(17) (a limitation on annual compensation of $260,000 for 2014) of the Code, and the Retirement Savings Plan’s definition of compensation, which excludes deferrals into our Deferred Compensation Plan for purposes of calculating certain employer contributions, minus (ii) the actual employer contributions the employee received under the Retirement Savings Plan. Amounts credited under the Savings Restoration Plan are deferred on a pre-tax basis. All of the Named Executive Officers are eligible to participate in the Savings Restoration Plan. Participants’ accounts under the Savings Restoration Plan are 100% vested. Employees designate how these contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan.

The timing of payment under the Savings Restoration Plan differs depending on whether the amounts were earned and vested before January 1, 2005 (“Pre-409A Amounts”) or after December 31, 2004 (“Post-409A Amounts”). Pre-409A Amounts generally are payable at the time when amounts under the Retirement Savings Plan are paid. Participants may elect in any year to withdraw Pre-409A Amounts, but that withdrawal is subject to a 10% reduction to the extent the payment is before the amount was otherwise payable under the Retirement Savings Plan. Post-409A Amounts generally are paid within 45 days after separation from service, although key employees generally must not be paid until 6 months after their separation date. Participants may not elect to receive early in-service distributions of Post-409A amounts. Both Pre-409A and Post-409A Amounts may be distributed upon an unforeseeable emergency. The form of payment for both amounts is the form elected by the participant among the choices available under the Retirement Savings Plan.

Deferred Compensation Plan.    The Company sponsors the Deferred Compensation Plan in which employees at certain job levels and other key employees designated by the ONC Committee, including the Named Executive Officers, are eligible to participate to allow deferral on a pre-tax basis of compensation, including compensation that would otherwise be limited by the Code. Participants may elect to defer and invest between 5% and 80% of their base compensation and between 5% and 80% of their non-equity incentive payment on a pre-tax basis. Employees designate how their contributions will be invested; the investment options generally are the same as those available under our Retirement Savings Plan. Employee contributions and any earnings thereon are 100% vested. The timing of payment under the Deferred Compensation Plan generally is the March 31 after the date of the participant’s separation from service. This timing applies both to the Pre-409A and Post-409A Amounts. In the case of Post-409A Amounts payable to key employees within the meaning of Code Section 409A, payments generally will not be payable until 6 months after the date of separation from service. Participants also may elect to receive in-service distributions of both Pre-409A and Post-409A Amounts. If a participant requests an in-service distribution of a Pre-409A Amount with less than 12 months’ advance notice, however, the distribution is subject to a 10% reduction. Participants may delay the commencement of distributions for five years after their originally scheduled payment date, in accordance with the deferral timing procedures under Code Section 409A. Both Pre-409A and Post-409A Amounts also may be paid upon an unforeseeable emergency. The form of payment for both amounts may be either a lump sum or annual installments of up to 15 years, as elected by the participant.

Phantom Units.    Messrs. Skaggs and Kettering were granted fully vested phantom stock units following the acquisition by the Company of Columbia Energy Group, as part of an agreement entered into as of February 1, 2001. Under this agreement, Mr. Skaggs and Mr. Kettering agreed to terminate their rights under a Columbia

Energy Group Change-in-Control Agreement. In exchange, they accepted employment with the Company and agreed to non-competition and non-solicitation provisions. These phantom stock units are recorded as a bookkeeping entry in our books and records and represent an unsecured contractual right to receive cash in the future. They are unfunded and subject to the rights of the Company’s general creditors. One phantom stock unit is equal in value to one share of our common stock. The phantom stock units also are credited with dividend equivalents, which are equal in value to dividends declared on shares of our common stock and payable, at Mr. Skaggs’ and Mr. Kettering’s election, in cash or credited to his account as additional phantom stock units. Their elections must be made in the calendar year prior to the year in which the dividend equivalents are credited. These Units are payable in cash upon termination of employment from the Company subject to execution of a general release of claims.

Potential Payments upon Termination of Employment or a Change-in-Control of the Company

The Company provides certain benefits to eligible employees, including the Named Executive Officers, upon certain types of termination of employment, including a termination of employment involving a Change-in-Control of the Company. These benefits are in addition to the benefits to which the employees would be entitled upon a termination of employment generally (i.e., (i) vested retirement benefits accrued as of the date of termination, (ii) stock-based awards that are vested as of the date of termination, and (iii) the right to continue medical coverage pursuant to COBRA). The incremental benefits that pertain to the Named Executive Officers are described below.

NiSource Executive Severance Policy.    The NiSource Executive Severance Policy was established to provide severance pay and other benefits to terminated executive-level employees who satisfy the terms of the policy. No employee is eligible to receive benefits under the policy if termination of employment results in the employee being eligible for a payment under a Change-in-Control and Termination Agreement or employment agreement.

A participant becomes entitled to receive benefits under the policy only if he or she is terminated for any of the following reasons: (a) the employee’s position is eliminated due to a reduction in force or other restructuring; (b) the employee’s position is required by the Company to relocate more than 50 miles from its current location and results in the employee having a longer commute of at least 20 miles and the employee chooses not to relocate; or (c) the employee is constructively terminated. Constructive termination means (1) the scope of the participant’s position is changed materially, (2) the participant’s base pay is reduced by a material amount or (3) the participant’s opportunity to earn a bonus under a corporate incentive plan of the Company is materially reduced or is eliminated, and, in any such event, the participant chooses not to remain employed in such position.

Under the NiSource Executive Severance Policy, an eligible employee receives severance pay in the amount of 52 weeks of base salary at the rate in effect on the date of termination. The employee also receives: a lump sum payment equivalent to 130% of 52-weeks of COBRA (as defined in the Code and the Employee Retirement Income Security Act of 1974 (“ERISA”)) continuation coverage premiums and outplacement services.

All of the Named Executive Officers are eligible to receive benefits under the NiSource Executive Severance Policy.

Change-in-Control and Termination Agreements and Employment Agreements.    As of December 31, 2014, the Company had Change-in-Control and Termination Agreements with each of the Named Executive Officers. The Company entered into these agreements based upon its belief that they are in the best interests of the stockholders, they are designed to help ensure that in the event of extraordinary events, a thoroughly objective judgment is made on any potential corporate transaction, so that stockholder value is appropriately safeguarded and maximized. The Change-in-Control Agreements provide for cash severance benefits if the executive terminates employment for “Good Reason” (as defined below) or is terminated by the Company for any reason other than “Good Cause” (as defined below) within 24 months following certain Change-in-Control events (referred to as a double trigger). None of the agreements contain a “gross-up” provision to reimburse executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control Agreements can be terminated on twelve months’ notice.

For purposes of the Change-in-Control and Termination Agreements:

“Change-in-Control” shall be deemed to take place on the occurrence of any of the following events: (1) the acquisition by an entity, person or group (including all affiliates or associates of such entity, person or group) of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of capital stock of the Company entitled to exercise more than 30% of the outstanding voting power of all capital stock of the Company entitled to vote in elections of directors (“Voting Power”); (2) the effective time of: (i) a merger or consolidation of the Company with one or more other corporations unless the holders of the outstanding Voting Power of the Company immediately prior to such merger or consolidation (other than the surviving or resulting corporation or any affiliate or associate thereof) hold at least 50% of the Voting Power of the surviving or resulting corporation (in substantially the same proportion as the Voting Power of the Company immediately prior to such merger or consolidation), or (ii) a transfer of a substantial portion of the property of the Company, other than to an entity of which the Company owns at least 50% of the Voting Power; or (3) the election to the Board of the Company of candidates who were not recommended for election by the Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation). Notwithstanding the foregoing, a Change-in-Control shall not be deemed to take place by virtue of any transaction in which the executive is a participant in a group effecting an acquisition of the Company and, after such acquisition, the executive holds an equity interest in the acquiring entity.

“Good Cause” shall be deemed to exist if, and only if, the Company notifies the executive, in writing, within 60 days of its knowledge that one of the following events occurred: (1) the executive has engaged in acts or omissions constituting dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the Company; or (2) the executive has been convicted of a criminal violation involving fraud or dishonesty.

“Good Reason” shall be deemed to exist if, and only if: (1) there is a significant diminution in the nature or the scope of the executive’s authorities or duties; (2) there is a significant reduction in the executive’s monthly rate of base salary and the executive’s opportunity to earn a bonus under an incentive bonus compensation plan maintained by the Company or the executive’s benefits; (3) the Company changes by 50 miles or more the principal location at which the executive is required to perform services as of the date of a Change-in-Control; or (4) there is a material breach of the Change-in-Control Agreement.

The Change-in-Control Agreements provide for a lump sum payment of two (three in the case of Mr. Skaggs) times the executive’s current annual base salary and target incentive bonus compensation. The executive will also receive a pro rata portion of the executive’s targeted incentive bonus for the year of termination. The Change-in-Control Agreements also provide that in the event of a Change-in-Control, the executive’s total Change-in-Control payments will equal one dollar less than the amount that would trigger an excise tax gross up; provided, however, that if the total payment due, after being reduced for federal, state, local and other taxes is greater than the reduced amount, the executive will receive the total Change-in-Control payments due (without a gross-up).

In addition, the Change-in-Control Agreements provide for the executives to receive 130% of the COBRA continuation premiums due for the two-year period (three in the case of Mr. Skaggs) following termination. In the event of a Change-in-Control, all performance share awards which have been granted to each of the Named Executive Officers under the Omnibus Plan and are outstanding as of December 31, 2014 will immediately vest. Restricted stock unit awards granted before January 1, 2014 and outstanding as of December 31, 2014 will immediately vest and restricted stock unit awards granted during 2014 and outstanding as of December 31, 2014 vest only upon a termination of employment in connection with a Change-in-Control.

Pursuant to a letter agreement dated May 14, 2008 between the Company and Mr. Smith, if the Company terminates his employment other than for cause or if he terminates his employment for good reason, he is entitled to receive the following severance benefits in lieu of severance benefits under the NiSource Executive Severance Policy: (1) a lump sum payment equal to his annual base salary; (2) a lump sum payment equal to his prorated target incentive for the year in which termination occurs; (3) a lump sum payment equal to 130% of COBRA continuation coverage premiums for one year; and (4) reasonable outplacement services.

Potential Payments Upon Termination of Employment.    The table below represents amounts payable at, following, or in connection with the events described below, assuming that such events occurred on December 31, 2014 for each of the Named Executive Officers.

	Severance ($)	Pro Rata Target Bonus Payment ($)	Equity Grants ($)	Welfare Benefits ($)	Outplacement ($)	Total Payment ($)
Robert C. Skaggs, Jr.
Voluntary Termination(1)	—	—	5,932,607	—	—	5,932,607
Retirement(2)	—	—	9,797,578	—	—	9,797,578
Disability(2)	—	—	9,797,578	—	—	9,797,578
Death(2)	—	—	9,797,578	—	—	9,797,578
Involuntary Termination(3)	980,000	—	—	11,887	25,000	1,016,887
Change-in-Control(4)	6,615,000	1,225,000	5,093,327	43,665	25,000	13,001,992
Stephen P. Smith
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	3,999,230	—	—	3,999,230
Death(2)	—	—	3,999,230	—	—	3,999,230
Involuntary Termination(3)	600,000	420,000	—	19,233	25,000	1,064,233
Change-in-Control(4)	2,040,000	420,000	5,941,430	42,735	25,000	8,469,165
Glen L. Kettering
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	1,784,864	—	—	1,784,864
Disability(2)	—	—	1,784,864	—	—	1,784,864
Death(2)	—	—	1,784,864	—	—	1,784,864
Involuntary Termination(3)	500,000	—	—	19,268	25,000	544,268
Change-in-Control(4)	1,600,000	300,000	1,362,021	42,094	25,000	3,329,115
Carrie J. Hightman
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	2,376,071	—	—	2,376,071
Death(2)	—	—	2,376,071	—	—	2,376,071
Involuntary Termination(3)	490,000	—	—	19,572	25,000	534,572
Change-in-Control(4)(5)	1,568,000	294,000	3,490,530	42,630	25,000	4,280,340
Joseph Hamrock
Voluntary Termination(1)	—	—	—	—	—	—
Retirement(2)	—	—	—	—	—	—
Disability(2)	—	—	1,866,098	—	—	1,866,098
Death(2)	—	—	1,866,098	—	—	1,866,098
Involuntary Termination(3)	500,000	—	—	19,268	25,000	544,268
Change-in-Control(4)	1,650,000	325,000	2,840,401	42,094	25,000	4,882,495

(1)

Amounts payable to each of the Named Executive Officers as shown in the Pension Benefits Table and the Nonqualified Deferred Compensation Table and under the tax-qualified, nondiscriminatory 401(k) Plan are not included. Upon voluntary termination, Mr. Skaggs would receive 64,043 shares under his 2009 Restricted Stock Unit Award, 46,685 shares under his special 2010 Restricted Stock Unit Award, and 29,126 shares under his 2010 annual Restricted Stock Unit Award. The original vesting date for these shares has passed.

However, these shares were subject to delayed vesting in accordance with the terms of the award agreements due to limitations on deductibility under Section 162(m). These shares are payable to Mr. Skaggs on the earlier to occur of his termination of employment, the date he is no longer subject to Section 162(m) or the date that such shares could be paid to him and be deductible under Section 162(m). In addition, Messrs. Skaggs and Kettering would receive the pro-rated equity amounts reflected below in note 2 because they are retirement eligible at termination.

(2)

Special vesting rules apply in the event of Retirement, Disability or death pursuant to the terms and conditions of our equity award agreements as discussed above under “Compensation Disclosure and Analysis — LTIP Awards.” Only Mr. Skaggs and Mr. Kettering were eligible for Retirement as of December 31, 2014. For Mr. Skaggs, 230,966 shares would have pro-rata vested as a result of his Retirement, Disability or death. For Mr. Kettering, 42,076 shares would have pro-rata vested as a result of his Retirement, Disability or death. For each of the other Named Executive Officers, the number of shares that would have vested in the event of the executive’s Disability or death is as follows: Mr. Smith, 94,277 shares; Ms. Hightman, 56,013 shares and Mr. Hamrock, 43,991 shares. The value of the equity grants was determined by multiplying the closing price of the Company’s common stock on the NYSE on December 31, 2014 of $42.42 by the number of shares that would have vested upon the Retirement, Disability or death, as applicable, of the Named Executive Officer and, with respect to performance shares, assumes a payout at the target level. No performance shares are actually payable until such time as the ONC Committee certifies attainment of the applicable performance goals, except in the case of death with more than 12 months remaining in the performance period, in which case the performance shares are payable at target levels regardless of ONC Committee certification.

(3)

Amounts shown reflect payments to be made upon the involuntary termination of the Named Executive Officer under the Company’s Executive Severance Policy described above, or in the case of Mr. Smith, pursuant to the terms of his employment agreement. The amounts shown for Mr. Skaggs and Mr. Kettering do not include equity grants that would pro-rata vest solely as a result of their eligibility for retirement. In addition, the amount shown for Mr. Skaggs’ does not include the shares subject to delayed vesting due to limitations on deductibility under Section 162(m) referred to in note (1) above, which are payable to him in on the earlier to occur of his termination of employment, the date he is no longer subject to Section 162(m) or the date that such shares could be paid to him and be deductible under Section 162(m).

(4)

Amounts shown reflect payments to be made upon termination of employment in the event of a Change-in-Control of the Company under the Change-in-Control and Termination Agreements described above which have been reduced by excise tax payments if applicable. As described above, the Change-in-Control Agreements do not provide for any “gross-up” payments to executives for excise taxes incurred with respect to benefits received under a Change-in-Control Agreement. The Change-in-Control and Termination Agreements provide that in the event of a Change-in-Control, the executive’s total Change-in-Control payments will equal one dollar less than the amount that would trigger an excise tax gross up; provided, however, that if the total payment due, after being reduced for federal, state, local and other taxes is greater than the reduced amount, the executive will receive the total Change-in-Control payments due (without a gross-up). In addition, the amounts shown for Mr. Skaggs’ and Mr. Kettering’s equity grants do not include the shares referred to in note (2) above, which would automatically pro-rata vest in the event of their termination of employment regardless of a Change-in-Control; and, the amount shown for Mr. Skaggs does not include the shares subject to delayed vesting due to limitations on deductibility under Section 162(m) referred to in note (1) above, which are payable to him in the event of his termination of employment regardless of a Change-in-Control.

(5)

In accordance with the terms of her Change-in-Control and Termination Agreement described above, the amount shown for Ms. Hightman reflects a benefit reduction of $1,139,820 as it results in a better after-tax position than her receipt of the full benefit and payment of the excise tax. Ms. Hightman was the only Named Executive Officer who was in a better after-tax position as a result of benefit reduction.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information for all equity compensation plans and individual compensation arrangements (whether with employees or non-employees, such as directors), in effect as of December 31, 2014.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)(b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a) (#)(c)
Equity compensation plans approved by security holders(1)	2,424,851	22.62	6,491,322
Equity compensation plans not approved by security holders	—	—	—
Total	2,424,851	22.62	6,491,322

(1)

The Plans approved by security holders include the following plans: the 1994 Long Term Incentive Plan, approved by the stockholders on May 10, 2005 (no shares remain available for future issuance under the plan), the Non-Employee Director Stock Incentive Plan, approved by the stockholders on May 20, 2003 (no shares remain available for future issuance under the plan), the Omnibus Plan approved by the stockholders on May 11, 2010, and the Company’s Employee Stock Purchase Plan, approved by the stockholders on May 15, 2012. As of December 31, 2014, 6,264,223 remained available for issuance under the Omnibus Plan and 227,099 shares remained available for purchase under the Employee Stock Purchase Plan.

(2)

In calculating the weighted-average exercise price of outstanding options, shown in column (b), restricted stock units and performance stock units which can convert into shares of common stock upon vesting have been excluded. Restricted stock units and performance stock units are payable at no cost to the grantee on a one-for-one basis.

PROPOSAL 2 — ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with the federal securities laws, we are asking stockholders to approve in an advisory vote the compensation paid to the Company’s Named Executive Officers, as disclosed under the heading “Executive Compensation” above, including the “Compensation Disclosure and Analysis.” We currently hold an annual advisory vote on our Named Executive Officers’ compensation. Accordingly, a vote will take place at the Annual Meeting and the next such vote will take place at the 2016 Annual Meeting.

The Board of Directors encourages stockholders to carefully review the Executive Compensation section of this Proxy Statement, including the Compensation Discussion and Analysis section, for a thorough discussion of our executive compensation program and philosophy. Our compensation program is designed to be significantly performance-based and to attract and retain highly qualified individuals who enhance long-term stockholder value by contributing to the Company’s ongoing success. All facets of our compensation program are regularly monitored by the ONC Committee to ensure that the program is well-tailored to fulfill the Company’s compensation philosophy and objectives.

In considering this proposal, stockholders may wish to consider the following factors that demonstrate our commitment to maintaining a robust compensation program:

•	Compensation is closely tied to both corporate and individual performance;

•	Annual and long-term incentive compensation opportunities are contingent on the Company achieving pre-established goals;

•	Total compensation packages are competitive with those offered by members of the Company’s Comparative Group;

•	Perquisites are appropriately limited in number and modest in dollar value; and

•	Our compensation program does not create incentives for behaviors that create material risk to the Company.

As discussed in the Executive Compensation section of this Proxy Statement, the ONC Committee and the Board believe that the Company’s executive compensation program fulfills the objectives of its compensation philosophy in a prudent and effective manner.

Accordingly, the following resolution is submitted for an advisory stockholder vote at the Annual Meeting:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved on an advisory basis.

As this is an advisory vote, the result will not be binding on the Company, the Board or the ONC Committee, although the Committee and the Board will carefully consider the outcome of the vote when evaluating our compensation program and philosophy.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to approve the advisory vote on the compensation of the Named Executive Officers. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the advisory approval of executive compensation of the Company’s Named Executive Officers. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the outcome.

THE BOARD RECOMMENDS A VOTE “FOR” THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee appointed Deloitte & Touche LLP (“Deloitte”), 111 South Wacker Drive, Chicago, IL 60606, as the Company’s independent registered public accountants for the year 2015. A representative of Deloitte will be present at the meeting, will be given an opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

The Board of Directors and its Audit Committee consider Deloitte well qualified to serve as our independent registered public accountants. The Board of Directors recommends ratification of such appointment by the stockholders.

Although action by stockholders for this matter is not required, the Board of Directors and the Audit Committee believe that it is appropriate to seek stockholder ratification of this appointment in order to provide stockholders a means of communicating the stockholders’ level of satisfaction with the performance of the independent registered public accountants and their level of independence from management. If the proposal is not approved and the appointment of Deloitte is not ratified by the stockholders, the Audit Committee will take this into consideration and will reconsider the appointment.

Vote Required

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is needed to ratify the appointment of Deloitte. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the ratification of the appointment of Deloitte. Abstentions by those present or represented by proxy will have the same effect as a vote against the proposal. Brokers will have discretionary authority to vote on this proposal, so there will not be broker non-votes.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2015.

AUDIT COMMITTEE REPORT

Our Audit Committee consists of Messrs. Candris, Cornelius, Jesanis and Kittrell and Ms. Parker. Each of the members of the Audit Committee is independent as defined by the applicable NYSE and SEC rules and meets the additional independence standard set forth by the Board of Directors in the Corporate Governance Guidelines. Each of the members of the Audit Committee also is “financially literate” for purposes of applicable NYSE rules. The Board of Directors has designated Marty R. Kittrell, the Chair of the Audit Committee, as the “audit committee financial expert.”

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and has discussed with Deloitte, the Company’s independent registered public accountants, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”), Auditing Standard No. 16, “Communications with Audit Committees”; SEC regulation S-X Rule 2-07; PCAOB Auditing Standard No. 5 and the NYSE Corporate Governance Rules. The Audit Committee also has received the written disclosures and the letter from Deloitte required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Deloitte its independence. The Audit Committee has considered whether Deloitte’s provision of non-audit services to the Company is compatible with maintaining Deloitte’s independence.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Upon recommendation of the Audit Committee, the Company has appointed Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

Audit Committee

Marty R. Kittrell, Chair

Aristides S. Candris

Sigmund L. Cornelius

Michael E. Jesanis

Deborah S. Parker

February 17, 2015

INDEPENDENT AUDITOR FEES

The following table represents the aggregate fees for professional services billed by Deloitte for the fiscal years ended December 31, 2013 and 2014.

	2013	2014
Audit Fees(1)	$6,029,000	$6,279,000
Audit-Related Fees(2)	829,495	2,566,582
Tax Fees(3)	533,387	533,132
All Other Fees(4)	18,862	14,140

(1)

Audit Fees — These are fees for professional services performed by Deloitte for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees — These are fees for the assurance and related services performed by Deloitte that are reasonably related to the performance of the audit or review of the Company’s financial statements. In 2014, these fees include services provided by Deloitte in connection with the Proposed Separation and Columbia Pipeline Partners LP’s initial public offering of its outstanding limited partnership interests.

(3)	Tax Fees — These are fees for professional services performed by Deloitte with respect to tax compliance, tax advice and tax planning.

(4)	All Other Fees — These are fees for permissible work performed by Deloitte that does not meet the above categories.

Pre-Approval Policies and Procedures.    During fiscal year 2014, the Audit Committee approved all audit, audit related and non-audit services provided to the Company by Deloitte prior to management engaging the auditor for those purposes. The Audit Committee’s current practice is to consider for pre-approval annually all audit, audit related and non-audit services proposed to be provided by our independent auditors for the fiscal year. Additional fees for other proposed audit-related or non-audit services (not within the scope of the approved audit engagement) which have been properly presented to the Pre-Approval Subcommittee of the Audit Committee (consisting of Marty R. Kittrell) by the Vice President, Controller and Chief Accounting Officer of the Company may be considered and, if appropriate, approved by the Pre-Approval Subcommittee of the Audit Committee, subject to later ratification by the full Audit Committee. In no event, however, will any non-audit related service be approved by the Pre-Approval Subcommittee that would result in the independent auditor no longer being considered independent under the applicable SEC rules. In making its recommendation to appoint Deloitte as our independent auditor, the Audit Committee has considered whether the provision of the non-audit services rendered by Deloitte is compatible with maintaining that firm’s independence.

PROPOSAL 4 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO GIVE STOCKHOLDERS THE POWER TO REQUEST SPECIAL MEETINGS OF THE STOCKHOLDERS

Currently, the Company’s Certificate of Incorporation provides that, except as required by law and subject to the rights of holders of any series of preferred stock of the Company that may be issued in the future, only the Board may call special meetings of the stockholders of the Company. The Board has adopted, and is now submitting for approval by the Company’s stockholders, an amendment to Section A.4 of Article IV of the Certificate of Incorporation to add a provision permitting stockholders of the Company holding not less than twenty-five percent (25%) of the shares of Company common stock issued and outstanding to request a special meeting of the Company’s stockholders, subject to the provisions of the Company’s Amended and Restated Bylaws (the “Bylaws”). The complete text of the proposed amendment is set forth in Exhibit A.

In determining that the proposal is advisable and in the best interest of the Company’s stockholders, the Corporate Governance Committee and the Board noted that the Bylaws were amended on May 11, 2010 to permit stockholders of the Company holding not less than twenty-five percent (25%) of the shares of Company common stock issued and outstanding to request a special meeting of the Company’s stockholders in accordance with the terms of the Bylaws. The Board decided to propose to the Company’s stockholders the amendment of the Certificate of Incorporation reflected in Exhibit A in order to ensure that the Certificate of Incorporation is consistent with the Bylaws.

If the Company’s stockholders approve this proposal, the text of the proposed amendment will become effective immediately upon the filing of the proposed amendment with the Secretary of State of the State of Delaware. We expect to file the proposed amendment with the Secretary of State of the State of Delaware promptly upon approval of this Proposal 4 by our stockholders.

Vote Required

The affirmative vote of a majority of the shares outstanding is needed to approve the amendment to the Certificate of Incorporation. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO GIVE STOCKHOLDERS THE POWER TO REQUEST SPECIAL MEETINGS OF THE STOCKHOLDERS.

PROPOSAL 5 — AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REDUCE THE MINIMUM NUMBER OF DIRECTORS OF THE COMPANY FROM NINE TO SEVEN

Currently, the Certificate of Incorporation provides that the Board shall consist of not less than nine (9) and not more than twelve (12) directors. The Board has adopted, and is now submitting for approval by the Company’s stockholders, an amendment to Section A.1 of Article V of the Certificate of Incorporation to reduce the minimum number of directors of the Company from nine (9) to seven (7). The maximum number of directors of the Company will remain twelve (12). The proposed text of the amendment is set forth in Exhibit B.

In determining that the proposal is advisable and in the best interest of the Company’s stockholders, the Corporate Governance Committee and the Board considered that the Company has announced plans to separate CPG, Inc. from the Company and that if the Separation occurs as planned in mid-2015, six of the Company’s directors, including our current President and CEO, are expected to resign from the Board and to become directors of CPG, Inc. The Board decided to propose to stockholders an amendment of the Certificate of Incorporation as reflected in Exhibit B in the interest of giving the Board greater flexibility in filling vacancies on the Board in light of such expected resignations.

If the Company’s stockholders approve this proposal, the text of the proposed amendment will become effective immediately upon the filing of the proposed amendment with the Secretary of State of the State of Delaware. We expect to file the proposed amendment with the Secretary of State of the State of Delaware promptly upon approval of this Proposal 5 by our stockholders.

Vote Required

The affirmative vote of a majority of the shares outstanding is needed to approve the amendment to the Certificate of Incorporation. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Abstentions and broker non-votes will have the same effect as a vote against the proposal.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO REDUCE THE MINIMUM NUMBER OF DIRECTORS OF THE COMPANY FROM NINE TO SEVEN.

PROPOSAL 6 — RE-APPROVAL OF THE COMPANY’S 2010 OMNIBUS PLAN PURSUANT TO SECTION 162(m) OF THE INTERNAL REVENUE CODE

The Board of Directors recommends that you vote “FOR” the re-approval of the Omnibus Plan for purposes of preserving the ability to grant awards to certain executives under the Plan that are intended to qualify as performance-based compensation that is deductible under Section 162(m). This proposal does not seek to increase the number of shares of the Company’s Common Stock that can be issued pursuant to awards granted under the Omnibus Plan, and approval of this proposal will not result in any additional cost to the Company.

Section 162(m) limits to $1 million per year the deductibility of compensation paid to the CEO and the next three most highly compensated executive officers other than the CFO (“covered executives”). This limit on deductibility does not apply to compensation defined in Section 162(m) as “qualified performance-based compensation.”

One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance goals under which the compensation may be paid be disclosed to and approved by stockholders at least once every five years. For purposes of Section 162(m), the material terms include (i) the individuals eligible to receive compensation, (ii) a description of the business criteria on which the performance goal is based, and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal.

Our stockholders approved the Omnibus Plan at the 2010 Annual Meeting on May 11, 2010, and the ONC Committee amended the Omnibus Plan in October 2013 to allow the ONC Committee the authority to grant equity awards authorized under the Omnibus Plan to provide for double-trigger vesting in the event of a change in control. Previously, the terms of the Omnibus Plan provided for single-trigger vesting only. A copy of the

Omnibus Plan is attached as Exhibit C to this Proxy Statement, and this discussion is qualified in its entirety by reference to the full text of the Omnibus Plan.

If the Omnibus Plan is approved by the Company’s stockholders, the Company will be able to continue to structure performance-based awards in a manner that should qualify for the performance-based compensation exception from the deduction limitations of Section 162(m). If the Company’s stockholders fail to re-approve the Omnibus Plan, the Omnibus Plan will not be available for grants of certain performance-based awards to the covered executives, and the Company may not be entitled to a tax deduction for some or all of the compensation paid to the covered executives. Notwithstanding the foregoing, the Omnibus Plan will continue to provide the ONC Committee the ability to grant awards that do not qualify as performance-based compensation under Section 162(m), if the ONC Committee believes that such awards are in the best interest of the Company.

The basic features of the Omnibus Plan are as follows.

Administration

The Omnibus Plan will be administered by the ONC Committee, or such other committee as the Board of Directors shall appoint from time to time, which shall consist of two or more directors all of whom are intended to satisfy the requirements for an “outside director” under Section 162(m), a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “independent director” under the rules of the NYSE. The ONC Committee has the discretion to interpret the Omnibus Plan and any award or other agreement employed by the Company in the administration of the Omnibus Plan. Subject to the provisions of the Omnibus Plan, the ONC Committee has the power to:

•	determine when and to whom awards will be granted;

•	make awards under the Omnibus Plan;

•	determine the fair market value of shares or other property, where applicable;

•	determine the terms, conditions, and restrictions applicable to each award and any shares acquired pursuant to such awards;

•	determine how an award will be settled;

•	approve one or more forms of award agreements;

•	amend, modify, extend, cancel, or renew any award or waive any restrictions or conditions applicable to any award or any shares acquired upon the exercise of an award;

•	accelerate, continue, extend, or defer the exercisability of any award or the vesting of any shares acquired upon the exercise of an award;

•	prescribe, amend, or rescind any rules and regulations relating to the administration of the Omnibus Plan; and

•	make all other determinations necessary or advisable for the administration of the Omnibus Plan.

Notwithstanding the foregoing, the Board of Directors shall perform the functions of the ONC Committee for purposes of granting awards to non-employee directors.

Eligibility

The Omnibus Plan gives the ONC Committee full discretion to designate any non-employee director of the Company or any employee of the Company or an affiliate as a participant in the Omnibus Plan. The Company currently has ten non-employee directors, and the Company and its affiliates currently have approximately 8,000 employees eligible to participate in the Omnibus Plan.

Number of Shares and Limitations

The original share reserve available for awards under the Omnibus Plan was 8,000,000 shares, plus any shares subject to outstanding awards granted under either the NiSource Inc. 1994 Long-Term Incentive Plan (the “LTIP”) or the NiSource Inc. Non-employee Director Stock Incentive Plan (the “Director Plan”) that expire or terminate for any reason (subject to adjustment for future stock splits, stock dividends, and similar changes in the capitalization of the Company). After giving effect to awards previously made under the Omnibus Plan, the aggregate number of shares that are available for issuance is approximately 5,800,201 shares as of March 16, 2015, the record date for the 2015 Annual Meeting. This number does not include the effect of forfeitures, if any, of outstanding awards.

The following shares related to awards will be available for issuance again under the Omnibus Plan:

•	shares related to awards paid in cash and

•	shares related to awards that expire, are forfeited, are cancelled, or terminate for any other reason without the delivery of the shares.

In addition, the following shares related to awards also will be available for issuance again under the Omnibus Plan:

•	shares equal in number to the shares withheld, surrendered or tendered in payment of the exercise price of an award, including an award granted under the LTIP or Director Plan;

•	shares tendered or withheld in order to satisfy tax withholding obligations; and

•	shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of awards, including awards granted under the LTIP or Director Plan.

No participant may receive in any fiscal year of the Company awards under the Omnibus Plan that exceed the following limitations:

•	no more than $12,000,000 subject to stock options or stock appreciation rights;

•	no more than $7,000,000 subject to restricted stock or restricted stock units; and

•	no more than $10,000,000 subject to performance shares, performance units, cash-based awards, or other stock-based awards.

Performance Targets and Section 162(m)

Awards under the Omnibus Plan may be conditioned upon the attainment of performance targets awards may be based on any number and type of performance targets that the ONC Committee determines are desirable. The performance measured may be that of the Company, its affiliates, or business units within the Company or affiliates. In setting performance targets, the ONC Committee may assign payout percentages to various levels of performance that will be applied to reduce or increase the payout connected to the award when performance over a performance period either falls short of or exceeds the performance target.

With respect to awards intended to qualify as “performance-based compensation” under Section 162(m), such performance targets will be based on one or any combination of two or more performance measures listed in Section 13.1(b) of the Omnibus Plan. The ONC Committee may provide in any such award that any evaluation of performance may include or exclude any extraordinary events described in Section 13.1(c) of the Omnibus Plan. To the extent such inclusions or exclusions affect awards to covered employees under Section 162(m), they shall be prescribed in a form that meets the requirements of Section 162(m) for deductibility except as otherwise determined by the ONC Committee in its sole discretion. Awards that are intended to qualify as “performance- based compensation” under Section 162(m) may not be adjusted upward. The ONC Committee shall retain the discretion to adjust such awards downward, either on a formula or discretionary basis or a combination of the two, as the ONC Committee determines.

Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) may be based on these or other performance measures, as determined by the ONC Committee.

Types of Awards

The types of awards that may be granted under the Omnibus Plan include incentive and nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash-based awards, and other stock-based awards.

Subject to certain restrictions applicable to incentive stock options, awards granted under the Omnibus Plan will be exercisable by the participants at such times as are determined by the ONC Committee, but in no event may the term of an award be longer than ten years after the grant date. In addition to the general characteristics of all of the awards described in this Proxy Statement, the basic characteristics of awards that may be granted under the Omnibus Plan are as follows:

Incentive and Nonqualified Stock Options (“ISOs” and “NSOs”)

Both incentive and nonqualified stock options may be granted to participants at such exercise prices as the ONC Committee may determine, but the exercise price for any option may not be less than 100% of the fair market value (as defined in the Omnibus Plan) of a share of the Company’s common stock on the grant date. Stock options may be granted and exercised at such times as the ONC Committee may determine, except that (a) ISOs may be granted only to employees, (b) no ISOs may be granted more than ten years after the effective date of the Omnibus Plan, (c) an option shall not be exercisable more than ten years after the date of grant, and (d) the aggregate fair market value of the shares of common stock of the Company with respect to which ISOs granted under the Omnibus Plan and any other plan of the Company first become exercisable in any calendar year for any employee may not exceed the $100,000 maximum amount permitted under Code Section 422(d). Additional restrictions apply to an ISO granted to an individual who beneficially owns more than 10% of the combined voting power of all classes of stock of the Company.

The purchase price payable upon exercise of options generally may be paid in any of the following methods:

•	in cash;

•

by authorizing a third party with which the optionee has a brokerage or similar account to sell the shares (or a sufficient portion of such shares) acquired upon the exercise of the option and remit to the Company a portion of the sale proceeds sufficient to pay the entire option exercise price to the Company;

•	by delivering shares that have an aggregate fair market value on the date of exercise equal to the option exercise price;

•

by authorizing the Company to withhold from the total number of shares as to which the option is being exercised the number of shares having a fair market value on the date of exercise equal to the aggregate option exercise price for the total number of shares as to which the option is being exercised;

•	by such other means by which the ONC Committee determines to be consistent with the purpose of the Omnibus Plan and applicable law; or

•	by any combination of items listed above.

Stock Appreciation Rights (“SARs”)

The value of an SAR granted to a participant is determined by the appreciation in the number of shares the Company’s common stock subject to the SAR during its term, subject to any limitations upon the amount or percentage of total appreciation that the ONC Committee may determine at the time the right is granted. The participant receives all or a portion of the amount by which the fair market value of a specified number of shares, as of the date the SAR is exercised, exceeds a price specified by the ONC Committee at the time the right is granted. The price specified by the ONC Committee must be at least 100% of the fair market value of the specified number of shares of the Company’s common stock to which the right relates, determined as of the date the SAR is granted. An SAR may be granted in connection with a previously or contemporaneously granted option, or independent of any option. An SAR may be paid in cash, shares the Company’s common stock or a combination of cash and shares as determined by the ONC Committee. No SAR may be exercised more than ten years after its date of grant.

Restricted Stock and Restricted Stock Units (“RSUs”)

The ONC Committee may grant participants awards of restricted stock and RSUs. Restricted stock involves the granting of shares to participants subject to restrictions on transferability and any other restrictions the ONC Committee may impose. The restrictions lapse if either the holder continues to perform services to the Company or its affiliates for a specified period of time established by the ONC Committee under the applicable award agreement or satisfies other restrictions, including performance-based restrictions, during the period of time established by the ONC Committee. RSUs are similar to restricted stock except that no shares actually are awarded to the participant on the grant date, and the holder typically does not enjoy any shareholder rights with respect to the units. Restricted stock awards are settled in shares. RSU awards may be settled in cash, shares, or a combination of cash and shares, as determined by the ONC Committee and provided in the applicable award agreement.

Performance Shares

The ONC Committee may grant participants awards of performance shares. The period of time over which performance targets are measured will be of such duration as the ONC Committee shall determine in an award agreement. Upon satisfaction of the applicable performance targets during the performance period, the participant will be entitled to receive shares of common stock of the Company.

Performance Units

The ONC Committee may grant participants awards of performance units. The period of time over which the performance goals are measured will be no less than two years, unless otherwise determined by the ONC Committee in an award agreement. Upon satisfaction of the applicable performance targets during the performance period, the participant will be entitled to receive either shares, cash, or a combination of shares and cash as determined by the ONC Committee in an award agreement.

Cash-Based Awards

Cash-based awards entitle the participant to payment in amounts of cash determined by the ONC Committee based upon the achievement of specified performance targets during a specified performance period, which typically will be one year unless otherwise determined by the ONC Committee. Each cash-based award will have its value determined by the ONC Committee.

Other Stock-Based Awards

The ONC Committee may also grant other awards that are valued in whole or in part by reference to, or are otherwise based on and/or payable in, shares of common stock of the Company. Other stock-based awards are a catch-all category to provide for awards of stock-based compensation that do not fit within the scope of the other specifically described types of awards. Payments with respect to other stock-based awards may be made in cash, shares, or a combination of cash and shares as determined by the ONC Committee. The ONC Committee has the discretion to determine the terms and conditions of these other stock-based awards.

Termination of Service

If a participant ceases to be an employee or director of the Company or its affiliates, the ONC Committee may provide for special vesting and payment conditions upon such termination in an applicable award agreement. If a participant’s employment or directorship is terminated for cause, however, the participant’s right to receive the benefits of an award is forfeited.

Transferability

In general, awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of ERISA or the rules thereunder. Except as otherwise provided in the Omnibus Plan, all rights with respect to an award granted to a participant shall be available during his or her lifetime only to such participant. Notwithstanding the foregoing, a participant, at any time prior to his death, may assign all or any portion of an NSO or SAR to:

•	his spouse or lineal descendant;

•	the trustee of a trust for the primary benefit of his spouse or lineal descendant; or

•	a tax-exempt organization as described in Code Section 501(c)(3).

Notwithstanding the foregoing, non-employee directors may assign all or any portion of any award granted to them to assignees described above. In the event of an assignment, the spouse, lineal descendant, trustee or tax-exempt organization shall be entitled to all of the rights of the participant with respect to the assigned portion of such award, and such portion of the award shall continue to be subject to all of the terms, conditions and restrictions applicable to the award as set forth in the Omnibus Plan and in the related award agreement, immediately prior to the effective date of the assignment. Any such assignment shall be permitted only if (i) the participant does not receive any consideration therefore, and (ii) the assignment is expressly approved by the ONC Committee or its delegate. Further notwithstanding the foregoing, no incentive stock option may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent or distribution.

Duration, Adjustments, Modifications, Terminations

The Omnibus Plan will remain in effect until all shares of the Company subject to the Omnibus Plan are distributed, or the Omnibus Plan is terminated as described below.

In the event of a recapitalization, stock split, reverse stock split, spin-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of shares, payment of stock dividends, other increase or decrease in the number of such shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the ONC Committee determines an adjustment is appropriate, the ONC Committee shall equitably adjust the number and type of shares available for awards or the number and type of shares and amount of cash subject to outstanding awards, the option exercise price of outstanding options, and provisions regarding payment with respect to outstanding awards. The ONC Committee has the discretion to make similar adjustments in connection with other changes in the Company’s capitalization, including due to a merger, reorganization, or consolidation.

The Omnibus Plan also gives the Board and ONC Committee the right to terminate, suspend or amend the Omnibus Plan without the authorization of stockholders to the extent allowed by law, including without limitation any rules issued by the SEC under Section 16 of the Exchange Act, insofar as stockholder approval thereof is required in order for the Omnibus Plan to continue to satisfy the requirements of Rule 16b-3 under the Exchange Act, or the rules of any applicable stock exchange. No termination, suspension or amendment of the Omnibus Plan shall adversely affect any right acquired by any participant under an award granted before the date of such termination, suspension or amendment, unless such participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

Upon a change in control, all outstanding awards shall become fully exercisable and all restrictions thereon shall terminate; provided, however, that notwithstanding the above, the ONC Committee, as constituted before such change in control, is authorized, and has sole discretion, as to any award, either at the time such award is granted or any time thereafter, to provide for the extent of vesting and the treatment of partially completed performance periods (if any) for any awards outstanding upon a change in control.

Federal Tax Considerations

The Company has been advised by its counsel that awards made under the Omnibus Plan generally will result in the following tax events for United States citizens under current United States federal income tax laws.

Nonqualified Stock Options

A participant will have no taxable income, and the Company will not be entitled to any related deduction, at the time a NSO is granted under the Plan. At the time of exercise of NSOs, the participant will realize ordinary income, and the Company will be entitled to a deduction equal to the excess of the fair market value of the stock on the date of exercise over the option exercise price. Upon disposition of the shares, any additional gain or loss realized by the participant will be taxed as a capital gain or loss.

Incentive Stock Options

A participant will have no taxable income, and the Company will not be entitled to any related deduction, at the time an ISO is granted under the Plan. If a participant disposes of shares acquired from the exercise of an ISO no earlier than (a) two years after the grant of the option and (b) one year after the exercise of the option (both (a) and (b) collectively referred to as the “Holding Periods”), then no taxable income will result upon the exercise of such ISO, and the Company will not be entitled to any deduction in connection with such exercise. Upon dis-

position of the shares after expiration of the Holding Periods, any gain or loss realized by a participant will be a capital gain or loss. The Company will not be entitled to a deduction with respect to a disposition of the shares by a participant after the expiration of the Holding Periods.

Except in the event of death, if the participant disposes of the shares before the end of the Holding Periods (a “Disqualifying Disposition”), such participant will recognize a gain (taxable at ordinary income tax rates) which equals the lesser of (a) the difference between the fair market value on the exercise date and the option exercise price, or (b) the difference between the sale price of the shares and the option exercise price on the date of sale. The balance, if any, will be taxed as short-term or long-term capital gain, depending upon how long the participant held the shares. The Company will be entitled to a deduction at the same time and in the same amount as the participant is deemed to have realized ordinary income. If the participant pays the option exercise price with shares that were originally acquired pursuant to the exercise of an ISO and the Holding Periods for such shares have not been met, the participant will be treated as having made a Disqualifying Disposition of such shares, and the tax consequence of such Disqualifying Disposition will be as described above.

For alternative minimum tax purposes, an ISO will be treated as if it were a nonqualified stock option, the tax consequences of which are discussed previously.

Stock Appreciation Rights

There will be no federal income tax consequences to either the participant or the Company upon the grant of an SAR. The participant, however, generally must recognize ordinary taxable income upon the exercise or surrender of an SAR in an amount equal to the fair market value (on the date of exercise) of the shares exercised, less the exercise price. Gain or loss recognized upon any later sale or other disposition of the acquired shares generally will be a capital gain or loss.

Restricted Stock

Unless the participant files an election to be taxed under Code Section 83(b), the participant will not realize income upon the grant of restricted stock. Instead, the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, when the restrictions lapse. The amount of such ordinary income and deduction will be the fair market value of the restricted stock on the date the restrictions lapse. If the participant files an election to be taxed under Code Section 83(b), the tax consequences to the participant and the Company will be determined as of the date of the grant of the restricted stock rather than as of the date of the lapse of the restrictions.

When the participant disposes of restricted stock, the difference between the amount received upon such disposition and the fair market value of such shares on the date the participant realizes ordinary income will be treated as a capital gain or loss.

Restricted Stock Units

A recipient of RSUs will not recognize taxable income upon the award of RSUs, and the Company will not be entitled to a deduction at such time. Upon payment or settlement of a RSU award, the participant will recognize ordinary income equal to the value of the shares or cash received and the Company will be entitled to a corresponding deduction. Upon disposition of shares received by a participant in payment of an award, the participant will recognize capital gain or loss equal to the difference between the amount received upon such disposition and the fair market value of the shares on the date they were originally received by the participant.

Performance Shares, Performance Units, and Cash-Based Awards

Generally, the participant will not realize taxable income on the date of grant of a performance share, performance unit, or cash-based award. Instead, the participant will realize ordinary income, and the Company will be entitled to a corresponding deduction, in the year cash, shares, or a combination of cash and shares are delivered to the participant in payment of the award. The amount of such ordinary income and deduction will be the amount of cash received plus the fair market value of the shares received, if any, on the date of issuance. Upon disposition of shares received by a participant in payment of an award, the participant will recognize capital gain or loss equal to the difference between the amount received upon such disposition and the fair market value of the shares on the date they were originally received by the participant.

Section 162(m)

Compensation of the Company’s CEO and its three most highly compensated executive officers (not including the CEO and CFO) is subject to the tax deduction limits of 162(m). Awards that qualify as “performance-based compensation,” however, will be exempt from Section 162(m), thus allowing the Company the full tax deduction otherwise permitted for such awards. If approved by the Company’s stockholders, the Omnibus Plan will enable the ONC Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

Code Section 409A

Code Section 409A provides that covered amounts deferred under a nonqualified deferred compensation plan are includable in the participant’s gross income to the extent not subject to a substantial risk of forfeiture and not previously included in income, unless certain requirements are met, including limitations on the timing of deferral elections and events that may trigger the distribution of deferred amounts. The Omnibus Plan has been designed so that awards should be exempt from coverage under Code Section 409A. Certain terms have been defined in a manner so that if awards are subject to Code Section 409A, they should comply with Code Section 409A.

Forfeiture and Over/Under Payments

The ONC Committee may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an award. Such events may include, but shall not be limited to, termination of service for cause or any act by a participant, whether before or after termination of service, that would constitute cause for termination of service.

If any participant or beneficiary receives an underpayment of shares or cash payable under the terms of any award, payment of any such shortfall shall be made as soon as administratively practicable. If any participant or beneficiary receives an overpayment of shares or cash payable under the terms of any award for any reason, the ONC Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the participant knowingly or through gross negligence engaged in the misconduct, or knowingly or through gross negligence failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the participant shall reimburse the Company the amount of any payment in settlement of an award earned or accrued during the twelve-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement.

Withholding

The Omnibus Plan permits the Company to withhold from awards an amount sufficient to cover any required withholding taxes. The Omnibus Plan also permits the Company to require a participant to remit to the Company an amount sufficient to satisfy any required withholding taxes. In lieu of cash, the ONC Committee may permit a participant to cover withholding obligations through a reduction in the number of shares to be delivered to such participant or by delivery of shares already owned by the participant.

New Plan Benefits

The ONC Committee has not yet made any determination with respect to awards that may be granted in the future pursuant to the Omnibus Plan.

Vote Required

Re-approval of the Company’s Omnibus Plan requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on this item at the meeting. Proxies solicited by the Board of Directors will be voted “FOR” approval of the Omnibus Plan unless stockholders specify otherwise in their proxies. For this purpose, a stockholder voting through a proxy who abstains with respect to approval of the Omnibus

Plan is considered to be present and entitled to vote on the approval of the Omnibus Plan at the meeting, and is in effect a negative vote, but a stockholder (including a broker) who does not give authority to a proxy to vote or withholds authority to vote on the approval of the Omnibus Plan shall not be considered present and entitled to vote on the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes; broker non-votes will have no effect on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” RE-APPROVAL OF THE COMPANY’S OMNIBUS PLAN PURSUANT TO SECTION 162(m) OF THE INTERNAL REVENUE CODE.

PROPOSAL 7 — APPROVAL OF AN AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE UNDER THE PLAN

We maintain the NiSource Inc. Employee Stock Purchase Plan, as amended and restated effective August 1, 2012 (the “ESPP”). The ESPP, or a predecessor plan, has been maintained by the Company and its predecessors since 1964. The ESPP is an important component of our efforts to attract and retain qualified employees. It also encourages employees to become Company stockholders, which assists in aligning their long-term interests with those of the Company’s stockholders.

Proposed Amendments

The proposed amendment would increase the maximum number of shares of our common stock remaining available for future purchase under the ESPP by 900,000 shares. The purpose of the amendment is to ensure that we are able to continue to provide all current and new employees interested in participating in the ESPP with sufficient shares available for purchase in light of strong employee interest in ESPP participation.

Description of the ESPP

General.    The ESPP provides eligible employees with the opportunity to purchase our common stock at a discount from market value through payroll deductions. The primary purposes of the ESPP are to provide employees of the Company and certain of its subsidiaries an additional means of saving a portion of their earnings and to encourage employee ownership of Company common stock.

Shares Subject to Award.    Under the proposed amendment, the maximum number of shares of our common stock that may be purchased in the future under the ESPP will be increased from 199,496 as of February 27, 2015 to 1,099,496 shares of common stock, less shares purchased under the ESPP on March 31, 2015. The number of shares that can be purchased may increase in the future with additional stockholder approval. This number may also increase or decrease proportionately, as appropriate, in the event of a future stock dividend, stock split or combination of our common stock, spin-off, reorganization or recapitalization. If at any time the number of shares remaining available for purchase under the ESPP is not sufficient to satisfy all then outstanding purchase rights, the available shares will be apportioned among all participants on an equitable basis. The closing price of our common stock on February 27, 2015 was $42.91.

Administration.    The ESPP is administered by the Company’s Corporate Secretary. Fidelity is the directed trustee of the ESPP. The ESPP Administrator has the right to interpret the provisions of the ESPP and to make all rulings or interpretations regarding the ESPP and the directed trustee provides services to employees.

Eligibility.    The ESPP is open to each active employee of the Company and its participating subsidiaries who either (a) customarily works for the Company or any subsidiary more than 20 hours per week for more than five months in any calendar year; or (b) is customarily employed by the Company or a participating subsidiary for at least six months in any calendar year. However, no employee is eligible to participate in the ESPP if, immediately after participating, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of our stock, including any stock which the employee may purchase under outstanding rights and options. In addition, no employee may accrue the right to purchase shares under the ESPP (and any other employee stock purchase plan of the Company and its affiliates) with a fair market of more than $25,000 for each calendar year.

Participation.    The ESPP provides for four savings periods during each calendar year. Savings accumulated by an employee through payroll deductions will be used at the end of each savings period to purchase as many full and fractional shares of our common stock as possible at the purchase price determined for that savings period. Savings periods are the three-month periods from January 1 to March 31, April 1 to June 30, July 1 to September 30 and October 1 to December 31.

Each savings period includes all paydays within that period. The purchase price per share assigned to our common stock for any savings period will be 90% of the closing price of our common stock on the NYSE on the last trading day of the savings period. Shares of our common stock purchased under the ESPP will come from treasury shares, authorized but unissued shares or open market purchases of our common stock. The shares purchased will be credited and outstanding to an employee as of the close of business on the last day of each savings period.

An employee is eligible to participate in the ESPP on the first day of the month in which such employee first meets the eligibility criteria. As part of the enrollment process, Fidelity establishes an individual brokerage account for the employee. Employees must also elect an amount that will be deducted from their paychecks for the purchase of our common stock. Payroll deduction elections will be sent by Fidelity to our payroll department. Payroll deductions will begin as quickly as administratively possible. Payroll deductions can be in any full dollar amounts, not less than $10 per regular pay period, and not more than $20,000 per calendar year. An employee may increase, decrease or stop payroll deduction at any time. An employee’s death, retirement or termination of employment with the Company or its affiliates will be considered an automatic termination from participation in the ESPP.

Employees do not pay any brokerage commissions, fees or service charges in connection with purchases of stock under the ESPP. These costs are paid by us. Any shares of stock held in an employee’s individual brokerage account at Fidelity can be sold at the employees’ direction. Employees are responsible for all costs incurred in the sale of shares within their individual brokerage account at Fidelity.

To terminate participation in the ESPP, an employee may change their contribution to $0 on Fidelity’s website or by contacting Fidelity by phone. Fidelity will inform us to stop any future payroll deductions and to refund any payroll deductions amounts that have not been used to purchase any of our common stock and remain in the employee’s individual brokerage account. Payroll deduction and refunds will be made as soon as administratively possible.

Duration, Termination and Amendment.    Unless earlier terminated by the Board, the ESPP will terminate when the maximum number of shares of our common stock available for sale under the ESPP has been purchased. We reserve the right to modify, suspend or terminate the ESPP, by action of the Board of Directors or the ONC Committee, as of the beginning of any savings period. Notice of suspension, modification or termination will be given to all participants. Upon termination of the ESPP for any reason, the cash then credited to an employee’s account will be refunded by our payroll department. All full and fractional shares of Company common stock held in individual employee’s brokerage account will be available to the employee.

The Board or the ONC Committee may also amend the ESPP from time to time to meet changes in legal requirements or for any other reason. In no event, however, may the Board or the ONC Committee amend the ESPP to (i) materially adversely affect any rights outstanding under the ESPP during the savings period in which such amendment is to be effected, (ii) increase the maximum number of shares of common stock which may be purchased under the ESPP without stockholder approval, (iii) decrease the purchase price of the common stock below 90% of the fair market value of the closing price of our common stock on the NYSE on the last trading day of the savings period, or (iv) adversely affect the qualification of the Plan under Section 423 of the Code.

Certain Federal Income Tax Consequences.    The ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Code. An employee will not realize taxable income at the time he or she purchases shares of common stock under the ESPP. Employees will be taxed on dividends on shares as they are paid. The length of time an employee holds shares of common stock before disposing of them is an important variable in determining federal income tax consequences. A holding period starts the day after the day shares are purchased (i.e., the last day the common stock was traded on the NYSE in the applicable savings period).

For an employee who sells or otherwise disposes of shares of common stock purchased under the ESPP, federal income tax considerations will differ, depending upon how long he or she has held the shares. Under present law, if the employee holds the shares at least two years before disposing of them, (1) any profit up to the 10% discount will be taxable as ordinary income, (2) any further profit will be taxable as a capital gain, and

(3) any loss will be treated as a capital loss. Under present law, if the employee holds shares less than two years before disposing of them (1) the full 10% discount will be taxable as ordinary income, (2) any further profit also will be taxable as a capital gain, and (3) any loss, after considering the full 10% discount as income, will be treated as capital loss. Under present law, upon the death of an employee, whenever it occurs, there shall be included in the employee’s ordinary taxable income, in the year in which death occurs, the amount by which the market price at date of death exceeds the amount paid for the shares; however, this amount shall not exceed the original 10% discount.

An employee does not have any tax consequences so long as he or she retains the shares. Under present law, if an employee holds shares less than two years before disposing of them, the Company will be allowed a deduction in the year of disposal equal to the 10% discount in computing its taxable income. If an employee disposes of his or her shares other than by selling them at market value, different U.S. tax considerations may apply. State and local income tax considerations may also apply.

Specific Benefits.    The benefits that will be received by or allocated to persons eligible to participate in the ESPP in the future cannot be determined at this time because the amount of contributions set aside to purchase shares of our common stock under the ESPP (subject to the limits of the plan) are entirely within the discretion of each participant.

Vote Required

Approval of the amendment to the Company’s ESPP requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted “FOR” approval of the amendment. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes; broker non-votes will have no effect on the vote.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO THE COMPANY’S EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE MAXIMUM NUMBER OF SHARES AVAILABLE UNDER THE PLAN.

PROPOSAL 8 — STOCKHOLDER PROPOSAL REGARDING REPORTS ON POLITICAL CONTRIBUTIONS

The Comptroller of the State of New York, as the sole Trustee of the New York State Common Retirement Fund, which beneficially held at least $2,000 in market value of common stock, has informed the Company that it plans to present the following proposal at the meeting:

Resolved, that the shareholders of NiSource Inc., (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1. Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2. Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Stockholder Supporting Statement

As long-term shareholders of NiSource, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court said in its Citizens United decision: “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Publicly available records show that NiSource contributed at least $2.7 million in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http://www.followthemoney.org)

Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value. This may be especially true for NiSource, which the non-profit organization Public Campaign criticized in a December 2011 report, For Hire: Lobbyists or the 99%? The report alleged that a group of companies, including NiSource, paid no federal income taxes between 2008 and 2010 while spending millions on campaign contributions and lobbying and increasing their executive compensation.

Relying on publicly available data does not provide a complete picture of the Company’s political spending. The proposal asks NiSource to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of its peers, including Exelon Corp., Edison International, and PG&E Corp., that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

Board of Directors’ Statement in Opposition

Your Board of Directors unanimously recommends a vote AGAINST this proposal.

The Board of Directors has considered this proposal and, as discussed below, concluded that it is unnecessary and is not in the best interests of the Company or our stockholders.

We are committed to being a good corporate citizen in the communities in which we conduct our business. Consistent with this commitment, we support and encourage our employees to actively engage in community and civic activities. We also encourage employees to participate in the political process as private citizens should they desire to do so. Our commitment to corporate citizenship is set forth in our Code of Business Ethics under a section entitled “Committed to Fair and Ethical Dealings with Others — Corporate Citizenship”, and is available on our website at: www.nisource.com/ethics.

We do not — and under federal law we cannot — use corporate funds for direct contributions to federal candidates. Such contributions may be made only by NiSource Inc. PAC (NiPAC), a non-profit entity that solicits voluntary contributions from eligible administrative and management employees in compliance with federal election laws. NiPAC contributes to the campaigns of federal and state candidates, where permissible, and files required reports with the Federal Election Commission and various state and local election commissions. These reports are publicly available. Reports filed with the Federal Election Commission are available at www.fec.gov.

We also do not make independent expenditures, as authorized by the Citizens United decision, and do not currently have any plans to do so.

We participate in trade and industry associations to benchmark best practices and share knowledge. While some of these trade organizations may engage in legislative or other political activity, we do not necessarily support all of their political goals. Because these associations operate independently of their members, disclosure of our regular dues made to them would not provide our stockholders with greater understanding of our business strategies, sustainability initiatives or values. Furthermore, compiling information regarding every trade association to which any of our business units may have made a dues or other payment would be unreasonably burdensome and an inefficient use of Company resources.

Nevertheless, in an effort to be responsive to some of the recommendations made in the stockholder proposal, we implemented procedures to heighten oversight and review of political contributions in 2014. Our corporate political activities are conducted under the oversight of the Corporate Governance Committee of the Board. In addition, all legally permissible direct and indirect corporate political spending is reviewed centrally by the head of the Company’s Corporate Affairs Group, and is periodically reported to and reviewed by the Corporate Governance Committee of the Board.

The Board of Directors believes that the Company’s heightened oversight and review procedures are sufficient to ensure accountability. We also believe that much of what the proposal advocates is already publicly available, and that adopting a policy as set forth in the proposal is unnecessary and would result in an unproductive use of Company resources.

Vote Required

If this proposal is properly presented at the meeting, approval requires the affirmative vote of a majority of the shares present at the meeting, in person or represented by proxy, and entitled to vote. Proxies submitted without direction pursuant to this solicitation will be voted AGAINST the stockholder proposal. Abstentions will have the same effect as a vote against the proposal. Brokers will not have discretionary authority to vote on this proposal, so there could be broker non-votes. Broker non-votes will have no effect on the vote.

THE BOARD BELIEVES THAT THE PROPOSAL IS NOT IN YOUR BEST INTERESTS, AND RECOMMENDS THAT YOU VOTE “AGAINST” THIS PROPOSAL.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2016 ANNUAL MEETING

Any of our stockholders who wish to bring any business before the 2016 Annual Meeting must file a notice of the holder’s intent to do so no earlier than January 11, 2016, and no later than February 10, 2016. The notice must include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made. Any holder of common stock who wishes to submit a proposal to be included in the Company’s proxy materials in connection with the 2016 Annual Meeting must submit the proposal to the Company’s Corporate Secretary no later than December 8, 2015. The holder submitting the proposal must have owned common stock having a market value of at least $2,000 for at least one year prior to submitting the proposal and represent to the Company that the holder intends to hold those shares of common stock through the date of the 2016 Annual Meeting. Any such proposal must meet the requirements of Rule 14a-8 under the Exchange Act and all other rules of the SEC relating to stockholder proposals.

Any holder of common stock who wishes to nominate a director at the 2016 Annual Meeting must file a notice of the nomination no earlier than January 11, 2016, and no later than February 10, 2016. Our Bylaws require that a notice to nominate an individual as a director include the name of each nominee proposed, the number and class of shares of each class of Company stock beneficially owned by the nominee, such other information concerning the nominee as would be required under the rules of the SEC in a proxy statement soliciting proxies for the election of the nominee, the nominee’s signed consent to serve as a director of the Company if elected, the nominating stockholder’s name and address, and the number and class of shares of each class of stock beneficially owned by the nominating stockholder.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon our review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Exchange Act, we believe that all of our directors, officers and beneficial owners of more than 10% of the Company’s common stock filed all such reports on a timely basis during 2014.

ANNUAL REPORT AND FINANCIAL STATEMENTS

Attention is directed to the financial statements contained in the Company’s Annual Report for the year ended December 31, 2014. A copy of the Annual Report has been sent, or is concurrently being sent, to all stockholders of record as of March 16, 2015. These statements and other reports filed with the SEC are available through our website at www.nisource.com/financials.cfm.

AVAILABILITY OF FORM 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, including the financial statements and the financial statement schedules, but without exhibits, is contained within the Company’s Annual Report which has been sent, or is concurrently being sent, to you and is available free of charge to any stockholder upon written request to Robert E. Smith, Corporate Secretary, NiSource Inc., 801 E. 86th Avenue, Merrillville, Indiana 46410 and is also available on our website at www.nisource.com/annuals.cfm.

OTHER BUSINESS

The Board of Directors does not intend to bring any other matters before the Annual Meeting and does not know of any matters that will be brought before the meeting by others. If any matters properly come before the meeting it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment on such matters.

Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by submitting your completed proxy by telephone, through the Internet or by promptly marking, dating, signing and returning the enclosed proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Smith

Corporate Secretary

Dated: April 7, 2015

EXHIBIT A

Proposed Amendment to Section A.4 of Article IV of the Amended and Restated Certificate of Incorporation of NiSource Inc.

Section A.4 of Article IV of the Company’s Amended and Restated Certificate of Incorporation will be replaced in its entirety by the following revised Section A.4 of Article IV:

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Except as otherwise required by law and subject to the rights of the holders of any class or any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption) or, subject to the provisions of the Bylaws of the Corporation, upon the written request of stockholders of the Corporation holding no less than twenty-five percent of the shares of Common Stock issued and outstanding.

A-1

EXHIBIT B

Proposed Amendment to Section A.1 of Article V of the Amended and Restated Certificate of Incorporation of NiSource Inc.

Section A.1 of Article V of the Company’s Amended and Restated Certificate of Incorporation will be replaced in its entirety by the following revised Section A.1 of Article V:

The Board of Directors shall consist of not less than seven (7) or more than twelve (12) persons, the exact number to be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption), provided, however, this provision shall not act to limit Board size in the event the holders of one or more series of Preferred Stock are entitled to elect directors to the exclusion of holders of Common Stock. Each director who is serving as a director on the date of this Amended and Restated Certificate of Incorporation shall hold office until the next annual meeting of stockholders following such date and until his or her successor has been duly elected and qualified, notwithstanding that such director may have been elected for a term that extended beyond the date of such next annual meeting of stockholders. At each annual meeting of the stockholders of the Corporation after the date of this Amended and Restated Certificate of Incorporation, directors elected at such annual meeting shall hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

B-1

EXHIBIT C

NISOURCE INC.

2010 OMNIBUS INCENTIVE PLAN

NISOURCE INC.

2010 OMNIBUS INCENTIVE PLAN

C-i

NISOURCE INC.

2010 Omnibus Incentive Plan

Article I

Establishment, Purpose, Duration

Section 1.1 Establishment of the Plan.    NiSource Inc. (formerly NIPSCO Industries, Inc.) (the “Company”) adopted the NIPSCO Industries, Inc. 1994 Long-Term Incentive Plan effective April 13, 1994, which was later amended and restated effective April 14, 1999, and renamed the NiSource Inc. 1994 Long-Term Incentive Plan (the “LTIP”). The LTIP has been amended from time to time, with the most recent amendment and restatement effective January 14, 2009.

In addition, the Company adopted the NiSource Inc. Nonemployee Director Stock Incentive Plan (formerly the NIPSCO Industries, Inc. Nonemployee Director Stock Incentive Plan), effective February 1, 1992, as amended effective December 16, 1997 and February 1, 1998 (the “Director Stock Plan”). The Company also adopted the NiSource Inc. Nonemployee Director Restricted Stock Unit Plan (formerly the NIPSCO Industries, Inc. Nonemployee Director Restricted Stock Unit Plan) effective January 1, 1999 (the “Director Stock Unit Plan”). The Company merged the Director Stock Plan and the Director Stock Unit Plan into a single document, effective July 1, 2002 (the “Director Incentive Plan”). The Director Incentive Plan has been amended from time to time, with the most recent amendment and restatement effective May 13, 2008.

Finally, the Company adopted the NiSource Inc. Corporate Incentive Plan (the “Corporate Incentive Plan”) to provide annual cash awards to employees of the Company.

The Company replaced the Prior Plans with one incentive plan document called the NiSource Inc. 2010 Omnibus Incentive Plan upon stockholder approval at the 2010 annual meeting. On October 21, 2013, the Committee amended the Plan to provide authority to grant Awards that contain either single-trigger or double-trigger vesting in the event of a Change in Control, as the Committee deems appropriate, instead of requiring only single trigger vesting. Each of the Prior Plans will continue to remain effective with respect to awards granted under each Prior Plan. Since stockholder approval of this Plan, no new awards have been granted under the Prior Plans, and no new awards will be granted under the Prior Plan. New Awards will continue to be granted under this Plan.

Section 1.2 Purpose.    The Plan is designed to promote the achievement of both short-term and long-term objectives of the Company by (a) aligning compensation of Participants with the interests of Company stockholders, (b) enhancing the interest of Participants in the growth and success of the Company, and (c) attracting and retaining Participants of outstanding competence.

Section 1.3 Effective Date and Duration.    This Plan, if reapproved by a majority of the votes cast by Company stockholders at the May 2015 annual meeting shall be renewed effective at such date and shall remain in effect, subject to the right of the Board or the Committee to amend and terminate the Plan at any time as provided in this Plan, until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions. In no event, however, may an Award be granted under the Plan more than ten years after the date the Plan was approved by the stockholders.

Article II

Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

Section 2.1 162(m) Award.    “162(m) Award” means an Award that is intended to be deductible as “performance-based compensation” under Code Section 162(m).

Section 2.2 1934 Act.    “1934 Act” means the Securities Exchange Act of 1934, as amended.

Section 2.3 Affiliate.    “Affiliate” means any entity that is a Subsidiary or a parent corporation, as defined in Code Section 424(e), of the Company, or any other entity designated by the Committee as covered by the Plan in which the Company has, directly or indirectly, at least a 20% voting interest.

Section 2.4 Award.    “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Performance Share, Performance Unit, Cash-Based Award, or other Article XII stock-based award granted to a Participant under the Plan.

Section 2.5 Award Agreement.    “Award Agreement” means a written or electronic statement or agreement prepared by the Company that sets forth the terms, conditions and restrictions applicable to Awards granted under the Plan.

Section 2.6 Board or Board of Directors.    “Board” or “Board of Directors” means the Board of Directors of the Company.

Section 2.7 Cash-Based Award.    “Cash-Based Award” means an Award granted to a Participant, as described in Article XI herein.

Section 2.8 Cause.    “Cause,” unless such term or an equivalent term is otherwise defined with respect to an Award by the Participant’s Award Agreement, shall be as defined in any employment agreement between the Company and a Participant; provided however, that if there is no such employment agreement, “Cause” shall mean any of the following: (a) the Participant’s conviction of any criminal violation involving dishonesty, fraud or breach of trust; (b) the Participant’s willful engagement in any misconduct in the performance of his or her duty that materially injures the Company; (c) the Participant’s performance of any act which would materially and adversely impact the business of the Company; or (d) the Participant’s willful and substantial nonperformance of assigned duties. Notwithstanding the foregoing, the Committee shall have sole discretion with respect to the application of the provisions of subsections (a)-(d) above, and such exercise of discretion shall be conclusive and binding upon the Participant and all other persons.

Section 2.9 CEO.    “CEO” means the Chief Executive Officer of the Company.

Section 2.10 CEO’s Pool.    “CEO’s Pool” means the portion of Shares available for Awards under this Plan that the Committee reserves for the CEO in accordance with Article IV of the Plan.

Section 2.11 Change in Control.    “Change in Control” means the occurrence of either a “Change in Ownership,” “Change in Effective Control” or a “Change of Ownership of a Substantial Portion of Assets,” as defined below:

(a)

Change in Ownership.    A Change in Ownership of the Company occurs on the date that any one person, or more than one Person Acting as a Group (as defined below), acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one Person Acting as a Group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Ownership of the Company (or to cause a Change in Effective Control of the Company). An increase in the percentage of stock owned by any one person, or Persons Acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock. This subsection (a) applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction.

(b)	Change in Effective Control. A Change in Effective Control of the Company occurs on the date that either —

(i)

any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30% or more of the total voting power of the stock of the Company; or

(ii)

candidates are elected to the Board who were not recommended for election by the current Board, if such candidates constitute a majority of those elected in that particular election (for this purpose, recommended directors will not include any candidate who becomes a member of the Board as a result of an actual or threatened election contest or proxy or consent solicitation on behalf of anyone other than the Board or as a result of any appointment, nomination, or other agreement intended to avoid or settle a contest or solicitation).

In the absence of an event described in paragraph (i) or (ii), a Change in Effective Control of the Company shall not have occurred.

(c)

Acquisition of additional control.    If any one person, or more than one Person Acting as a Group, is considered to effectively control the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in Effective Control of the Company (or to cause a Change in Ownership of the Company).

(d)

Change of Ownership of a Substantial Portion of Assets.    A Change of Ownership of a Substantial Portion of Assets occurs on the date that any one person, or more than one Person Acting as a Group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(e)

Transfers to a related person.    There is no Change in Control when there is a transfer to an entity that is controlled by the stockholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change of Ownership of a Substantial Portion of Assets if the assets are transferred to —

(i)	a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)	an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii)	a person, or more than one Person Acting as a Group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)	an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in paragraph (iii) next above.

A person’s status is determined immediately after the transfer of assets. For example, a transfer to a corporation in which the Company has no ownership interest before the transaction, but which is a majority-owned subsidiary of the Company after the transaction is not treated as a Change of Ownership of a Substantial Portion of Assets of the Company.

(f)

Persons Acting as a Group.    Persons shall not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be acting as a group with other stockholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

Section 2.12 Code.    “Code” means the Internal Revenue Code of 1986, as amended from time to time.

Section 2.13 Committee.    “Committee” means the Officer Nomination and Compensation Committee of the Board of Directors, or such other committee as the Board shall appoint from time to time, which shall consist of two or more directors all of whom are intended to satisfy the requirements for an “outside director” under Code Section 162(m), a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, and an “independent director” under the rules of the New York Stock Exchange (or any other national securities exchange which is the principal exchange on which the Shares may then be traded); provided, however, that as to any Award intended to be a 162(m) Award, if any member of the Officer Nomination and Compensation Committee shall not satisfy such “outside director” requirements, “Committee” means a subcommittee (of two or more persons) of the Officer Nomination and Compensation Committee consisting of all members thereof who satisfy such “outside director” requirement; and further provided that any action taken by the Committee shall be valid and effective whether or not members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership specified above.

Section 2.14 Company.    “Company” means NiSource Inc., a Delaware corporation, or any successor thereto.

Section 2.15 Corporate Incentive Plan.    “Corporate Incentive Plan” means the NiSource Inc. Corporate Incentive Plan, as described in Article I.

Section 2.16 Covered Officer.    “Covered Officer” means a Participant who, in the sole judgment of the Committee, may be treated as a “covered employee” under Code Section 162(m) at the time income is recognized by such Participant in connection with an Award that is intended to qualify as a 162(m) Award.

Section 2.17 Director Incentive Plan.    “Director Incentive Plan” means the single plan document resulting from the merger of the Director Stock Plan and the Director Stock Unit Plan, effective July 1, 2002, as described in Article I.

Section 2.18 Director Stock Plan.    “Director Stock Plan” means NiSource Inc. Nonemployee Director Stock Incentive Plan, as described in Article I.

Section 2.19 Director Stock Unit Plan.    “Director Stock Unit Plan” means the NiSource Inc. Nonemployee Director Restricted Stock Unit Plan, as described in Article I.

Section 2.20 Disability or Disabled.    “Disability” or “Disabled” means a condition that (a) causes the Participant to be unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) causes the Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, to receive income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Affiliates or (c) causes the Participant to be eligible to receive Social Security disability payments. The Committee, in its sole discretion, shall determine the date of any Disability.

Section 2.21 Employee.    “Employee” means any person who is an employee of the Company or any Affiliate; provided, however, that with respect to ISOs, “Employee” means any person who is considered an employee of the Company or any Affiliate for purposes of Treasury Regulation Section 1.421-1(h).

Section 2.22 Fair Market Value.    “Fair Market Value” means, on any given date and as may be specified in an Award Agreement, (a) the closing sales price per share (or, if otherwise specified by the Committee, a price that is based on the opening, actual, high, low, or average sales prices per Share) of the Company’s common stock as reported on the New York Stock Exchange or such other established securities market on which the Shares are traded, or, if there were no reported sales of Shares on such date, then, unless otherwise required under the Code, the business day immediately preceding such date; or (b) if (a) does not apply, the price that the Committee in good faith determines through any reasonable valuation method that a Share might change hands between a willing buyer and a willing seller, neither being under compulsion to buy or to sell and both having reasonable knowledge of the relevant facts. Notwithstanding the above, for purposes of broker-facilitated cashless exercises of Awards involving Shares under the Plan, “Fair Market Value” shall mean the real-time selling price of such Shares as reported by the broker facilitating such exercises.

Section 2.23 Grant Price.    “Grant Price” means the price established at the time of grant of an SAR pursuant to Article VII (Stock Appreciation Rights), used to determine whether there is any payment due upon exercise of the SAR, which shall not be less than 100% of the Fair Market Value of the Shares at the time the SAR was granted.

Section 2.24 Incentive Stock Option or ISO.    “Incentive Stock Option” or “ISO” means an Option that is an “incentive stock option” within the meaning of Code Section 422.

Section 2.25 LTIP.    “LTIP” means the NiSource Inc. 1994 Long-Term Incentive Plan, as described in Article I.

Section 2.26 Nonemployee Director.    “Nonemployee Director” means a member of the Board who is not an Employee.

Section 2.27 Nonqualified Stock Option or NQSO.    “Nonqualified Stock Option” or “NQSO” means an option to purchase Shares that does not constitute an Incentive Stock Option under Code Section 422 (or any successor Code Section).

Section 2.28 Option.    “Option” means a right to purchase Shares in accordance with the terms and conditions of the Plan.

Section 2.29 Option Exercise Price.    “Option Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

Section 2.30 Participant.    “Participant” means an Employee or Non-Employee Director who is selected to receive an Award or who has outstanding an outstanding Award granted under the Plan.

Section 2.31 Performance Measure.    “Performance Measure” means one or more business criteria to be used by the Committee in establishing Performance Targets for 162(m) Awards under the Plan.

Section 2.32 Performance Shares.    “Performance Shares” means an Award designated as Performance Shares and granted to a Participant in accordance with Article IX of the Plan.

Section 2.33 Performance Target.    “Performance Target” means the specific, objective goal or goals that are timely set forth in writing by the Committee for grants of 162(m) Awards under the Plan with respect to any one or more Performance Measures.

Section 2.34 Performance Unit.    “Performance Unit” means an Award designated as a Performance Unit and granted to a Participant in accordance with Article X of this Plan.

Section 2.35 Period of Restriction.    “Period of Restriction” means the period during which the transfer of Shares underlying an Award is limited in some way, or the Shares are subject to a substantial risk of forfeiture.

Section 2.36 Plan.    “Plan” means the NiSource Inc. 2010 Omnibus Incentive Plan, as may be amended from time to time.

Section 2.37 Prior Plans.    “Prior Plans” means the LTIP, Director Incentive Plan, and the Corporate Incentive Plan.

Section 2.38 Restricted Stock.    “Restricted Stock” means an Award that is a grant of Shares delivered to a Participant, subject to restrictions described in Article VIII of this Plan.

Section 2.39 Restricted Stock Unit or RSU.    “Restricted Stock Unit” or “RSU” means an Award that is subject to the restrictions described in Article VIII of this Plan and is a promise of the Company to deliver at the end of a Period of Restrictions (a) one Share for each RSU, (b) cash in an amount equal to the Fair Market Value of one Share for each RSU, or (c) a combination of (a) and (b), as determined by the Committee.

Section 2.40 Retirement.    “Retirement” means, with respect to Employees, retirement as defined in the Company’s tax-qualified pension plan, unless defined otherwise in an Award Agreement.

Section 2.41 Service.    “Service” means a Participant’s work for the Company or an Affiliate, either as an Employee or Non-Employee Director.

Section 2.42 Shares.    “Shares” means the shares of common stock of the Company, $0.01 par value per share.

Section 2.43 Stock Appreciation Right or SAR.    “Stock Appreciation Right” or “SAR” means an Award designated as an SAR in accordance with the terms of Article VII of the Plan.

Section 2.44 Subsidiary.    “Subsidiary” means any corporation, partnership, joint venture, or other entity in which the Company has a majority voting interest; provided, however, that with respect to ISOs, the term “Subsidiary” shall include only an entity that qualifies under Code Section 424(f) as a “subsidiary corporation” with respect to the Company.

Section 2.45 Tandem SAR.    “Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (with a similar cancellation of the Tandem SAR when a Share is purchased under the Option). Except for the medium of payment, the terms of a Tandem SAR shall be identical in all material respects to the terms of the related Option.

Article III

Administration

Section 3.1 Administration by the Committee.    The Plan shall be administered by the Committee. All questions of interpretation of the Plan, of any Award Agreement or of any other form of agreement or other document employed by the Company in the administration of the Plan or of any Award shall be determined by the Committee, and such determinations shall be final, binding and conclusive upon all persons having an interest in the Plan or such Award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Committee in the exercise of its discretion pursuant to the Plan or Award Agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein. Notwithstanding the foregoing, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to Nonemployee Directors.

Section 3.2 Powers of the Committee.    In addition to any other powers set forth in the Plan and subject to the provisions of the Plan, the Committee shall have the full and final power and authority, in its discretion:

(a)	to determine the persons to whom, and the time or times at which, Awards shall be granted and the number of Shares to be subject to each Award;

(b)	to determine the type of Award granted;

(c)	to determine the Fair Market Value of Shares or other property where applicable;

(d)

to determine the terms, conditions and restrictions applicable to each Award (which need not be identical) and any Shares acquired pursuant thereto, including, without limitation, (i) the exercise or purchase price of Shares pursuant to any Award, (ii) the method of payment for Shares purchased pursuant to any Award, (iii) the method for satisfaction of any tax withholding obligation arising in connection with Award, including by the withholding or delivery of Shares, (iv) the timing, terms and conditions of the exercisability or vesting of any Award or any Shares acquired pursuant thereto, (v) the time of the expiration of any Award, (vi) the effect of the Participants termination of Service on any of the foregoing, and (vii) all other terms, conditions and restrictions applicable to any Award or Shares acquired pursuant thereto not inconsistent with the terms of the Plan;

(e)	to determine how an Award will be settled, as provided under an Award Agreement;

(f)	to approve one or more forms of Award Agreement;

(g)	to amend, modify, extend, cancel or renew any Award or to waive any restrictions or conditions applicable to any Award or any Shares acquired upon the exercise thereof;

(h)

to accelerate, continue, extend or defer the exercisability of any Award or the vesting of any Shares acquired upon the exercise thereof, including with respect to the period following a Participants termination of Service;

(i)

to prescribe, amend or rescind rules, guidelines and policies relating to the Plan, or to adopt sub-plans or supplements to, or alternative versions of, the Plan, including, without limitation, as the Committee deems necessary or desirable to comply with the laws or regulations of or to accommodate the tax policy, accounting principles or custom of, foreign jurisdictions whose citizens may be granted Awards; and

(j)

to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Agreement and to make all other determinations and take such other actions with respect to the Plan or any Award as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.

Section 3.3 Action by the Committee.    A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and the act of a majority of the members present at any meeting at which a quorum is present or the act approved in writing by a majority of all the members of the Committee shall be the act of the Committee. In the performance of their duties under this Plan, the Committee members shall be entitled to rely upon information and advice furnished by the Company’s officers, employees, accountants or counsel, or any executive compensation consultant or other professional retained by the Company or the Committee to assist in the administration of this Plan.

Section 3.4 Indemnification.    No member of the Board or of the Committee shall be liable for any action taken, or determination made, hereunder in good faith. Service on the Committee shall constitute service as a Nonemployee Director of the company so that members of the Committee shall be entitled to indemnification and reimbursement as Nonemployee Directors of the Company, pursuant to the Company’s bylaws.

Article IV

Stock Subject to the Plan

Section 4.1 Aggregate Shares.    Subject to adjustment as provided under the Plan, the total number of Shares that are available for Awards under the Plan shall not exceed in the aggregate 8,000,000 Shares, plus any Shares subject to outstanding awards granted under a Prior Plan and that expire or terminate for any reason shall be available under this Plan. Any of the authorized Shares may be used for any type of Award under the Plan, and any or all of 8,000,000 Shares may be allocated to Incentive Stock Options. Such Shares may be authorized and unissued Shares, treasury Shares, or Shares acquired on the open market.

Section 4.2 Individual Award Limitations.    Subject to adjustments as provided in herein, the following rules shall apply to grants of Awards under the Plan to Participants:

(a)

Options:    The maximum aggregate face value (Fair Market Value of a Share of common stock on the date of grant times the number of Options granted) that may be covered by Awards of Options granted in any one fiscal year to any one Participant shall be $12,000,000 per year.

(b)

SARs:    The maximum aggregate face value (Fair Market Value of a Share of common stock on the date of grant times the number of SARs granted) that may be covered by Awards of SARs granted in any one fiscal year to any one Participant shall be $12,000,000 per year.

(c)

Restricted Stock and Restricted Stock Units:    The maximum aggregate face value (Fair Market Value of a Share of common stock on the date of grant times either the number of Shares of Restricted Stock granted or number of Shares underlying the RSUs granted) that may be covered by Restricted Stock or Restricted Stock Unit Awards granted to any one Participant shall be $7,000,000 per year.

(d)

Performance Shares:    The maximum aggregate face value (Fair Market Value of a Share of common stock on the date of grant times the maximum number of Shares that could be earned under the Award) that may be granted to any one Participant shall be $10,000,000 per year.

(e)

Performance Units:    The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Performance Units that may be granted to any one Participant shall be $10,000,000 per year.

(f)	Cash-Based Awards: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Cash-Based Awards to any one Participant shall be $10,000,000 per year.

(g)

Other Article XII Stock-Based Awards:    The maximum aggregate Fair Market Value (as determined on the date of grant) of Shares subject to the Article XII stock-based Awards that may be granted to any one Participant shall be $10,000,000 per year.

Section 4.3 Share Counting.    The following Shares related to Awards will be available for issuance again under the Plan: (a) Shares related to Awards paid in cash and (b) Shares related to Awards that expire, are forfeited, are cancelled, or terminate for any other reason without the delivery of the Shares. Notwithstanding any provision to the contrary, the following Shares related to Awards will be available for issuance again under the Plan: (a) Shares equal in number to the Shares withheld, surrendered or tendered in payment of the exercise price of an Award, including an award granted under the LTIP or Director Incentive Plan, (b) Shares tendered or withheld in order to satisfy tax withholding obligations, (c) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Awards, including awards granted under the LTIP or Director Incentive Plan.

Section 4.4 Adjustment to Number of Shares.

(a)

Appropriate adjustments in the aggregate number of Shares issuable pursuant to the Plan, the number of Shares subject to each outstanding award granted under the Plan, the Option price with respect to Options and Tandem SARs, the specified price of SARs not connected to Options, and the value for Performance Units, shall be made to give effect to any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares, whether through recapitalization, stock split, reverse stock split, spin-off, spin-out or other distribution of assets to stockholders, stock distributions or combinations of Shares, payment of stock dividends, other increase or decrease in the number of such Shares outstanding effected without receipt of consideration by the Company, or any other occurrence for which the Committee determines an adjustment is appropriate.

(b)

In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, or an acquisition by the Company of the stock or assets of any other corporation or corporations, there shall be substituted on an equitable basis, as determined by the Committee in its sole discretion, for each Share then subject to the Plan, and for each Share then subject to an Award granted under the Plan, the number and kind of Shares of stock, other securities, cash or other property to which the holders of Shares of the Company are entitled pursuant to such transaction.

(c)

Without limiting the generality of the foregoing provisions of this paragraph, any such adjustment shall be deemed to have prevented any dilution or enlargement of a Participant’s rights, if such Participant receives in any such adjustment, rights that are substantially similar (after taking into account the fact that the Participant has not paid the applicable option price) to the rights the Participant would have received had he exercised his outstanding Award and become a stockholder of the Company immediately prior to the event giving rise to such adjustment. Adjustments under this paragraph shall be made by the Committee, whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

Section 4.5 CEO’s Pool of Shares.    A portion of the Shares available for Awards under this Plan, to be determined by the Committee, may be reserved for the CEO to make certain Awards (the “CEO’s Pool”). The CEO may grant any type of Award with shares from the CEO Pool; provided however, that the CEO may not grant any Award to any Covered Officers or other executive officers. Awards available for grant from the CEO Pool will be authorized in a Committee resolution. Unless otherwise determined by the Committee, any Shares not used for Awards under the CEO Pool in one year shall remain available under the CEO Pool in subsequent years.

Article V

Eligibility and Participation

Section 5.1 Eligibility to Receive Awards.    Persons eligible to receive Awards under the Plan are Employees and Nonemployee Directors.

Section 5.2 Participation in the Plan.    Subject to the other provisions of this Plan, the Committee has the full discretion to grant Awards to eligible persons described in Section 5.1. Eligible persons may be granted more than one Award. Eligibility in accordance with this Section, however, shall not entitle any person to be granted an Award, or, having been granted an Award, to be granted an additional Award.

Article VI

Options

Section 6.1 Grant of Options.    Options shall be evidenced by Award Agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time. Award Agreements shall specify the Option Exercise Price, the duration of the Option, the number of Shares to which the Option pertains, provisions for vesting and exercisability, whether the Option is an ISO or NSO, and such other provisions as the Committee shall determine. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with the following terms and conditions. Except in accordance with equitable adjustments as provided in Section 4.4 of this Plan, no Option granted under the Plan shall at any time be repriced or subject to cancellation and replacement without stockholder approval.

Section 6.2 Option Exercise Price.    The Option Exercise Price shall not be less than 100% of the Fair Market Value of a Share on the day the Option is granted.

Section 6.3 Exercise of Options.    Each Award Agreement shall state the period or periods of time within which the Option may be exercised by the optionee, in whole or in part, which shall be such period or periods of time as may be determined by the Committee, provided that the Option exercise period shall not end later than ten years after the date of the grant of the Option. The Committee shall have the power to permit in its discretion an acceleration of the previously determined exercise terms, within the terms of the Plan, under such circumstances and upon such terms and conditions as it deems appropriate.

Section 6.4 Payment of Option Exercise Price.    Except as otherwise provided in the Plan, or in any Award Agreement, the optionee shall pay the Option Exercise Price upon the exercise of any Option (i) in cash,

(ii) by authorizing a third party with which the optionee has a brokerage or similar account to sell the Shares (or a sufficient portion of such Shares) acquired upon the exercise of the Option and remit to the Company a portion of the sale proceeds sufficient to pay the entire Option Exercise Price to the Company, (iii) by delivering Shares that have an aggregate Fair Market Value on the date of exercise equal to the Option Exercise Price; (iv) by authorizing the Company to withhold from the total number of Shares as to which the Option is being exercised the number of Shares having a Fair Market Value on the date of exercise equal to the aggregate Option Exercise Price for the total number of Shares as to which the Option is being exercised, (v) by such other means by which the Committee determines to be consistent with the purpose of the Plan and applicable law, or (vi) by any combination of (i), (ii), (iii), (iv), and (v). In the case of an election pursuant to (i) above, cash shall mean cash or check issued by a federally insured bank or savings and loan association and made payable to NiSource Inc. In the case of payment pursuant to (ii) or (iii) above, the optionee’s authorization must be made on or prior to the date of exercise and shall be irrevocable. In lieu of a separate election governing each exercise of an Option, an optionee may file a blanket election with the Committee, which shall govern all future exercises of Options until revoked by the optionee.

Section 6.5 Transfer of Shares.    The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option as it may deem advisable, including, without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

Section 6.6 Additional Rules for Incentive Stock Options.

(a)

Employees.    Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary and not to Employees of any Affiliate unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. Incentive Stock Options may not be granted to Nonemployee Directors.

(b)

Exercise Limitations.    The Committee, in its sole discretion, may provide in each Award Agreement the period or periods of time within which the Option may be exercised by the optionee, in whole or in part, provided that the Option period shall not end later than ten years after the date of the grant of the Option. The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time of grant) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its Subsidiaries) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the Shares subject to an Option, which first becomes exercisable in any calendar year, exceeds this limitation, so much of the Option that does not exceed the applicable dollar limit shall be an Incentive Stock Option and the remainder shall be a Nonqualified Stock Option; but in all other respects, the original Award Agreement shall remain in full force and effect. Notwithstanding anything herein to the contrary, if an Incentive Stock Option is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporations, within the meaning of Code Section 422(b)(6), (i) the purchase price of each Share subject to the Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value of the Share on the date the Incentive Stock Option is granted, and (ii) the Incentive Stock Option shall expire, and all rights to purchase Shares thereunder shall cease, no later than the fifth anniversary of the date the Incentive Stock Option was granted.

(c)

Rights Upon Termination of Service.    The rules under Section 6.6 of this Plan generally shall apply when an optionee holding an ISO terminates Service. Notwithstanding the foregoing, in accordance with Code Section 422, if an Incentive Stock Option is exercised more than ninety days after termination of Service, that portion of the Option exercised after such date shall automatically be a Nonqualified Stock Option, but, in all other respects, the original Award Agreement shall remain in full force and effect.

Article VII

Stock Appreciation Rights

Section 7.1 Grant of SARs.    Stock Appreciation Rights shall be evidenced by Award Agreements in such form and not inconsistent with the Plan as the Committee shall approve from time to time. Award Agreements shall specify the Grant Price of the SAR, the duration of the SAR, the number of Shares to which the SAR pertains, provisions for vesting and exercisability, and such other provisions as the Committee shall determine. Award Agreements may incorporate all or any of the terms of the Plan by reference and shall comply with the following terms and conditions.

Section 7.2 Awards.    An SAR shall entitle the grantee to receive upon exercise the excess of (i) the Fair Market Value of a specified number of Shares at the time of exercise over (ii) the Grant Price, or, if connected with a previously issued Option, not less than 100% of the Fair Market Value of Shares at the time such Option was granted. An SAR may be a Tandem SAR or may not be granted in connection with an Option.

Section 7.3 Term of SAR.    SARs shall be granted for a period of not more than ten years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions, as shall be prescribed by the Committee at the time of grant, subject to the provisions of this Plan.

Section 7.4 Special Rules for Exercise of Tandem SARs.    Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to Shares for which its related Option is then exercisable. Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (i) the Tandem SAR will expire no later than the expiration of the underlying ISO; (ii) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option Price of the underlying ISO and the Fair Market Value of the Shares subject to the underlying ISO at the time the Tandem SAR is exercised; and (iii) the Tandem SAR may be exercised only when the Fair Market Value of the Shares subject to the ISO exceeds the Option Price of the ISO.

Section 7.5 Payment.    Upon exercise of a Stock Appreciation Right, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying: (i) the difference between the Fair Market Value of a Share on the date of exercise over the Grant Price; by (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, payment shall be made in cash, in the form of Shares at Fair Market Value, or in a combination thereof, as the Committee may determine.

Article VIII

Restricted Stock and Restricted Stock Units

Section 8.1 Grants.    The Committee, at any time and from time to time, may grant Shares of Restricted Stock or grant Restricted Stock Units to Participants in such amounts as the Committee shall determine. Each Restricted Stock or Restricted Stock Unit grant shall be evidenced by an Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units issued to the Participant, and such other provisions as the Committee shall determine. Such Award Agreements shall be consistent with the provisions of this Article VIII.

Section 8.2 Period of Restriction.    The end of any Period of Restriction for Restricted Stock or Restricted Stock Units may be conditioned upon the satisfaction of such conditions as are satisfied by the Committee in its sole discretion and set forth in an applicable Award Agreement. Such conditions include, without limitation, restrictions based upon the continued Service of the Participant, the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable federal or state securities laws, prohibitions against transfer, and repurchase by the Company or right of first refusal. The Committee shall have the power to permit in its discretion, an acceleration of the expiration of the applicable Period of Restriction with respect to any part or all of the Shares or number of Restricted Stock Units awarded to a Participant.

Section 8.3 Certificates.    If a certificate is issued in respect of Shares awarded to a Participant, each certificate shall be deposited with the Company, or its designee, and shall bear the following legend:

“This certificate and the shares represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the NiSource Inc. 2010 Omnibus Incentive Plan and an Award Agreement entered into by the registered owner. Release from such terms and conditions shall be obtained only in accordance with the provisions of the Plan and Award Agreement, a copy of each of which is on file in the office of the Secretary of said Company.”

Section 8.4 Lapse of Restrictions.    A Restricted Stock Award Agreement or Restricted Stock Unit Award Agreement shall specify the terms and conditions upon which any restrictions upon Shares awarded or RSUs awarded under the Plan shall lapse, as determined by the Committee. Upon the lapse of such restrictions, any Shares that have been awarded, free of the previously described restrictive legend, shall be issued to the Participant or his legal representative.

Section 8.5 Termination of Service.    Each Restricted Stock Award Agreement and Restricted Stock Unit Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of Shares of Restricted Stock or Restricted Stock Units following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section 8.6 Code Section 83(b) Election.    If a Participant makes an election pursuant to Code Section 83(b) with respect to a Restricted Stock Award, the Participant shall be required to promptly file a copy of such election with the Company.

Article IX

Performance Shares Awards

Section 9.1 Grants of Performance Shares.    The Committee, at any time and from time to time, may grant Awards of Performance Shares to Participants in such amounts as the Committee shall determine. Each Performance Shares grant shall be evidenced by an Award Agreement that shall specify the applicable performance period, the number of Shares subject to a Performance Shares Award that are to be delivered to the Participant upon satisfaction of the performance targets by the expiration of the performance period, and such other provisions as the Committee shall determine. Such Award Agreements shall be consistent with the provisions of this Article IX.

Section 9.2 Performance Period and Performance Goals.    At the time of award, the Committee, in its sole discretion shall establish a performance period and the performance goals to be achieved during the applicable performance period with respect to an Award of Performance Shares.

Section 9.3 Delivery of Shares.    Following the conclusion of each performance period, the Committee shall determine the extent to which performance goals have been attained for such period as well as the other terms and conditions established by the Committee. The Committee shall determine the amount of Shares, if any, to be delivered to the Participant in satisfaction of the Award.

Section 9.4 Termination of Service.    Each Performance Shares Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of Performance Shares following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Shares Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section 9.5 Code Section 162(m).    If any Performance Shares are intended to be 162(m) Awards, the Committee shall follow the procedures set forth in Section 13.1 with respect to such Performance Shares.

Article X

Performance Units

Section 10.1 Grant of Performance Units.    Subject to the terms of the Plan, Performance Units may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee. Performance Units shall be evidenced by Award Agreements that are subject to the terms of this Article X.

Section 10.2 Performance Period and Performance Goals.    Unless otherwise determined by the Committee, at the time of award, the Committee shall establish with respect to each Performance Unit a performance period of not less than two years. At the time of award, the Committee also shall establish, in its sole discretion, the performance goals to be achieved during the applicable performance period with respect to an Award of Performance Units.

Section 10.3 Value of Performance Units.    At the time Performance Units are granted, the Committee shall establish with respect to each such Award a value for each Performance Unit, which may vary thereafter determinable from criteria specified by the Committee at the time of Award.

Section 10.4 Code Section 162(m).    If any Performance Units are intended to be 162(m) Awards, the Committee shall follow the procedures set forth in Section 13.1 with respect to such Performance Units.

Section 10.5 Payment of Performance Units.    Following the conclusion of each performance period, the Committee shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Committee. The Committee shall determine what, if any, payment is due on the Performance Units. Payment shall be made as soon as practicable after the end of the applicable performance period, but no later than the March 15th of the year after the year in which such performance period ends, in cash, in the form of Shares, or in a combination thereof, as the Committee may determine.

Section 10.6 Termination of Service.    Each Performance Unit Award Agreement shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of Performance Units following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Performance Units Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Section 10.7 Other Terms.    The Award Agreements with respect to Performance Units shall contain such other terms and provisions and conditions not inconsistent with the Plan as shall be determined by the Committee.

Article XI

Cash-Based Awards

Section 11.1 Grant of Cash-Based Awards.    Subject to the terms of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, subject to the terms of this Article XI.

Section 11.2 Performance Period and Performance Goals.    Unless otherwise determined by the Committee, the performance period for any Cash-Based Award shall be one year. At the time of award, the Committee also shall establish, in its sole discretion, the performance goals to be achieved during the applicable performance period with respect to Cash-Based Awards.

Section 11.3 Value of Cash-Based Awards.    At the time Cash-Based Awards are granted, the Committee shall establish the value of such Awards, which may vary thereafter determinable from criteria specified by the Committee at the time of Award.

Section 11.4 Code Section 162(m).    If the grant of any Cash-Based Awards are intended to be 162(m) Awards, the Committee shall follow the procedures set forth in Section 13.1 with respect to such Cash-Based Awards.

Section 11.5 Payment of Cash-Based Awards.    If payable, the Participant’s Cash-Based Award will be distributed to the Participant, or the Participant’s estate in the event of the Participant’s death before payment, in cash in a single sum as soon after the end of the applicable performance period as practicable, but no later than March 15th after the end of the performance period, in accordance with the Company’s payroll practices.

Section 11.6 Termination of Service.    With respect to Cash-Based Awards, the Committee shall set forth the extent, if any, to which the Participant shall have the right to continued or accelerated vesting of such Cash-Based Awards following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Cash-Based Awards granted pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

Article XII

Other Stock-Based Awards

The Committee may from time to time grant Shares and other Awards under the Plan that are valued in whole or in part by reference to, or are otherwise based upon and/or payable in Shares. The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.

Article XIII

Awards Under the Plan; Code Section 162(m)

Section 13.1 Compliance with Code Section 162(m).

(a)

General.    The Committee may grant Awards that are designed to qualify as 162(m) Awards and Awards that are not 162(m) Awards. In the case of Awards granted to Covered Officers that are intended to be 162(m) Awards, the Committee shall make in writing all determinations necessary to establish the terms of such 162(m) Awards within 90 days of the beginning of the applicable performance period (or such other time period required under Code Section 162(m)), including, without limitation, the designation of the Covered Officers to whom such 162(m) Awards are made, the Performance Measures applicable to the Awards and the Performance Targets that relate to such Performance Measures, and the dollar amounts or number of Shares payable upon achieving the applicable Performance Targets. To the extent required by Code Section 162(m), the provisions of such 162(m) Awards must state, in terms of an objective formula or standard, the method of computing the amount of compensation payable to the Covered Officer. The specific Performance Targets established by the Committee shall be made while the achievement of such Performance Targets remains substantially uncertain in accordance with Code Section 162(m). Subject to the terms of this Plan, after each applicable performance period has ended, the Committee shall determine the extent to which the Performance Targets have been attained or a degree of achievement between minimum and maximum levels with respect to 162(m) Awards in order to establish the level of payment to be made, if any, with respect to such 162(m) Awards, and shall certify the results in writing prior to payment of such 162(m) Awards.

(b)

Performance Targets and Performance Measures.    With respect to 162(m) Awards, at the time of grant of a 162(m) Award, the Committee shall establish in writing maximum and minimum Performance Targets to be achieved with respect to each Award during the performance period. The Participant shall be entitled to payment of the entire amount awarded if the maximum Performance Target is achieved during the performance period, but shall be entitled to payment with respect to a portion of the Award according to the level of achievement of Performance Targets, as specified by the Committee, for performance during the performance period that meets or exceeds the minimum Performance Target but fails to meet the maximum Performance Target. With respect to Cash-Based Awards, the Committee may assign payout percentages based upon various potential Performance Targets, ranging from a minimum “Trigger” percentage to a maximum “Stretch” percentage, to be applied if the Performance Targets are met. The Committee has full discretion and authority to determine the “Target,” “Trigger,” and “Stretch” payouts for Cash-Based Award’s performance period.

The Performance Targets established by the Committee may relate to corporate, division, department, or business unit performance and may be established in terms of any one or a combination of the following Performance Measures: (i) growth in gross revenue, (ii) earnings per share, (iii) operating earnings per share, (iv) business unit operating earnings, (v) specified revenue targets, (vi) expense control, (vii) productivity, (viii) ratio of earnings to stockholders’ equity or to total assets, (ix) dividend payments, (x) total stockholders’ return, (xi) operating income, (xii) return on capital or return on investment, (xiii) return on assets, (xiv) return on net assets, (xv) operating margins, (xvi) earnings before interest and taxes, (xvii) earnings before interest taxes depreciation, amortization and depletion, (xviii) funds from operations, (xix) total debt or change in total debt or the rating on our debt as determined by external rating agencies, (xx) cash from operations, (xxi) gross margins, (xxii) return on equity, (xxiii) net income, (xxiv) pre-tax income, (xxv) specified customer satisfaction targets, (xxvi) specified safety targets, and (xxvii) specified reliability targets. Multiple Performance Targets may be used and may have the same or different weighting, and they may relate to absolute performance or relative performance as measured against other institutions or divisions or units thereof.

(c)

Calculation and Adjustments.    The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occur during a performance period: (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) mergers, acquisitions or divestitures, (f) foreign exchange gains and losses, and (g) extraordinary, unusual, or other nonrecurring items as described in U.S. Generally Accepted Accounting Principles or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s consolidated report to the investment community or investor letters. To the extent such inclusions or exclusions affect Awards to Covered Officers, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility except as otherwise determined by the Committee in its sole discretion. Awards that are intended to qualify as 162(m) Awards may not be adjusted upward from the amount otherwise payable to a Covered Officer under the pre-established Performance Target. The Committee shall retain the discretion to adjust such Awards downward, either on a formulaic or discretionary basis or a combination of the two, as the Committee determines. If applicable tax and securities laws change to permit Committee discretion to alter the governing Performance Measures or Performance Targets without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.

Section 13.2 Non-Code Section 162(m) Awards.    In the case of Awards that are not intended to be qualifying as “performance-based compensation” under Code Section 162(m), the Committee may designate performance targets from among the previously described Performance Measures in this Article or such other business criteria as it determines in its sole discretion. The Committee also may make adjustments to such Performance Measures or other business criteria in any manner it deems appropriate in its discretion.

Article XIV

Dividends and Dividend Equivalents

No dividends or dividend equivalents may be awarded with respect to any Options or SARs. An Award (other than Options or SARs) may, if so determined by the Committee, provide the Participant with the right to receive dividend payments, or, in the case of Awards that do not involve the issuance of Shares concurrently with the grant of the Award, dividend equivalent payments with respect to Shares subject to the Award (both before and after the Shares are earned, vested or acquired), which payments may be either made currently, credited to an account for the Participant, or deemed to have been reinvested in additional Shares which shall thereafter be deemed to be part of and subject to the underlying Award, including the same vesting and performance conditions. Notwithstanding the foregoing, with respect to Awards subject to performance conditions, any such dividend or dividend equivalent payments shall not be paid currently and instead shall either be credited to an account for the Participant or deemed to have been reinvested in additional Shares. Dividend or dividend equivalent amounts credited to an account for the Participant may be settled in cash or Shares or a combination of both, as determined by the Committee, and shall be subject to the same vesting and performance conditions as the underlying Award. Except as provided otherwise in an Award Agreement, any Participant entitled to receive a cash dividends or dividend equivalents pursuant to his applicable Award may, by written election filed with the Company, at least ten days before the date of payment of such dividend equivalent, elect to have such dividend equivalent credited to an account maintained for his benefit under a dividend reinvestment plan maintained by the Company.

Article XV

Beneficiary Designation

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Article XVI

Change in Control

Section 16.1 Effect of Change in Control.    Except as otherwise provided in the Plan or any Award Agreement granted hereunder, upon a Change in Control, all outstanding Awards shall become fully exercisable and all restrictions thereon shall terminate; provided, however, that the Committee may determine and provide through an Award Agreement or other means the extent of vesting and the treatment of partially completed performance periods (if any) for any Awards outstanding upon a Change in Control. Further, the Committee, as constituted before such Change in Control, is authorized, and has sole discretion, as to any Award, either at the time such Award is granted hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the cancellation of any such Award for an amount of cash equal to the difference between the exercise price and the then Fair Market Value of the Shares covered thereby had such Award been currently exercisable; (ii) make such adjustment to any such Award then outstanding as the Committee deems appropriate to reflect such Change in Control; or (iii) cause any such Award then outstanding to be assumed, by the acquiring or surviving corporation, after such Change in Control.

Section 16.2 Participant Elections to Minimize Code Section 4999 Excise Tax.

(a)

Excess Parachute Payment.    In the event that any acceleration of vesting pursuant to an Award and any other payment or benefit received or to be received by a Participant would subject the Participant to any excise tax pursuant to Code Section 4999 due to the characterization of such acceleration of vesting, payment or benefit as an excess parachute payment under Code Section 280G, the Participant may elect, in his or her sole discretion, to reduce the amount of any acceleration of vesting called for under the Award in order to avoid such characterization. Such an election, however, may not change the time and form of any payment in a manner that would cause the Participant to incur additional taxes or penalties under Code Section 409A.

(b)

Determination by Independent Accountants.    To aid the Participant in making any election called for under part (a) above, no later than the date of the occurrence of any event that might reasonably be anticipated to result in an excess parachute payment to the Participant as described in part (a) above, the Company shall request a determination in writing by independent public accountants selected by the Company (the “Accountants”). As soon as practicable thereafter, the Accountants shall determine and report to the Company and the Participant the amount of such acceleration of vesting, payments and benefits which would produce the greatest after-tax benefit to the Participant. For the purposes of such determination, the Accountants may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make their required determination. The Company shall bear all fees and expenses the Accountants may reasonably charge in connection with their services contemplated by this subpart (b).

Article XVII

Deferrals

The Committee may permit (upon timely election by the Participant) or require a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock or Performance Shares, or the satisfaction of any requirements or goals with respect to Performance Units or Cash-Based Awards. If any such deferral election is required or permitted, the Committee may, in its sole discretion, establish rules and procedures for such payment deferrals in a manner consistent with Code Section 409A and the regulations thereunder.

Article XVIII

Withholding

Section 18.1 Tax Withholding.    The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

Section 18.2 Share Withholding.    With respect to withholding required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. All such elections shall be irrevocable, made in writing before the date in which income is realized by the recipient in connection with the particular transaction, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The amount of required withholding shall be a specified rate not less than the statutory minimum federal, state and local (if any) withholding rate, and not greater than the maximum federal, state and local (if any) marginal tax rate applicable to the Participant and to the particular transaction.

Article XIX

Compliance with Code Section 409A

Section 19.1 Awards Subject to Code Section 409A.    The provisions of this Section 19.1 shall apply to any Award or portion thereof that is or becomes subject to Code Section 409A, notwithstanding any provision to the contrary contained in the Plan or the Award Agreement applicable to such Award. Awards subject to Code Section 409A include, without limitation:

(a)

Any Nonqualified Stock Option having an exercise price per share less than the Fair Market Value determined as of the date of grant of such Option or that permits the deferral of compensation other than the deferral of recognition of income until the exercise or transfer of the Option or the time the shares acquired pursuant to the exercise of the option first become substantially vested.

(b)

Any Award that either provides by its terms, or under which the Participant makes an election, for settlement of all or any portion of the Award either (i) on one or more dates following the end of the Short-Term Deferral Period (as defined below) or (ii) upon or after the occurrence of any event that will or may occur later than the end of the Short-Term Deferral Period.

Subject to U.S. Treasury Regulations promulgated pursuant to Code Section 409A (“Section 409A Regulations”) or other applicable guidance, the term “Short-Term Deferral Period” means the period ending on the later of (i) the 15th day of the third month following the end of the Company’s fiscal year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture or (ii) the 15th day of the third month following the end of the Participant’s taxable year in which the applicable portion of the Award is no longer subject to a substantial risk of forfeiture. For this purpose, the term “substantial risk of forfeiture” shall have the meaning set forth in Section 409A Regulations or other applicable guidance.

Section 19.2 No Acceleration of Distributions.    Notwithstanding anything to the contrary herein, this Plan does not permit the acceleration of the time or schedule of any distribution under this Plan pursuant to any Award subject to Code Section 409A, except as provided by Code Section 409A and Section 409A Regulations.

Section 19.3 Separation from Service.    If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s termination of employment or other Service and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, a termination of employment or other Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A.

Section 19.4 Timing of Payment to a Specified Employee.    If any amount shall be payable with respect to any Award hereunder as a result of a Participant’s separation from Service at such time as the Participant is a “specified employee” and such amount is subject to the provisions of Code Section 409A, then notwithstanding any other provision of this Plan, no payment shall be made, except as permitted under Code Section 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from Service (or the date of his or her earlier death). The Company may adopt a specified employee policy that will apply to identify the specified employees for all deferred compensation plans subject to Code Section 409A; otherwise, specified employees will be identified using the default standards contained in the regulations under Code Section 409A.

Article XX

Amendment and Termination

Section 20.1 Amendment, Modification, and Termination of the Plan.    The Board or the Committee may at any time terminate, suspend or amend the Plan without the authorization of stockholders to the extent allowed by law, including without limitation any rules issued by the Securities and Exchange Commission under Section 16 of the 1934 Act, insofar as stockholder approval thereof is required in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the 1934 Act, or the rules of any applicable stock exchange. No termination, suspension or amendment of the Plan shall adversely affect any right acquired by any Participant under an Award granted before the date of such termination, suspension or amendment, unless such Participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right.

Section 20.2 Amendment of Awards.    The Committee may unilaterally amend the terms of any Award Agreement previously granted, except that (i) no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or accounting rules; and (ii) in no event may an Option or SAR be amended or modified, other than as provided in Section 4.4, to decrease the Option or SAR exercise or base price thereof, or be cancelled in exchange for cash, a new Option or SAR with a lower exercise price or base price, or other Awards, or otherwise be subject to any action that would be treated for accounting purposes as a “repricing” of such Option or SAR, unless such action is approved by the Company’s stockholders.

Article XXI

Miscellaneous

Section 21.1 Approval Restrictions.    Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an Award with respect to the disposition of Shares is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of Shares thereunder, such Award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained, free of any conditions not acceptable to the Committee.

Section 21.2 Securities Law Compliance.    With respect to Participants subject to Section 16 of the 1934 Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act. If any provision of this Plan or of any Award Agreement would otherwise frustrate or conflict with the intent expressed in the preceding sentence, that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict. To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applicable to Participants who are then subject to Section 16 of the 1934 Act. In addition, no Shares will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any stock exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to the grant, exercise, vesting or settlement of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any Shares issuable under the Plan as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any stock exchange upon which such Shares of the same class are then listed, and under any blue sky or other securities laws applicable to such Shares.

Section 21.3 Gender and Number.    Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

Section 21.4 Rights as a Stockholder.    The recipient of any Award under the Plan, unless otherwise provided by the Plan, shall have no rights as a stockholder with respect thereto unless and until certificates for Shares are issued to the recipient.

Section 21.5 Forfeiture.    The Committee may specify in an Award Agreement that the Participant’s rights, payments, and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, termination of Service for Cause or any act by a Participant, whether before or after termination of Service, that would constitute Cause for termination of Service.

Section 21.6 Rights as Employee or Nonemployee Director.    No person, even though eligible pursuant to Article V, shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant. Nothing in the Plan or any Award granted under the Plan shall confer on any Participant a right to remain an Employee or Nonemployee Director or interfere with or limit in any way any right of the Company or Affiliate to terminate the Participant’s Service at any time. To the extent that an Employee of an Affiliate receives an Award under the Plan, that Award shall in no event be understood or interpreted to mean that the Company is the Employee’s employer or that the Employee has an employment relationship with the Company.

Section 21.7 Fractional Shares.    The Company shall not be required to issue fractional shares upon the exercise or settlement of any Award.

Section 21.8 Effect on Other Plans.    Unless otherwise specifically provided, participation in the Plan shall not preclude a Participant’s eligibility to participate in any other benefit or incentive plan. Any Awards made pursuant to the Plan shall not be considered as compensation in determining the benefits provided under any other plan.

Section 21.9 No Constraint on Corporate Action.    Nothing in this Plan shall be construed to: (a) limit, impair, or otherwise affect the Company’s or an Affiliate’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets; or (b) limit the right or power of the Company or an Affiliate to take any action which such entity deems to be necessary or appropriate.

Section 21.10 Over/Under Payments.    If any Participant or beneficiary receives an underpayment of Shares or cash payable under the terms of any Award, payment of any such shortfall shall be made as soon as administratively practicable. If any Participant or beneficiary receives an overpayment of Shares or cash payable under the terms of any Award for any reason, the Committee or its delegate shall have the right, in its sole discretion, to take whatever action it deems appropriate, including but not limited to the right to require repayment of such amount or to reduce future payments under this Plan, to recover any such overpayment. Notwithstanding the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if the Participant knowingly or through gross negligence engaged in the misconduct, or knowingly or through gross negligence failed to prevent the misconduct, or if the Participant is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, the Participant shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve- (12-) month period following the first public issuance or filing with the United States Securities and Exchange Commission of the financial document embodying such financial reporting requirement.

Section 21.11 Unfunded Obligation.    Participants shall have the status of general unsecured creditors of the Company. Any amounts payable to Participants pursuant to the Plan shall be unfunded and unsecured obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974. No Affiliate shall be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Committee or any Affiliate and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of any Affiliate. The Participants shall have no claim against any Affiliate for any changes in the value of any assets which may be invested or reinvested by the Company with respect to the Plan.

Section 21.12 No Liability With Respect to Adverse Tax Treatment.    Notwithstanding any provision of this Plan to the contrary, in no event shall the Company or any Affiliate be liable to a Participant on account of an Award’s failure to (i) qualify for favorable U.S., foreign, state, local, or other tax treatment or (ii) avoid adverse tax treatment under U.S., foreign, state, local, or other law, including, without limitation, Code Section 409A.

Section 21.13 Severability.    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Section 21.14 Requirements of Law.    The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 21.15 Governing Law.    To the extent not preempted by federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the state of Indiana.

Section 21.16 Successors.    All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company.

Section 21.17 Provisions Regarding Transferability of Awards.

(a)

General.    Except as otherwise provided below, Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Except as otherwise provided in the Plan, all rights with respect to an Award granted to a Participant shall be available during his or her lifetime only to such Participant.

(b)

Nonqualified Stock Options and Stock Appreciation Rights.    No NSO or SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title 1 of the Employee Retirement Income Security Act or the rules thereunder. Notwithstanding the foregoing or anything in part (a) above, a Participant, at any time prior to his death, may assign all or any portion of the NSO or SAR to (i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, or (iii) a tax-exempt organization as described in Code Section 501(c)(3). In such event the spouse, lineal descendant, trustee or tax-exempt organization shall be entitled to all of the rights of the Participant with respect to the assigned portion of such NSO or SAR, and such portion of the NSO or SAR shall continue to be subject to all of the terms, conditions and restrictions applicable to the NSO or SAR as set forth herein, and in the related Award Agreement, immediately prior to the effective date of the assignment. Any such assignment shall be permitted only if (i) the Participant does not receive any consideration therefore, and (ii) the assignment is expressly approved by the Committee or its delegate. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Committee or its delegate on or prior to the effective date of the assignment.

(c)

Incentive Stock Options.    Notwithstanding anything in part (a) and (b) above, no ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or the laws of descent or distribution.

(d)

Nonemployee Directors.    Notwithstanding anything in parts (a), (b), or (c) to the contrary, a Nonemployee Director at any time prior to his or her death, may assign all or any portion of an Award granted to him or her under the Plan to (i) his or her spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his or her spouse or lineal descendant or (iii) a tax-exempt organization as described in Code Section 501(c)(3). In such event, the spouse, lineal descendant, trustee, or tax-exempt organization shall be entitled to all of the rights of the Participant with respect to the assigned portion of such Award, and such portion of the Award shall continue to be subject to all of the terms, conditions and restrictions applicable to the Award as set forth herein, and in the related Award Agreement, immediately prior to the effective date of the assignment. Any such assignment shall be permitted only if (i) the Participant does not receive any consideration therefore, and (ii) the assignment is expressly approved by the Committee or its delegate. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Committee or its delegate on or prior to the effective date of the assignment.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 11, 2015.
Vote by Internet
• Go to www.investorvote.com/NI
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR” Proposals 1, 2, 3, 4, 5, 6, and 7.
Proposal 1 – To elect eleven directors to hold office until the next annual stockholders’ meeting and until their respective successors have been elected or appointed.
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain

1.1 - Richard A. Abdoo	☐	☐	☐	1.2 - Aristides S. Candris	☐	☐	☐	1.3 - Sigmund L. Cornelius	☐	☐	☐

1.4 - Michael E. Jesanis	☐	☐	☐	1.5 - Marty R. Kittrell	☐	☐	☐	1.6 - W. Lee Nutter	☐	☐	☐

1.7 - Deborah S. Parker	☐	☐	☐	1.8 - Robert C. Skaggs, Jr.	☐	☐	☐	1.9 - Teresa A. Taylor	☐	☐	☐

1.10 - Richard L. Thompson	☐	☐	☐	1.11 - Carolyn Y. Woo	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
Proposal 2 –	To approve executive compensation on an advisory basis.	☐	☐	☐	Proposal 3 –	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants.	☐	☐	☐
Proposal 4 –	To amend the Company’s Certificate of Incorporation to give stockholders the power to request special meetings.	☐	☐	☐	Proposal 5 –	To amend the Company’s Certificate of Incorporation to reduce the minimum number of Company directors from nine to seven.	☐	☐	☐
Proposal 6 –	To re-approve the Company’s 2010 Omnibus Incentive Plan.	☐	☐	☐	Proposal 7 –	To approve an amendment to the Company’s Employee Stock Purchase Plan.	☐	☐	☐

The Board of Directors recommends a vote “AGAINST” Proposal 8.

		For	Against	Abstain
Proposal 8 –	To consider a stockholder proposal regarding reports on political contributions.	☐	☐	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the 2014 Annual Report to Stockholders are available at: http://ir.nisource.com/annuals.cfm.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   ▼

Proxy — NiSource Inc.

This Proxy is Solicited on Behalf of the Board of Directors of NiSource Inc.

for its Annual Meeting of Stockholders, to be held on May 12, 2015.

The undersigned hereby appoints Robert C. Skaggs, Jr. and Stephen P. Smith, or either of them, the proxies of the undersigned, with all power of substitution, for and in the name of the undersigned to represent and vote the shares of common stock of the undersigned at the Annual Meeting of Stockholders of the Company, to be held at the Hyatt Rosemont, 6350 N. River Road, Rosemont, IL 60018, on Tuesday, May 12, 2015, at 10:00 a.m., local time, and at the adjournment or adjournments thereof.

Unless otherwise marked, this proxy will be voted: “FOR” all of the nominees listed in Proposal 1, “FOR” advisory approval of executive compensation in Proposal 2, “FOR” ratification of the independent registered public accountants in Proposal 3, “FOR” the proposed amendments to the Company’s Certificate of Incorporation in Proposals 4 and 5, “FOR” re-approval of the Company’s 2010 Omnibus Incentive Plan in Proposal 6, “FOR” the proposed amendment to the Company’s Employee Stock Purchase Plan in Proposal 7, and “AGAINST” the stockholder proposal regarding reports on political contributions in Proposal 8.

The undersigned stockholder hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement relating to the Annual Meeting and hereby revokes any proxy or proxies previously given. The undersigned stockholder may revoke this proxy at any time before it is voted by filing with the Corporate Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, by voting by telephone or through the Internet, or by attending the Annual Meeting and voting in person.

PLEASE VOTE YOUR SHARES BY TELEPHONE, THROUGH THE INTERNET, OR BY MARKING, SIGNING, DATING AND MAILING THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.